     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2002
                                             1933 ACT REGISTRATION NO. 333-XXXXX
                                             1940 ACT REGISTRATION NO. 811-08651
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-6

               FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
                    OF SECURITIES OF UNIT INVESTMENT TRUSTS
                           REGISTERED ON FORM N-8B-2

                 LLANY SEPARATE ACCOUNT R FOR FLEXIBLE PREMIUM
                            VARIABLE LIFE INSURANCE

                           (EXACT NAME OF REGISTRANT)

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

                              (NAME OF DEPOSITOR)

               100 Madison Street, Suite 1860, Syracuse, NY 13202

              (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)

               Depositor's Telephone Number, including Area Code

                                 (888) 223-1860

         Robert O. Sheppard, Esquire                       COPY TO:
  Lincoln Life & Annuity Company of New York       Christine S. Frederick,
        100 Madison Street, Suite 1860                     Esquire
              Syracuse NY 13202                   The Lincoln National Life
   (NAME AND ADDRESS OF AGENT FOR SERVICE)            Insurance Company
                                                      350 Church Street
                                                   Hartford, CT 06103-1106

      APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: As soon as practicable after the effective date of the Registration Statement, and continuously thereafter.

  INDEFINITE NUMBER OF UNITS OF INTEREST IN VARIABLE LIFE INSURANCE CONTRACTS
                     (TITLE OF SECURITIES BEING REGISTERED)

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

                             CROSS REFERENCE SHEET
                            (RECONCILIATION AND TIE)
                     REQUIRED BY INSTRUCTION 4 TO FORM S-6

ITEM OF FORM N-8B-2            LOCATION IN PROSPECTUS
-------------------            ----------------------
  1                            Cover Page; Highlights

  2                            Cover Page

  3                            *

  4                            Distribution of Policies

  5                            LLANY, the Separate Account and the General
                               Account

  6(a)                         LLANY, the Separate Account and the General
                               Account

  6(b)                         *

  9                            Legal Proceedings

  10(a)-(c)                    Right-to-Examine Period; Policy Liquidity; Policy
                               Values Reports to Owners; Registration Statement

  10(d)                        Policy Liquidity; Policy Values, Transfers and
                               Allocation Among Accounts

  10(e)                        Lapse and Reinstatement

  10(f)                        Funds -- Voting Rights

  10(g)-(h)                    LLANY, the Separate Account and the General
                               Account; Funds -- Substitution of Securities

  10(i)                        Premium Features; Transfers and Allocations Among
                               Accounts; Death Benefits; Policy Values; Tax
                               Issues; Payment of Death Benefit Proceeds

  11                           Cover Page; Funds

  12                           Funds; Financial Statements

  13                           Highlights; Charges and Fees

  14                           Application; Right-to-Examine Period; The Policy

  15                           Premium Features; Right-to Examine Period;
                               Transfers and Allocation Among Accounts

  16                           LLANY, the Separate Account and the General
                               Account; Funds

  17                           Policy Liquidity; Tranfers and Allocation Among
                               Accounts

  18                           LLANY, the Separate Account and the General
                               Account; Policy Values; Financial Statements

  19                           Reports to Owners

  20                           *

  21                           Policy Liquidity -- Policy Loans

  22                           LLANY, the Separate Account and the General
                               Account

  23                           State Regulation

  24                           Other Policy Provisions

  25                           LLANY, the Separate Account and the General
                               Account

ITEM OF FORM N-8B-2            LOCATION IN PROSPECTUS
-------------------            ----------------------
  26                           Highlights; Charges and Fees; Financial
                               Statements

  27                           LLANY, the Separate Account and the General
                               Account

  28                           Directors and Officers of LLANY

  29                           LLANY, the Separate Account and the General
                               Account

  30                           *

  31                           *

  32                           *

  33                           *

  34                           *

  35                           Distribution of Policies

  36                           *

  37                           *

  38                           Distribution of Policies

  39                           Distribution of Policies

  40                           *

  41(a)                        Distribution of Policies

  42                           *

  43                           *

  44                           Funds; Premium Features; Policy Values;
                               Highlights; Financial Statements

  45                           *

  46                           Policy Liquidity; Policy Values; Charges and
                               Fees; Transfers and Allocation Among Accounts

  47                           LLANY, the Separate Account and the General
                               Account; Funds; Policy Values; Transfers and
                               Allocation Among Accounts

  48                           *

  49                           *

  50                           LLANY, the Separate Account and the General
                               Account

  51                           Cover Page; Highlights; Death Benefits;
                               Beneficiary; Lapse and Reinstatement; Premium
                               Features; Financial Statements; Transfers and
                               Allocation Among Accounts

  52                           Funds

  53                           Tax Issues

  54                           *

  55                           *

* Not Applicable

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

LLANY SEPARATE ACCOUNT R FOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

HOME OFFICE LOCATION:
100 MADISON STREET
SUITE 1860
SYRACUSE, NY 13202
(888) 223-1860

ADMINISTRATIVE OFFICE:
PERSONAL SERVICE CENTER MVL1
350 CHURCH STREET
HARTFORD, CT 06103-1106
(800) 444-2363

--------------------------------------------------------------------------------

               A FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
              BENEFITS PAYABLE ON DEATH OF SECOND OF TWO INSUREDS
--------------------------------------------------------------------------------

This Prospectus describes SVUL-III featuring the Elite Series of Funds, a flexible premium variable universal life insurance contract (the "Policy"), offered by Lincoln Life & Annuity Company of New York ("LLANY" "we", "our" or "us"). The Policy provides death benefits when the second of the two named Insureds dies (a "Second Death Policy").

The Policy features include flexible premium payments; a choice of one of three death benefit options; and a choice of underlying investment options.

It may not be advantageous to replace existing life insurance or an annuity contract or supplement an existing flexible premium variable life insurance contract with the Policy. You should carefully read this Prospectus and the Prospectuses of the Funds furnished with this Prospectus, to understand the Policy being offered.

The Policy described in this Prospectus is available only in New York.

You may allocate net premiums to the Sub-Accounts of our Flexible Premium Variable Life Account R ("Separate Account"). Each Sub-Account invests in Funds offered through the following:

                - AIM VARIABLE INSURANCE FUNDS

                - ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.

                - AMERICAN FUNDS INSURANCE SERIES

                - DELAWARE VIP TRUST (FORMERLY DELAWARE GROUP PREMIUM FUND)

                - FIDELITY VARIABLE INSURANCE PRODUCTS

                - FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

                - JANUS ASPEN SERIES

                - LINCOLN NATIONAL FUNDS

                - MFS-REGISTERED TRADEMARK- VARIABLE INSURANCE TRUST

                - NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

                - PUTNAM VARIABLE TRUST

                - SCUDDER VIT FUNDS (FORMERLY DEUTSCHE ASSET MANAGEMENT VIT
                  FUNDS TRUST)

Refer to the "Funds" section in this Prospectus for detail on the particular Funds offered in each Sub-Account.

TO BE VALID, THIS PROSPECTUS MUST HAVE THE CURRENT MUTUAL FUNDS' PROSPECTUSES WITH IT. KEEP ALL FOR FUTURE REFERENCE.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS A CRIMINAL OFFENSE TO STATE OTHERWISE.

                         PROSPECTUS DATED:

                               TABLE OF CONTENTS

CONTENTS                                  PAGE
--------                                --------
HIGHLIGHTS............................      3
  Initial Choices To Be Made..........      3
  Death Benefit.......................      4
  Amount of Premium Payment...........      4
  Selection of Funding Vehicles.......      4
  Insurance Charges and Fees..........      5
  Fund Expenses.......................      6
  Changes in Specified Amount.........      9
LLANY, THE SEPARATE ACCOUNT AND THE
 GENERAL ACCOUNT......................      9
BUYING VARIABLE LIFE INSURANCE........     10
  Replacements........................     11
APPLICATION...........................     12
OWNERSHIP.............................     12
BENEFICIARY...........................     13
INSUREDS..............................     13
THE POLICY............................     13
  Policy Specifications...............     13
PREMIUM FEATURES......................     14
  Planned Premiums; Additional
    Premiums..........................     14
    Limits on Right to Make Payments
      of Additional and Planned
      Premiums........................     14
    Premium Load; Net Premium
      Payment.........................     14
RIGHT-TO-EXAMINE PERIOD...............     14
TRANSFERS AND ALLOCATION AMONG
 ACCOUNTS.............................     15
  Allocation of Net Premium
    Payments..........................     15
  Transfers...........................     15
  Limits on Frequent Transfers........     15
  Optional Sub-Account Allocation
    Programs..........................     16
    Dollar Cost Averaging.............     16
    Automatic Rebalancing.............     17
POLICY VALUES.........................     17
  Valuation -- Fixed Account and
    Separate Account..................     17
  Allocation of Premium Payments to
    Separate Account..................     17
  Fixed Account and Loan Account
    Value.............................     18
  Accumulation Value..................     19
  Net Accumulation Value..............     19
FUNDS.................................     19
  Substitution of Securities..........     23
  Voting Rights.......................     24
  Fund Participation Agreements.......     24
CHARGES AND FEES......................     24
  Premium Charge......................     24
  Deductions Made Monthly.............     25
    Monthly Deduction.................     25
    Cost of Insurance Charge..........     25
  Mortality and Expense Risk Charge...     26
  Surrender Charges...................     26
  Transaction Fee for Excess
    Transfers.........................     27
DEATH BENEFITS........................     27
  Death Benefit Options...............     28
  Changes in Death Benefit Options and
    Specified Amount..................     29
  Federal Income Tax Definition of
    Life Insurance....................     30

CONTENTS                                  PAGE
--------                                --------

NOTICE OF DEATH OF INSUREDS...........     30
PAYMENT OF DEATH BENEFIT PROCEEDS.....     30
  Settlement Options..................     31
POLICY LIQUIDITY......................     31
  Policy Loans........................     31
  Partial Surrender...................     32
  Surrender of the Policy.............     33
    Surrender Value...................     33
  Deferral of Payment and Transfers...     33
ASSIGNMENT; CHANGE OF OWNERSHIP.......     33
LAPSE AND REINSTATEMENT...............     34
  Lapse of a Policy...................     34
  No Lapse Provision..................     34
  Reinstatement of a Lapsed Policy....     36
COMMUNICATIONS WITH LLANY.............     36
  Proper Written Form.................     36
  Receipt of Written Communications        37
  Telephone and Other Electronic
    Communications....................     37
OTHER POLICY PROVISIONS...............     37
  Issuance............................     37
  Date of Coverage....................     38
  Right to Exchange the Policy........     38
  Maturity of the Policy..............     38
  Incontestability....................     38
  Misstatement of Age or Gender.......     38
  Suicide.............................     39
  Riders..............................     39
  Nonparticipating Policies...........     40
TAX ISSUES............................     40
  Taxation of Life Insurance Contracts
    in General........................     40
  Policies Which Are MECS.............     41
  Policies Which Are Not MECS.........     42
  Last Survivor Contract..............     42
  Other Considerations................     43
  Tax Status of LLANY.................     43
FAIR VALUE OF THE POLICY..............     44
DIRECTORS AND OFFICERS OF LLANY.......     44
DISTRIBUTION OF POLICIES..............     46
CHANGES OF INVESTMENT POLICY..........     47
OTHER CONTRACTS ISSUED BY LLANY.......     47
STATE REGULATION......................     47
REPORTS TO OWNERS.....................     47
ADVERTISING...........................     48
LEGAL PROCEEDINGS.....................     48
EXPERTS...............................     48
REGISTRATION STATEMENT................     48
Appendix 1............................     49
  Illustration of Accumulation Values,
    Surrender Values, and Death
    Benefit Proceeds..................     49
Appendix 2............................     54
  Corridor Percentages................     54
Financial Statements..................
  Separate Account R 12/31/01.........    R-1
  Lincoln Life & Annuity Company
    of New York 12/31/01..............    S-1

HIGHLIGHTS

                    This section is an overview of key Policy features. Your Policy is a flexible premium variable universal life insurance policy. Your Policy insures two Insureds. If one of the Insureds dies, the Policy pays no death benefit. Your Policy will pay the death benefit only when the second Insured dies. A "second-to-die" policy might be suitable when both of the Insureds have income of their own and only want to provide financial support for their dependents if both of them should die, or to provide liquidity to heirs when the Second Insured dies. If replacement income or immediate cash liquidity is needed upon the death of one Insured, this type of policy may not be suitable.

                    The Policy's value may change on a:

                    1) fixed basis;
                    2) variable basis; or a
                    3) combination of both fixed and variable bases.

                    Review your personal financial objectives and discuss them with a qualified financial counselor before you buy a "second-to-die" variable life insurance policy. As a death benefit is only paid upon the second Insured's death, this Policy may, or may not, be appropriate for your individual financial goals. If you are already entitled to favorable financial tax treatment, you should satisfy yourself that this Policy meets your other financial goals before you buy it. The value of the Policy and, under one option, the death benefit amount, depends on the investment results of the funding options you select. Review this Prospectus and the Funds Prospectus to achieve a clear understanding of any Fund you are considering.

                    At all times, your Policy must qualify as life insurance under the Internal Revenue Code of 1986 (the "Code") to receive favorable tax treatment under Federal law. If these requirements are met, you may benefit from such tax treatment. LLANY reserves the right to return your premium payments if they result in your Policy failing to meet Code requirements.

                    We offer other variable life insurance policies and variable annuity contracts with different features, benefits and charges. These policies also provide values that vary in accordance with the investment experience of a separate account of LLANY.

                    INITIAL CHOICES TO BE MADE

                    The Policy Owner (the "Owner" or "you") is the person named in the "Policy Specifications" who has all of the Policy ownership rights. You, as the Owner, have three important choices to make when the Policy is first purchased. You need to choose:

                    1) one of the three Death Benefit Options;
                    2) the amount of premium you want to pay; and
                    3) the amount of your Net Premium Payment to be placed in
                       each of the funding options you select. The Net Premium Payment is the balance of your Premium Payment that remains after certain charges are deducted from it; and
                    4) whether to elect the Age 100 No Lapse Provision.

                    You may also choose from Riders offered for this Policy. These may alter the benefits or charges in the Policy and may have tax consequences to you.

                    DEATH BENEFIT

                    The Death Benefit is the amount LLANY pays to the Beneficiary(ies) when the second Insured dies. Before we pay the Beneficiary(ies), any outstanding loan account balances or outstanding amounts due are subtracted from the Death Benefit. LLANY calculates the Death Benefit payable as of the date of the second Insured's death.

                    When you purchase your Policy, you must choose one of three Death Benefit Options:

                    1) the Specified Amount (as explained in the Death Benefits
                       Section) found on the Policy's Specification Page; or
                    2) the sum of the Specified Amount and the Net Accumulation
                       Value (as explained in the Policy Values Section); or
                    3) the sum of Specified Amount and the Accumulated Premiums
                       (all premiums paid minus the Cumulative Policy Factor (as defined in the Death Benefits Options Section), if that Factor is elected).

                    If you choose Death Benefit Option 1 or 2, you may also choose a "No Lapse Provision" at the time of application. (See page 34.)

                    AMOUNT OF PREMIUM PAYMENT

                    When you apply for your Policy, you must decide how much premium to pay. Premium payments may be changed within certain limits. (See page 14.)

                    You may use the value of the Policy to pay the premiums due and continue the Policy in force if sufficient values are available for premium payments. Be careful; if the investment options you choose do not do as well as you expect, there may not be enough value to continue the Policy in force without more premium payments. Charges against Policy values for the cost of insurance (see page 25) increase as the Insureds get older.

                    If your Policy lapses because your Monthly Premium Deduction is larger than the Net Accumulation Value, you may reinstate your Policy. (See page 36.)

                    When you first receive your Policy you will have 10 days (60 days for replacement Policy) to review it. This is called the "Right-to-Examine" time period. Use this time to review your Policy and make sure that it meets your needs. During this time period, your Initial Premium Payment will be deposited in the Money Market Sub-Account. If you then decide you do not want your Policy, we will return all Premium Payments to you with no interest paid. (See page 14.)

                    SELECTION OF FUNDING VEHICLES

                    VARIABLE ACCOUNT
                    This Prospectus focuses on the Separate Account investment information that makes up the "variable" part of the Policy. If you put money into the Funds, you take all the investment risk on that money. This means that if the Sub-Accounts you select go up in value, the value of your Policy, net of charges and expenses, also goes up. If they lose value, so does your Policy. Each fund has its own investment objective. You should carefully read each fund's Prospectus before making your decision.

                    You must choose the Fund(s) in which you want to place each Net Premium Payment. These "Sub-Accounts" make up the Separate Account. Each Sub-Account invests in shares of a certain Fund. You may also place your Net Premium Payment or part of it into the Fixed Account. A Sub-Account is not guaranteed and will increase or decrease in value according to the particular Fund's investment performance. (See page 19.)

                    FIXED ACCOUNT
                    You may also use LLANY's Fixed Account to fund your Policy. Net Premium Payments made into the Fixed Account:

                     - become part of LLANY's General Account;
                     - do not share the investment experience of the Separate
                       Account; and
                     - have a guaranteed minimum interest rate of 4% per year.

                    Interest beyond 4% is credited at LLANY's discretion. For additional information, see page 10.

                    INSURANCE CHARGES AND FEES

                    LLANY may profit from any of these charges. The profit from any charges, including mortality and expense risk and cost of insurance charges, may be used for any purpose, including covering shortfalls from other charges.

                     - A premium load of no more than 8% from each Premium
                       Payment during the first Policy Year, and no more than 4% thereafter.
                     - A $10 monthly deduction for administrative purposes.
                     - A monthly charge per $1000 of initial Specified Amount
                       for distribution associated expenses for the first
                       120 months from issue date or from the date of an increase in Specified Amount. The charge will never exceed $0.17 per $1000 of Specified Amount.
                     - A Cost of Insurance charge based on sex, issue age,
                       duration and premium class of each Insured.
                     - A daily mortality and expense risk charge which is at an annual rate of 0.80% in years 1-19, 0.40% in years 20+, and is guaranteed not to exceed that.

                    Each Fund has its own management fee charge, also deducted daily. Each Fund's expense levels will affect its investment results. The table on page 6 shows you the current expense levels for each Fund.

                    The selection of certain Riders may alter the charges in the Policy.

                    Each Policy Year you will be allowed to make 24 transfers between funding options. Beyond 24, a $25 fee may apply. (See page 15.)

                    The Surrender Charge is the amount retained by us if you totally surrender your Policy within the first 14 Policy Years. Each time you request a partial surrender of your Policy, we charge you 2% of the amount withdrawn, not to exceed $25. If you decrease the Specified Amount, a pro-rata Surrender Charge may be assessed. The maximum Surrender Charge will not exceed $37.52 per $1,000 of Specified Amount. See page 26.

                    ESTATE TAX REPEAL RIDER. When issued, there is a one-time administrative charge of not more than $250 for this Rider.

                    You may borrow within described limits against the Policy. If you borrow against your Policy, interest will be charged to the Loan Account, at an annual interest rate of 5% in years 1-10, 4% in years 11+. LLANY will credit 4% interest on the Loan Account Value in all years. (See page 31.) Depending on the amount of premium you have paid, there may be little, or no, cash value in your Policy to borrow or surrender.

                    FUND EXPENSES

                    The investment advisor for each of the Funds deducts a daily charge as a percent of the net assets in each fund as an asset management charge. The charge reflects asset management fees of the investment advisor (Management Fees), and other expenses incurred by the funds (including 12b-1 fees for a class of shares and Other Expenses). The charge has the effect of reducing the investment results credited to the Sub-Accounts. Future Fund expenses will vary.

                                      PORTFOLIO EXPENSE TABLE

                                                                                               TOTAL
                                                                                               ANNUAL                  TOTAL FUND
                                                                                                FUND                   OPERATING
                                                                                             OPERATING                  EXPENSES
                                                                                              EXPENSES      TOTAL         WITH
                                                                                              WITHOUT      WAIVERS      WAIVERS
                                                         MANAGEMENT     12(B)1     OTHER     WAIVERS OR      AND          AND
                                       FUND                FEES(1)       FEE      EXPENSES   REDUCTIONS   REDUCTIONS   REDUCTIONS
                            ---------------------------  -----------   --------   --------   ----------   ----------   ----------
                            AIM V.I. Growth Fund
                              (Series I) (2)                0.62%         N/A       0.26%       0.88%         N/A         0.88%
                            AIM V.I. International
                              Growth Fund
                              (Series I) (2)                0.73          N/A       0.32        1.05          N/A         1.05
                            AIM V.I. Premier Equity
                              Fund (Series I)               0.60          N/A       0.25        0.85          N/A         0.85
                            Alliance VPS
                              AllianceBernstein Small
                              Cap Value Portfolio
                              (Class A) (3)                 1.00          N/A       1.65        2.65        (1.45)%       1.20
                            Alliance VPS Growth and
                              Income Portfolio
                              (Class A)                     0.63          N/A       0.04        0.67          N/A         0.67
                            Alliance VPS Premier Growth
                              Portfolio (Class A)           1.00          N/A       0.04        1.04          N/A         1.04
                            Alliance VPS Technology
                              Portfolio (Class A)           1.00          N/A       0.08        1.08          N/A         1.08
                            AFIS Global Small
                              Capitalization Fund
                              (Class 2)                     0.80         0.25%      0.03        1.08          N/A         1.08
                            AFIS Growth Fund (Class 2)      0.37         0.25       0.01        0.63          N/A         0.63
                            AFIS Growth -- Income Fund
                              (Class 2)                     0.33         0.25       0.02        0.60          N/A         0.60
                            AFIS International Fund
                              (Class 2)                     0.55         0.25       0.06        0.86          N/A         0.86
                            Delaware VIP High Yield
                              Series (Standard
                              Class) (4)                    0.65          N/A       0.14        0.79          N/A         0.79
                            Delaware VIP Large Cap
                              Value Series (Standard
                              Class) (5)                    0.65          N/A       0.08        0.73        (0.05)        0.68
                            Delaware VIP REIT Series
                              (Standard Class) (6)          0.75          N/A       0.14        0.89          N/A         0.89
                            Delaware VIP Small Cap
                              Value Series (Standard
                              Class) (7)                    0.75          N/A       0.11        0.86          N/A         0.86
                            Delaware VIP Trend Series
                              (Standard Class) (8)          0.74          N/A       0.16        0.90          N/A         0.90
                            Delaware VIP U. S. Growth
                              Series (Standard Class)       0.65          N/A       0.21        0.86        (0.06)        0.80
                            Fidelity VIP Contrafund
                              Portfolio (Service
                              Class) (9)                    0.58         0.10       0.10        0.78          N/A         0.78
                            Fidelity VIP Equity-Income
                              Portfolio (Service
                              Class) (9)                    0.48         0.10       0.10        0.68          N/A         0.68
                            Fidelity VIP Growth
                              Portfolio (Service
                              Class) (9)                    0.58         0.10       0.10        0.78          N/A         0.78
                            Fidelity VIP Overseas
                              Portfolio (Service
                              Class) (9)                    0.73         0.10       0.20        1.03          N/A         1.03
                            FTVIP Franklin Small Cap
                              Fund (Class 1) (10)           0.53          N/A       0.31        0.84        (0.08)        0.76
                            FTVIP Templeton Growth
                              Securities Fund
                              (Class 1) (11)                0.80          N/A       0.05        0.85          N/A         0.85
                            Janus AS Aggressive Growth
                              Portfolio (Service
                              Shares)                       0.65         0.25       0.02        0.92          N/A         0.92
                            Janus AS Balanced Portfolio
                              (Service Shares)              0.65         0.25       0.01        0.91          N/A         0.91
                            Janus AS Worldwide Growth
                              Portfolio (Service
                              Shares)                       0.65         0.25       0.04        0.94          N/A         0.94
                            LN Aggressive Growth
                              Fund, Inc.                    0.72          N/A       0.09        0.81          N/A         0.81
                            LN Bond Fund, Inc.              0.42          N/A       0.11        0.53          N/A         0.53
                            LN Capital Appreciation
                              Fund, Inc.                    0.72          N/A       0.06        0.78          N/A         0.78
                            LN Global Asset Allocation
                              Fund, Inc.                    0.73          N/A       0.23        0.96          N/A         0.96
                            LN International
                              Fund, Inc.                    0.84          N/A       0.15        0.99          N/A         0.99
                            LN Money Market Fund, Inc.      0.45          N/A       0.09        0.54          N/A         0.54
                            LN Social Awareness
                              Fund, Inc.                    0.34          N/A       0.06        0.40          N/A         0.40

                                                                                               TOTAL
                                                                                               ANNUAL                  TOTAL FUND
                                                                                                FUND                   OPERATING
                                                                                             OPERATING                  EXPENSES
                                                                                              EXPENSES      TOTAL         WITH
                                                                                              WITHOUT      WAIVERS      WAIVERS
                                                         MANAGEMENT     12(B)1     OTHER     WAIVERS OR      AND          AND
                                       FUND                FEES(1)       FEE      EXPENSES   REDUCTIONS   REDUCTIONS   REDUCTIONS
                            ---------------------------  -----------   --------   --------   ----------   ----------   ----------
                            MFS-Registered Trademark-
                              VIT Capital Opportunities
                              Series (Initial
                              Class) (12,13)                0.75%         N/A       0.21%       0.96%       (0.05)%       0.91%
                            MFS-Registered Trademark-
                              VIT Emerging Growth
                              Series (Initial
                              Class) (12)                   0.75          N/A       0.12        0.87          N/A         0.87
                            MFS-Registered Trademark-
                              VIT Total Return
                              Series (Initial
                              Class) (12)                   0.75          N/A       0.14        0.89          N/A         0.89
                            MFS-Registered Trademark-
                              VIT Utilities Series
                              (Initial Class) (12)          0.75          N/A       0.18        0.93          N/A         0.93
                            Neuberger Berman AMT
                              Mid-Cap Growth Portfolio      0.84          N/A       0.07        0.91          N/A         0.91
                            Neuberger Berman AMT
                              Regency
                              Portfolio (14,15)             0.85          N/A       0.84        1.69        (0.19)        1.50
                            Putnam VT Growth & Income
                              Fund (Class IB)               0.46         0.25%      0.05        0.76          N/A         0.76
                            Putnam VT Health Sciences
                              Fund (Class IB)               0.70         0.25       0.09        1.04          N/A         1.04
                            Scudder VIT --
                             EAFE-Registered Trademark-
                              Equity Index Fund (16)        0.45          N/A       0.36        0.81        (0.16)        0.65
                            Scudder VIT Equity 500
                              Index Fund (16)               0.20          N/A       0.11        0.31        (0.01)        0.30
                            Scudder VIT Small Cap Index
                              Fund (16)                     0.35          N/A       0.28        0.63        (0.18)        0.45

                     ---------------------------------------------------

                     (1)                          Investment Management Fees.

                     (2) Effective May 1, 2002 the following Funds' names will change from AIM V.I.
                                                  International Equity Fund and
                                                  AIM V.I. Value Fund to AIM
                                                  V.I. International Growth Fund
                                                  and AIM V.I. Premier Equity
                                                  Fund, respectively.

                     (3)                          For the period May 1, 2001
                                                  through April 30, 2002, the
                                                  Adviser waived and/or
                                                  reimbursed certain expenses of
                                                  the Portfolio. With the
                                                  waiver/reimbursement the
                                                  Management Fees, 12b-1 Fees,
                                                  Other Expenses and Total
                                                  Expenses were 0.00%, 0.00%,
                                                  0.95% and 0.95% respectively.
                                                  Effective May 1, 2002, the
                                                  adviser has voluntarily agreed
                                                  to waive and/or reimburse
                                                  certain expenses of the
                                                  AllianceBernstein Small Cap
                                                  Value Portfolio to the extent
                                                  that total expenses will not
                                                  exceed 1.20%. Without the
                                                  waiver/reimbursement, the
                                                  estimated Management Fees,
                                                  12b-1 Fees, Other Expenses and
                                                  Total Expenses for the Small
                                                  Cap Value Portfolio would be
                                                  1.00%, 0.00%, 1.65% and 2.65%
                                                  respectively.

                     (4)                          The investment advisor for the
                                                  Delaware VIP High Yield
                                                  Series is Delaware Management
                                                  Company ("DMC"). For the
                                                  period May 1, 2001 through
                                                  April 30, 2002, the advisor
                                                  agreed to waive its management
                                                  fee and/or reimburse the
                                                  Series for expenses to the
                                                  extent that total expenses
                                                  would not exceed 0.80%.
                                                  Effective May 1, 2002 through
                                                  April 30, 2003, DMC has
                                                  contractually agreed to waive
                                                  its management fee and/or
                                                  reimburse the Series for
                                                  expenses to the extent that
                                                  total expenses will not exceed
                                                  0.80%. Under its Management
                                                  Agreement, the Series pays a
                                                  management fee based on
                                                  average daily net assets as
                                                  follows: 0.65% on the first
                                                  $500 million, 0.60% on the
                                                  next $500 million, 0.55% on
                                                  the next $1,500 million, 0.50%
                                                  on assets in excess of
                                                  $2,500 million, all per year.

                     (5) The investment advisor for the Delaware VIP Large Cap Value
                                                  Series is Delaware Management
                                                  Company ("DMC"). For the
                                                  period May 1, 2001 through
                                                  April 30, 2002, the advisor
                                                  waived its management fee
                                                  and/or reimbursed the
                                                  Series for expenses to the
                                                  extent that total expenses
                                                  would not exceed 0.80%.
                                                  Without such an arrangement,
                                                  the total operating expense
                                                  for the Series would have been
                                                  0.73% for the fiscal year
                                                  2001. Effective May 1, 2002
                                                  through April 30, 2003, DMC
                                                  has contractually agreed to
                                                  waive its management fee
                                                  and/or reimburse the
                                                  Series for expenses to the
                                                  extent that total expenses
                                                  will not exceed 0.80%. Under
                                                  its Management Agreement, the
                                                  Series pays a management fee
                                                  based on average daily net
                                                  assets as follows: 0.65% on
                                                  the first $500 million, 0.60%
                                                  on the next $500 million,
                                                  0.55% on the next
                                                  $1,500 million, 0.50% on
                                                  assets in excess of
                                                  $2,500 million, all per year.
                                                  DMC has voluntarily elected to
                                                  waive its management fee for
                                                  this Series to 0.60%
                                                  indefinitely.

                     (6) The investment advisor for the Delaware VIP REIT Series is
                                                  Delaware Management Company
                                                  ("DMC"). For the period
                                                  May 1, 2001 through April 30,
                                                  2002, the advisor waived its
                                                  management fee and/or
                                                  reimbursed the Series for
                                                  expenses to the extent that
                                                  total expenses would not
                                                  exceed 0.85%. Without such an
                                                  arrangement, the total
                                                  operating expense for the
                                                  Series would have been 0.89%
                                                  for the fiscal year 2001.
                                                  Effective May 1, 2002 through
                                                  April 30, 2003, DMC has
                                                  contractually agreed to waive
                                                  its management fee and/or
                                                  reimburse the Series for
                                                  expenses to the extent that
                                                  total expenses will not
                                                  exceed 0.95%. Under its
                                                  Management Agreement, the
                                                  Series pays a management fee
                                                  based on average daily net
                                                  assets as follows: 0.75% on
                                                  the first $500 million, 0.70%
                                                  on the next $500 million,
                                                  0.65% on the next
                                                  $1,500 million, 0.60% on
                                                  assets in excess of
                                                  $2,500 million, all per year.

                     (7) The investment advisor for the Delaware VIP Small Cap Value
                                                  Series is Delaware Management
                                                  Company ("DMC"). For the
                                                  period May 1, 2001 through
                                                  April 30, 2002, the advisor
                                                  waived its management fee
                                                  and/or reimbursed the
                                                  Series for expenses to the
                                                  extent that total expenses
                                                  would not exceed 0.85%.
                                                  Without such an arrangement,
                                                  the total operating expense
                                                  for the Series would have been
                                                  0.86% for the fiscal year
                                                  2001. Effective May 1, 2002
                                                  through April 30, 2003, DMC
                                                  has contractually agreed to
                                                  waive its management fee
                                                  and/or reimburse the
                                                  Series for expenses to the
                                                  extent that total expenses
                                                  will not exceed 0.95%. Under
                                                  its Management Agreement, the
                                                  Series pays a management fee
                                                  based on average daily net
                                                  assets as follows: 0.75% on
                                                  the first $500 million, 0.70%
                                                  on the next $500 million,
                                                  0.65% on the next
                                                  $1,500 million, 0.60% on
                                                  assets in excess of
                                                  $2,500 million, all per year.

                     (8) The investment advisor for the Delaware VIP Trend Series is
                                                  Delaware Management Company
                                                  ("DMC"). For the period
                                                  May 1, 2001 through April 30,
                                                  2002, the advisor waived its
                                                  management fee and/or
                                                  reimbursed the Series for
                                                  expenses to the extent that
                                                  total expenses would not
                                                  exceed 0.85%. Without such an
                                                  arrangement, the total
                                                  operating expense for the
                                                  Series would have been 0.90%
                                                  for the fiscal year 2001.
                                                  Effective May 1, 2002 through
                                                  April 30, 2003, DMC has
                                                  contractually agreed to waive
                                                  its management fee and/or
                                                  reimburse the Series for
                                                  expenses to the extent that
                                                  total expenses will not exceed
                                                  0.95%. Under its Management
                                                  Agreement, the Series pays a
                                                  management fee based on
                                                  average daily net assets as
                                                  follows: 0.75% on the first
                                                  $500 million, 0.70% on the
                                                  next $500 million, 0.65% on
                                                  the next $1,500 million, 0.60%
                                                  on assets in excess of
                                                  $2,500 million, all per year.

                     (9) Actual annual class operating expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's expenses. In addition, through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances are used to reduce a portion of the fund's custodian expenses. These offsets may be discontinued at any time. See the accompanying fund prospectus for details.

                     (10) The manager had agreed in advance to make an estimated reduction of 0.08% of its fee to reflect reduced services resulting from the Fund's investment in a Franklin
                                                  Templeton money fund. Without
                                                  this reduction the total
                                                  annual fund operating expense
                                                  would be 0.84%.

                     (11) The Fund administration fee is paid indirectly through the management fee.

                     (12) Each series has an expense offset arrangement which reduces the series' custodian fee based upon the amount of cash maintained by the series with its custodian and dividend-disbursing agent.
                                                  Each series may enter into
                                                  other such arrangements and
                                                  directed brokerage
                                                  arrangements, which would also
                                                  have the effect of reducing
                                                  the series' expenses. "Other
                                                  Expenses" do not take into
                                                  account these expense
                                                  reductions, and are therefore
                                                  higher than the actual
                                                  expenses of the series. Had
                                                  these fee reductions been
                                                  taken into account, "Net
                                                  Expenses" would be lower for
                                                  certain series and would be
                                                  lower for certain series and
                                                  would equal: 0.86% for
                                                  Emerging Growth Series; 0.90%
                                                  for Capital Opportunities
                                                  Series; 0.88% for Total Return
                                                  Series; and 0.92% for
                                                  Utilities Series.

                     (13) MFS has contractually agreed, subject to reimbursement, to bear expenses for these series such that each such series'
                                                  "Other Expenses" (after taking
                                                  into account the expense
                                                  offset arrangement described
                                                  above), do not exceed the
                                                  following percentages of the
                                                  average daily net assets of
                                                  the series during the current
                                                  fiscal year: 0.15% for Capital
                                                  Opportunities Series. These
                                                  contractual fee arrangements
                                                  will continue until at least
                                                  May 1, 2003, unless changed
                                                  with the consent of the board
                                                  of trustees which oversee the
                                                  series.

                     (14)                         Expenses reflect expense
                                                  reimbursement. Neuberger
                                                  Berman Management Inc.
                                                  ("NBMI") has undertaken
                                                  through April 30, 2005 to
                                                  reimburse certain operating
                                                  expenses, including the
                                                  compensation of NBMI (except
                                                  with respect to Mid-Cap
                                                  Growth) and excluding taxes,
                                                  interest, extraordinary
                                                  expenses, brokerage
                                                  commissions and transaction
                                                  costs, that exceed, in the
                                                  aggregate, 1.50% of the
                                                  average daily net asset value
                                                  of the Regency Portfolio.
                                                  Absent such reimbursement,
                                                  Total Annual Expenses for the
                                                  year ended December 31, 2001
                                                  would have been 1.69% for the
                                                  Regency Portfolio. The expense
                                                  reimbursement arrangements for
                                                  the Regency Portfolio is
                                                  contractual for three years
                                                  and any excess expenses can be
                                                  repaid to NBMI within three
                                                  years of the year incurred,
                                                  provided such recoupment would
                                                  not cause a Portfolio to
                                                  exceed its respective
                                                  limitation.

                     (15) The Regency Portfolio commenced operations in August 2001; the expense figures for this Portfolio is estimated.

                     (16)                         Under the Advisory Agreement
                                                  with Deutsche Asset
                                                  Management, Inc. (the
                                                  "Advisor"), the fund will pay
                                                  an advisory fee at an annual
                                                  percentage rate of 0.20% of
                                                  the average daily net assets
                                                  of the Equity 500 Index Fund,
                                                  0.35% of the average daily net
                                                  assets of the Small Cap Index
                                                  Fund and 0.45% of the average
                                                  daily net assets of the EAFE
                                                  Equity Index Fund. These fees
                                                  are accrued daily and paid
                                                  monthly.

                                                  The Advisor has voluntarily
                                                  undertaken to waive its fee
                                                  and to reimburse the funds for
                                                  certain expenses so that the
                                                  fund's total operating
                                                  expenses will not exceed 0.30%
                                                  for the Equity 500 Index Fund,
                                                  0.45% for the Small Cap Index
                                                  Fund and 0.65% for the EAFE
                                                  Equity Index Fund. Without the
                                                  reimbursement to the funds for
                                                  the year ended December 31,
                                                  2001, total expenses would
                                                  have been 0.31% for the Equity
                                                  500 Index Fund, 0.63% for the
                                                  Small Cap Fund and 0.81% for
                                                  the EAFE Equity Index Fund.
                                                  These reimbursements will be
                                                  terminated no earlier than
                                                  December 31, 2002.

                    CHANGES IN SPECIFIED AMOUNT

                    The Initial Specified Amount is the amount originally chosen by the Policy Owner and is equal to the Death Benefit.

                    Within certain limits, you may decrease or, with satisfactory evidence of insurability, increase the Specified Amount. The minimum specified amount is currently $250,000. Such changes will affect other aspects of your Policy. See page 29.

                    If your needs should call for you to increase or decrease your Specified Amount at any time, discuss with your financial adviser the appropriateness of this action and of buying the additional coverage in another type of insurance.

LLANY, THE SEPARATE ACCOUNT AND
THE GENERAL ACCOUNT

                    LLANY is a life insurance company founded in New York on June 6, 1996 (EIN 16-1505436). LLANY is a subsidiary of Lincoln Life. Lincoln Life is one of the largest stock life insurance companies in the United States. Lincoln Life, an Indiana corporation, is owned by Lincoln National Corp.
                    (LNC) which is also organized under Indiana law. LNC's primary businesses are insurance and financial services.

                    LLANY Separate Account R for Flexible Premium Variable Life Insurance ("Account R") is a "separate account" established pursuant to a resolution of the Board of Directors of LLANY. Under New York law, the assets of Account R attributable to the Policies, though LLANY's property, are not chargeable with liabilities of any other business of LLANY and are available first to satisfy LLANY's obligations under the Policies. Account R's income, gains, and losses are credited to or charged against Account R without regard to other income, gains, or losses of LLANY. Account R's values and investment performance are not guaranteed. Account R is registered with the Securities and Exchange Commission (the "Commission") as a "unit investment trust" under the 1940 Act and meets the 1940 Act's definition of "separate account". Such registration does not involve supervision by the Commission of Account R's or LLANY's management, investment practices, or policies. LLANY has other registered separate accounts which fund its variable life insurance policies and variable annuity contracts.

                    Account R is divided into Sub-Accounts, each of which is invested solely in the shares of one of the mutual funds or the Fixed Account available as funding vehicles under the Policies. On each Valuation Day, Net Premium Payments allocated to Account R will be invested in Fund shares at net asset value, and monies necessary to pay for deductions, charges, transfers and surrenders from Account R are raised by selling Fund shares at net asset value.

                    The Funds are listed with their investment objectives, which they may or may not achieve. (See "FUNDS.") More Fund information is in the Funds' prospectuses, which must accompany or precede this prospectus and should be read carefully. Some Funds have investment objectives and policies similar to those of other funds managed by the same investment adviser. Their investment results may be higher or lower than those of the other funds, and there can be no assurance, and no representation is made, that a

                    Fund's investment results will be comparable to the investment results of any other fund.

                    We reserve the right to add, withdraw or substitute Funds, subject to the conditions of the Policy and in compliance with regulatory requirements, if in our sole discretion, legal, regulatory, marketing, tax or investment considerations so warrant or in the event a particular Fund is no longer available for investment by the Sub-Accounts. No substitution will take place without prior approval of the Commission, to the extent required by law.

                    Shares of the Funds may be used by us and other insurance companies to fund both variable annuity contracts and variable life insurance policies. While this is not perceived as problematic, the Funds' governing bodies (Boards of Directors/Trustees) have agreed to monitor events to identify any material irreconcilable conflicts which might arise and to decide what responsive action might be appropriate. If a Sub-Account were to withdraw its investment in a Fund because of a conflict, a Fund might have to sell portfolio securities at unfavorable prices.

                    A Policy may also be funded in whole or in part through the "Fixed Account", part of LLANY's General Account supporting its insurance and annuity obligations. We will credit interest on amounts held in the Fixed Account as we determine from time to time, but not less than 4% per year. Interest, once credited, and Fixed Account principal are guaranteed. Interests in the Fixed Account have not been registered under the 1933 Act in reliance on exemptive provisions. The Commission has not reviewed Fixed Account disclosures, but they are subject to securities law provisions relating to accuracy and completeness.

                    We have assigned full-time staff devoted to the development of Business Continuity Plans in conjunction with a national vendor. In addition, we have a site available in which to recover our critical business functions in the event of a disaster. We will conduct tests of our capabilities and plans.

                    In accordance with money laundering laws and federal economic sanction policy, the Company may be required in a given instance to reject a premium payment and/or freeze a Policyholder's account. This means we could refuse to honor requests for transfer, withdrawals, surrenders, loans, assignments, beneficiary changes or death benefit payments. Once frozen, monies would be moved from the Separate Account to a segregated interest-bearing account maintained for the Policyholder, and held in that account until instructions are received from the appropriate Regulator.

BUYING VARIABLE LIFE INSURANCE

                    The Policies this Prospectus offers are variable life insurance policies which provide death benefit protection. Investors not needing death benefit protection should consider other forms of investment, as there are extra costs and expenses of providing the insurance feature. Further, life insurance purchasers who are risk-averse or want more predictable premium levels and benefits may be more comfortable buying more traditional, non-variable life insurance. However, variable life insurance is a flexible tool for financial and investment planning for persons needing death benefit protection and willing to assume investment risk and to monitor investment choices they have made.

                    Flexibility starts with the ability to make differing levels of premium payments. A young family just starting out may only be able to pay modest premiums initially but hope to increase premium payments over time. At first, this family would be paying primarily for the insurance feature (perhaps at ages where the insurance cost is relatively low) and later use a Policy more as a savings vehicle. A customer at peak earning capacity may wish to pay substantial premiums for a limited number of years prior to retirement, after which Policy values may suffice, based on future expected return results, though not guaranteed, to keep the Policy inforce for the expected lifetime and to provide, through loans, supplemental retirement income. A customer may be able to pay a large single premium, using the Policy primarily as a savings and investment vehicle for potential tax advantages.

                    Sufficient premiums must always be paid to keep a policy inforce, and there is a risk of lapse if premiums are too low in relation to the insurance amount and if investment results are less favorable than anticipated.

                    Flexibility also results from being able to select, monitor and change investment choices within a Policy. With the wide variety of fund options available, it is possible to finetune an investment mix and change it to meet changing personal objectives or investment conditions. Policy owners should be prepared to monitor their investment choices on an ongoing basis.

                    Variable life insurance has significant tax advantages under current tax law. A transfer of values from one fund to another within the Policy generates no taxable gain or loss. And any investment income and realized capital gains within a fund are automatically reinvested without being taxed to the Policy owners. Policy values therefore accumulate on a tax-deferred basis. These situations would normally result in immediate tax liabilities in the case of direct investment in mutual funds.

                    While these tax deferral features also apply to variable annuities, liquidity (the ability of Policy owners to access Policy values) is normally more easily achieved with variable life insurance. Unless a policy has become a "modified endowment contract," (see "TAX ISSUES"), an Owner can borrow Policy values tax-free, without surrender charges and at very low net interest cost. Policy loans can be a source of retirement income. Variable annuity withdrawals are generally taxable to the extent of accumulated income, may be subject to surrender charges, and will result in penalty tax if made before age 59 1/2.

                    Depending on the death benefit option chosen, accumulated Policy values may also be part of the eventual death benefit payable. If a Policy is heavily funded and investment performance is very favorable, the death benefit may increase even further because of tax law requirements that the death benefit be a certain multiple of Policy value, depending on the Insured's ages. (See "DEATH BENEFITS.") The death benefit is income-tax free and may, with proper estate planning, be estate-tax free. A tax advisor should be consulted.

                    There are costs and expenses of variable life insurance ownership which are directly related to Policy values (i.e. asset based costs) as is true with investment in mutual funds or variable annuities. A significant additional cost of variable life insurance is the "cost of insurance" charge which is imposed on the "amount at risk" (the death benefit less Policy value) and increases as the insured grows older. This charge varies by age, underwriting classification, smoking status and by gender. The effect of its increase can be seen in illustrations in this Prospectus (see Appendix 1) or in personalized illustrations available upon request. Surrender Charges, which decrease over time, are another significant additional cost if the Policy is not retained.

                    REPLACEMENTS

                    Before purchasing the Policy to replace, or to be funded with proceeds borrowed or withdrawn from, an existing life insurance policy or annuity contract, an applicant should consider a number of factors to determine whether doing so is in his or her best interest. Will any commission be paid to an agent or any other person with respect to the replacement? Is coverage and comparable values available from the Policy, as compared to his or her existing policy? The Insured may no longer be insurable or the contestability period may have elapsed with respect to the existing policy, while the Policy could be contested. How much of the surrender charge period under your old policy has elapsed? (Your Policy with us will have a new surrender charge period.) Will the surrender charges under this Policy be lower or higher than under the old Policy? The insurance risk under your Policy with us will not start until the prior policy has been deemed surrendered. If you buy this Policy you should consider these and similar matters before deciding to replace this Policy or to withdraw funds from it.

APPLICATION

                    Any person who wants to buy a Policy must first complete an application on a form provided by LLANY.

                    A complete application identifies the prospective Insureds and provides sufficient information about them to permit LLANY to begin underwriting the risks under the Policy. We require medical history and examination of each of the Insureds. LLANY may decline to provide insurance on the lives of the Insureds or, if it agrees to provide insurance, it may place one or both Insureds into a special underwriting category (these include preferred, non-smoker standard, smoker standard, non-smoker substandard and smoker substandard). The amount of the Cost of Insurance deducted monthly from the Policy value after issue varies among the underwriting categories as well as by Age and gender of the Insureds.

                    The applicant will select the Beneficiary or Beneficiaries who are to receive Death Benefit Proceeds payable on the Second Death, the initial face amount (the Initial Specified Amount) of the Death Benefit and which of two methods of computing the Death Benefit is to be used. (See "DEATH BENEFITS."). The applicant will also indicate both the frequency and amount of Premium Payments. (See "PREMIUM FEATURES.") The applicant must also determine how Policy values are initially to be allocated among the available funding options following the expiration of the Right-to-Examine Period. (See "RIGHT-TO-EXAMINE PERIOD").

OWNERSHIP

                    The Owner is the person or persons named as Owner in the application, and on the Date of Issue will usually be identified as Owner in the Policy Specifications. If no person is identified as Owner in the Policy Specifications, then the Insureds are the Owner. The person or persons designated to be Owner of the Policy must have, or hold legal title for the sole benefit of a person who has, an "insurable interest" in the lives of each of the Insureds under applicable state law. The Owner may be either or both of the Insureds, or any other natural person or non-natural entity. The Owner owns and exercises the rights under the Policy prior to the Second Death.

                    The Owner is the person who is ordinarily entitled to exercise the rights under the Policy so long as either of the Insureds is living. These rights include the power to select the Beneficiary and the Death Benefit Option. The Owner generally also has the right to request policy loans, make partial surrenders or surrender the Policy. The Owner may also name a new owner, assign the Policy or agree not to exercise all of the Owner's rights under the Policy.

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                    If the Owner is a person other than the last surviving
                    Insured, and that Owner dies before the Second Death, the Owner's rights in the Policy will belong to the Owner's estate, unless otherwise specified to LLANY.

BENEFICIARY

                    The Beneficiary is designated by the Owner or the Applicant and is the person who will receive the Death Benefit proceeds payable under the Policy. The person or persons named in the application as Beneficiary are the Beneficiaries of the Death Benefit under the Policy. Multiple Beneficiaries will be paid in equal shares, unless otherwise specified to LLANY.

                    Except when LLANY has acknowledged an assignment of the Policy or an agreement not to change the Beneficiary, the Owner may change the Beneficiary at any time while either of the Insureds is living. Any request for a change in the Beneficiary must be in a written form satisfactory to LLANY and submitted to LLANY. Unless the Owner has reserved the right to change the Beneficiary, such a request must be signed by both the Owner and the Beneficiary. On recordation, the change of Beneficiary will be effective as of the date of signature or, if there is no such date, the date recorded. No change of Beneficiary will affect, or prejudice LLANY as to, any payment made or action taken by LLANY before it was recorded.

                    If any Beneficiary dies before the Second Death, the Beneficiary's potential interest shall pass to any surviving Beneficiaries, unless otherwise specified to LLANY. If no named Beneficiary survives the Second Death, any Death Benefit Proceeds will be paid to the Owner or the Owner's executor, administrator or assignee.

INSUREDS

                    There are two Insureds under the Policy. At the Date of Issue of the Policy the Owner must have an insurable interest in each of the Insureds. On the Second Death, a Death Benefit is payable under the Policy.

THE POLICY

                    The Policy is the life insurance contract described in this Prospectus. The Date of Issue is the date on which LLANY begins life insurance coverage under a Policy. A Policy Year is each twelve month period, beginning with the Date of Issue, during which the Policy is in effect. The Policy Anniversary is the day of the year the Policy was issued.

                    On issuance, a Policy will be delivered to the Owner. The Policy sets forth the terms of the Policy, as applicable to the Owner, and should be reviewed by the Owner on receipt to confirm that it sets forth the features specified in the application. The ownership and other options set forth in the Policy are registered, and may be transferred, solely on the books and records of LLANY. Possession of the Policy does not represent ownership or the right to exercise the incidents of ownership with respect to the Policy. If the Owner loses the form of Policy, LLANY will issue a replacement on request. LLANY may impose a Policy replacement fee.

                    POLICY SPECIFICATIONS

                    The Policy includes a Policy Specifications page, with supporting schedules, in which is set forth certain information applicable to the specific Policy. This information includes the identity of the Owner, the Date of Issue, the Initial Specified Amount, the Death Benefit Option selected, the Insureds, the issue Ages, the Beneficiary, the initial Premium Payment, the Surrender Charges, Expense Charges and Fees, Guarantee Maximum Cost of Insurance Rates.

                                                                              13
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PREMIUM FEATURES

                    The Policy permits flexible premium payments, meaning that the Owner may select the frequency and the amount of Premium Payments. After the Initial Premium Payment is paid there is no minimum premium required. The initial Premium Payment is due on the Effective Date (the date on which the initial premium is applied to the Policy) and must be equal to or exceed the amount necessary to provide for two Monthly Deductions.

                    PLANNED PREMIUMS; ADDITIONAL PREMIUMS

                    "Planned Premiums" are the amount of premium (as shown in the Policy Specifications) the applicant chooses to pay LLANY on a scheduled basis. This is the amount for which LLANY sends a premium reminder notice.

                    Any subsequent Premium Payments (Additional Premiums) must be sent directly to the Administrative Office. Additional Premiums will be credited only when actually received by LLANY. Planned Premiums may be billed with an annual, semiannual, or quarterly frequency. Pre-authorized automatic additional premium payments can also be arranged at any time.

                    Unless specifically otherwise directed, any payment received (other than any Premium Payment necessary to prevent, or cure, Policy lapse) will be applied first to reduce Policy indebtedness. There is no premium load on such payments to the extent applied to reduce indebtedness.

                    LIMITS ON RIGHT TO MAKE PAYMENTS OF ADDITIONAL AND PLANNED PREMIUMS

                    The Owner may increase Planned Premiums, or pay Additional Premiums, subject to the following limitations and LLANY's right to limit the amount or frequency of Additional Premiums.

                    LLANY may require evidence of insurability if any payment of Additional Premium (including Planned Premium) would increase the difference between the Death Benefit and the Accumulation Value. If LLANY is unwilling to accept the risk, the increase in premium will be refunded without interest and without participation of such amounts in any underlying investment.

                    LLANY may also decline any Additional Premium (including Planned Premium) or a portion thereof that would result in total Premium Payments exceeding the maximum limitation for life insurance under federal tax laws. The excess amount would be returned.

                    PREMIUM LOAD; NET PREMIUM PAYMENT

                    We deduct a maximum of 8% up-front from each Premium Payment during the first year and a maximum of 4% up-front thereafter. This amount, sometimes referred to as premium load, covers certain Policy-related state tax and federal income tax liabilities and a portion of the sales expenses incurred by LLANY. The Premium Payment, net of the premium load, is called the "Net Premium Payment."

RIGHT-TO-EXAMINE PERIOD

                    Your Initial Premium Payment received by LLANY, net charges and fees, will be allocated to the Money Market Sub-Account on the Date of Issue. Ten (10) days (60 days for a replacement policy) from the Date of Issue, your Money Market Sub-Account value will be automatically allocated among the Sub-Accounts and the Fixed Account as designated by the Owner. If your Policy has been backdated, your Net Premium Payment may

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                    be allocated directly into the Sub-Accounts you have
                    selected. Please consult your Registered Representative or LLANY's Administrative Office for the exact number of days before your funds will be moved from the Money Market Sub-Account. If the Policy is returned for cancellation within the Right-to-Examine Period, we will return any Premium Payments made.

TRANSFERS AND ALLOCATION AMONG ACCOUNTS

                    ALLOCATION OF NET PREMIUM PAYMENTS

                    The allocation of Net Premium Payments among the Fixed Account and the Sub-Accounts may be set forth in the application. An Owner may change the allocation of future Net Premium Payments at any time. In any allocation, the amount allocated to any Sub-Account must be in whole percentages. No allocation can be made which would result in a Sub-Account Value of less than $50 or a Fixed Account Value of less than $2,500. LLANY, at its sole discretion, may waive minimum balance requirements on the Sub-Accounts.

                    TRANSFERS

                    The Owner may make transfers among the Sub-Accounts, on the terms set forth below, at any time before the younger Insured reaches or would have reached Age 100. The Owner should carefully consider current market conditions and each Sub-Account's investment policies and related risks before allocating money to the Sub-Accounts.

                    Transfer of amounts from one Sub-Account to another or from the Sub-Accounts to the Fixed Account are possible at any time. Transfers from the Fixed Account to the Sub-Accounts may be made in the first Policy Year only as provided for under the Dollar Cost Averaging program. The amount of all transfers in any other Policy Year may not exceed the greater of 1) 25% of the Fixed Account Value as of the immediately preceding anniversary of the Date of Issue, or
                    2) the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year. Up to 24 transfer requests (a request may involve more than a single transfer) may be made in any Policy Year without charge. LLANY reserves the right to impose a $25 fee for each transfer in excess of 24 in any Policy Year. LLANY may further limit transfers from the Fixed Account at any time.

                    Transfers must be made in proper written form, unless the Owner has given written authorization to LLANY to accept telephone transactions. Contact our Administrative Office for authorization forms and information on permitted telephone transactions. You may also send your request by facsimile to the Administrative Office. Written transfer requests or adequately authenticated telephone transfer requests received at the Administrative Office by the close of the New York Stock Exchange (usually 4:00 PM ET) on a Valuation Day will be effected as of that day. Otherwise, requests will be effective as of the next Valuation Day.

                    Any transfer among the Sub-Accounts or to the Fixed Account will result in the crediting and cancellation of Accumulation Units based on the Accumulation Unit values next determined after the Administrative Office receives a request in proper written form or adequately authenticated telephone transfer requests.

                    LIMITS ON FREQUENT TRANSFERS

                    The Policy is not designed to serve as a vehicle for frequent trading, in response to short-term fluctuations in the market. Such frequent trading can disrupt the management of a Fund; increase trading and transaction costs and raise expenses; disrupt planned

                                                                              15
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                    investment strategies; force unplanned portfolio turnover
                    and adversely affect Fund performance through asset swings that decrease the Fund's ability to provide maximum investment return to all Policy owners. Accordingly, organizations and individuals who use market-timing investment strategies and make frequent transfers should not purchase this Policy.

                    We reserve the right to restrict, in our sole discretion and without prior notice, transfers initiated by a market-timing organization, individual or other party authorized to give transfer instructions on behalf of multiple policy owners. Such restrictions could include:

                    (1) Not accepting transfer instructions from an agent on behalf of more than one policy owner; and

                    (2) Not accepting preauthorized transfer forms from market-timers or other entities acting on behalf of more than one Policy owner at a time.

                    We further reserve the right to impose, without prior notice, restrictions on any transfers that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other Policy owners or harm the Funds. We will inform you in writing if we have restricted any such transfer.

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

                    The Owner may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, but may participate in only one program at any time.

                    DOLLAR COST AVERAGING

                    Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account or the Fixed Account. Transfer allocations may be made to one or more of the Sub-Accounts (not the Fixed Account) on a monthly or quarterly basis. These transfers do not count against the free transfers available. Transfers from the Fixed Account can only be elected at the time the Policy is issued. Transfers from the Money Market Sub-Account may be elected at any time while the Policy is in force. By making allocations on a regularly scheduled basis, instead of on a lump sum basis, an Owner may reduce exposure to market volatility. Dollar Cost Averaging will not assure a profit or protect against a declining market.

                    If the Owner elects Dollar Cost Averaging from either the Money Market Sub-Account or the Fixed Account the value in that account must be at least $1,000 initially. The minimum amount that may be allocated is $50 monthly.

                    An election for Dollar Cost Averaging is effective after the Administrative Office receives a request from the Owner in proper written form or by telephone, if adequately authenticated. An election is effective within ten business days, but only if there is sufficient value in the Money Market Sub-Account or the Fixed Account. LLANY may, in its sole discretion, waive Dollar Cost Averaging minimum deposit and transfer requirements.

                    Dollar Cost Averaging terminates automatically: (1) if the value in the Money Market Sub-Account or the Fixed Account is insufficient to complete the next transfer; (2) one week after the Administrative Office receives a request for termination in proper written form or by telephone, if adequately authenticated; (3) after 12 or 24 months (as elected on the application); or (4) if the Policy is surrendered.

                    Currently, there is no charge for Dollar Cost Averaging, but LLANY reserves the right to impose a charge.

                    From time to time, we may offer special interest rate programs for Dollar Cost Averaging. Please consult your Registered Representative to determine the current availability

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                    and terms of these programs. We reserve the right to modify, suspend or terminate a Dollar Cost Averaging program. Any changes will not affect owners currently participating in the Dollar Cost Averaging program.

                    AUTOMATIC REBALANCING

                    Automatic Rebalancing periodically restores to a pre-determined level the percentage of Policy value allocated to each Sub-Account (e.g. 20% Money Market,
                    50% Growth, 30% Utilities). The Fixed Account is not subject to rebalancing. The pre-determined level is the allocation initially selected on the application, until changed by the Owner. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Sub-Accounts will be subject to Automatic Rebalancing.

                    The Owner may select Automatic Rebalancing on a quarterly, semi-annual or annual basis. Automatic Rebalancing may be elected, terminated or the allocation may be changed at any time, effective within ten business days upon receipt by the Administrative Office of a request in proper written form or by telephone, if adequately authenticated.

                    Currently, there is no current charge for Automatic Rebalancing, but LLANY reserves the right to impose a charge. Automatic Rebalancing transfers are not counted against the number of transfer requests available at no charge (See Transfers).

POLICY VALUES

                    The "Accumulation Value" is the sum of the Fixed Account Value, Separate Account Value and the Loan Account Value. The Accumulation Value of the Policy depends on the performance of the underlying investments. Policy values are used to fund Policy fees and expenses, including the Cost of Insurance. Premium Payments to meet your objectives will vary based on the investment performance of the underlying investments. A market downturn, affecting the Sub-Accounts upon which the Accumulation Value of a particular Policy depends, may require additional premium payments beyond those expected to maintain the level of coverage or to avoid lapse of the Policy. We strongly suggest you review periodic statements to see if additional premium payments must be made to avoid lapse of the Policy.

                    We will tell you at least annually the Accumulation Value, the number of Variable Accumulation Units which remain credited to the Policy, the current Variable Accumulation Unit values, the Sub-Account values, the Fixed Account Value and the Loan Account Value.

                    VALUATION -- FIXED ACCOUNT AND SEPARATE ACCOUNT

                    The portion of a Premium Payment remaining after deduction of the premium charge is the "Net Premium Payment", and is available for allocation to the Fixed Account and/or the Separate Account, at your direction. We credit Net Premium Payments to the Policy as of the date they are received. (See "Communications with LLANY" for an explanation of how we determine when we have "received" a premium payment.)

                    ALLOCATION OF PREMIUM PAYMENTS TO SEPARATE ACCOUNT

                    NUMBER OF UNITS. When you make premium payments, the portion you allocate to each Sub-Account of the Separate Account is converted into units of measure we call "Variable Accumulation Units". The number of these units we credit to you for each Sub-Account is determined by dividing the amount you allocated to that Sub-Account by the value of a Variable Accumulation Unit for that Sub-Account on the Valuation Day on which the Premium Payment is received at our Administrative Office, if it is received

                                                                              17
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                    before 4:00 PM, New York time. If received at or after
                    4:00 PM, New York time, we will use the value of a Variable Accumulation Unit computed on the next Valuation Day.

                    The number of Variable Accumulation Units credited to a Policy will not be changed by any subsequent change in the value of a Variable Accumulation Unit. That value may vary from Valuation Period to Valuation Period to reflect the investment experience of the portfolio or fund used in a particular Sub-Account and fees charged under the Policy.

                    VALUATION DAY; VALUATION PERIOD. Variable Accumulation Units will be valued once daily as of the close of trading, normally 4:00 PM, New York time, on each day that the New York Stock Exchange (NYSE) is open and trading is unrestricted ("Valuation Day"). On any day other than a Valuation Day, the Variable Accumulation Unit value will not change. A "Valuation Period" is the period starting at the close of trading on the NYSE on a Valuation Day, and ending at the close of trading on the next Valuation Day.

                    PER-UNIT VALUATION. To determine your Separate Account Value on each Valuation Day we must first calculate the value of a Variable Accumulation Unit for each Sub-Account. The beginning value for each Sub-Account is established at the inception of the Sub-Account, at an arbitrary amount. Thereafter it may increase or decrease from Valuation Period to Valuation period.

                    We determine each Variable Accumulation Unit value after the first as follows:

                       (1)
                         We calculate the total value of the Fund shares held in the Sub-Account by multiplying the number of Fund shares owned by the Sub-Account at the beginning of the Valuation Period by the net asset value per share of the Fund at the end of the Valuation Period, and then by adding any dividend or other distribution of the Fund if an ex-dividend date occurs during the Valuation Period;

                       (2)
                         Next, we SUBTRACT the liabilities of the Sub-Account at the end of the Valuation Period. These liabilities include daily charges imposed on the Sub-Account, and may include a charge or credit with respect to any taxes paid or reserved for by us that we determine results from the operation of the Separate Account; and

                       (3)
                         We divide the result by the number of Variable Accumulation Units outstanding at the beginning of the Valuation Period.

                    In certain circumstances, and when permitted by law, it may be prudent for us to use a different standard industry method for this calculation, called the Net Investment Factor method. We will achieve substantially the same result using either method.

                    The daily charge imposed on a Sub-Account for any Valuation Period is equal to the daily mortality and expense risk charge multiplied by the number of calendar days in the Valuation Period. The amount of Monthly Deduction allocated to each Sub-Account will result in the cancellation of Variable Accumulation Units that have an aggregate value, on the date of such deduction, equal to the total amount by which the Sub-Account is reduced.

                    FIXED ACCOUNT AND LOAN ACCOUNT VALUE

                    The Fixed Account Value and the Loan Account Value reflect amounts allocated to LLANY's General Account through payment of premiums or through transfers from the Separate Account. LLANY guarantees the Fixed Account Value.

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                    ACCUMULATION VALUE

                    The "Accumulation Value" of a Policy is determined by:

                    (1) multiplying the total number of Variable Accumulation Units credited to the Policy for each Sub-Account by its appropriate current Variable Accumulation Unit Value; and

                    (2) if a combination of Sub-Accounts is elected, totaling the resulting values; and

                    (3) adding any values attributable to the Fixed Account and the Loan Account. The Accumulation Value will be affected by Monthly Deductions.

                    NET ACCUMULATION VALUE

                    The Net Accumulation Value is the Accumulation Value less the Loan Account Value. The Net Accumulation Value represents the net value of the Policy and is the basis for calculating the Surrender Value.

FUNDS

                    Each of the Sub-Accounts of the Separate Account is invested solely in the shares of one of the Funds available under the Policies. Each of the Funds, in turn, is an investment portfolio of one of the trusts or corporations listed below. A given Fund may have a similar investment objective and principal investment strategy to those for another mutual fund managed by the same investment advisor or subadvisor. However, because of timing of investments and other variables, there will be no correlation between the two investments. Even though the management strategy and the objectives of the Funds are similar, investment results may vary.

                    The portfolios, their investment advisors and objectives, and the Funds within each that are available under the Policies are listed below. Additional information is available in each Funds prospectus.

                    AIM VARIABLE INSURANCE FUNDS is advised by A I M Advisors, Inc.

                        AIM V.I. GROWTH FUND (SERIES I): Seeks growth of capital.

                        AIM V.I. INTERNATIONAL GROWTH FUND (SERIES I) (FORMERLY AIM V.I. INTERNATIONAL EQUITY FUND): Seeks to provide long-term growth of capital.

                        AIM V.I. PREMIER EQUITY FUND (SERIES I) (FORMERLY AIM V.I. VALUE FUND): Seeks to achieve long-term growth of capital. Income is a secondary objective.

                    ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC. is advised by Alliance Capital Management, L.P.

                        ALLIANCEBERNSTEIN SMALL CAP VALUE PORTFOLIO (CLASS A):
                        Seeks long-term growth of capital. The portfolio invests primarily in a diversified portfolio of equity securities of companies with relatively small market capitalizations. Under normal circumstances, the portfolio will invest at least 65% of its total assets in these types of securities. The portfolio's investment policies emphasize investment in companies that are determined to be undervalued, using a fundamental value approach.

                        GROWTH AND INCOME PORTFOLIO (CLASS A): Seeks reasonable current income and reasonable appreciation through investments primarily in dividend-paying common stocks of good quality. The portfolio may also invest in fixed-income securities and convertible securities.

                        PREMIER GROWTH PORTFOLIO (CLASS A): Seeks long-term growth of capital by pursuing aggressive investment policies. The portfolio invests predominately in the equity

                                                                              19
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                        securities of a limited number of large, carefully
                        selected high-quality U.S. companies that are judged likely to achieve superior earnings growth.

                        TECHNOLOGY PORTFOLIO (CLASS A): Seeks to emphasize growth of capital and invests for capital appreciation. Current income is only an incidental consideration. The portfolio may seek income by writing listed call options. The portfolio invests primarily in securities of companies expected to benefit from technological advances and improvements (i.e., companies that use technology extensively in the development of new or improved products or processes).

                    AMERICAN FUNDS INSURANCE SERIES is advised by Capital Research and Management Company.

                        GLOBAL SMALL CAPITALIZATION FUND (CLASS 2): The fund seeks to make your investment grow over time by investing primarily in stocks of smaller companies located around the world that typically have market capitalizations of $50 million to $1.5 billion. The fund is designed for investors seeking capital appreciation through stocks. Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.

                        GROWTH FUND (CLASS 2): The fund seeks to make your investment grow over time by investing primarily in common stocks of companies that appear to offer superior opportunities for growth of capital. The fund is designed for investors seeking capital appreciation through stocks. Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.

                        GROWTH-INCOME FUND (CLASS 2): The fund seeks to make your investment grow and provide you with income over time by investing primarily in common stocks or other securities which demonstrate the potential for appreciation and/or dividends. The fund is designed for investors seeking both capital appreciation and income.

                        INTERNATIONAL FUND (CLASS 2): The fund seeks to make your investment grow over time by investing primarily in common stocks of companies located outside the United States. The fund is designed for investors seeking capital appreciation through stocks. Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.

                    DELAWARE VIP TRUST (FORMERLY DELAWARE GROUP PREMIUM FUND) is advised by Delaware Management Company.

                        HIGH YIELD SERIES (STANDARD CLASS): Seeks total return and, as a secondary objective, high current income. Under normal circumstances, the series will invest at least 80% of its net assets in fixed income securities rated at the time of purchase BB or lower by S&P or similarly rated by another NRSRO or, if unrated, judged to be of comparable quality.

                        LARGE CAP VALUE SERIES (STANDARD CLASS) (FORMERLY GROWTH AND INCOME SERIES): Seeks capital appreciation with current income as a secondary objective. Under normal circumstances, at least 80% of the Series' net assets will be in investments of large cap companies. Management considers buying a stock when they believe it is undervalued and has the potential to increase in price as the market realizes its true value.

                        REIT SERIES (STANDARD CLASS): Seeks to achieve maximum long-term total return, with capital appreciation as a secondary objective. Under normal circumstances, the Series will invest at least 80% of its net assets in investments of real estate investment trusts (REITs).

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                        SMALL CAP VALUE SERIES (STANDARD CLASS): Seeks capital
                        appreciation by investing primarily in stocks of companies whose market values appear low relative to underlying value or future earnings and growth potential. Under normal circumstances, at least 80% of the Series' net assets will be in investments of small cap companies.

                        TREND SERIES (STANDARD CLASS): Seeks long-term capital appreciation by investing primarily in stocks of small growth oriented or emerging companies that, in the management team's view, are responsive to changes within the marketplace and have the fundamental characteristics to support continued growth.

                        U.S. GROWTH SERIES (STANDARD CLASS): Seeks to maximize capital appreciation. Under normal circumstances, at least 80% of the Series' net assets will be in U.S. investments. Investment management looks for stocks with low dividend yields, strong balance sheets, and high expected earnings growth rates as compared to other companies in the same industry.

                    FIDELITY VARIABLE INSURANCE PRODUCTS is advised by Fidelity Management and Research Company.

                        CONTRAFUND PORTFOLIO (SERVICE CLASS): Seeks long-term capital appreciation by investing primarily in securities of companies whose value the adviser believes is not fully recognized by the public.

                        EQUITY-INCOME PORTFOLIO (SERVICE CLASS): Seeks reasonable income by investing primarily in income-producing equity securities, with some potential for capital appreciation, seeking a yield that exceeds the composite yield on the securities comprising the Standard & Poor's 500 Index (S&P 500).

                        GROWTH PORTFOLIO (SERVICE CLASS): Seeks long-term capital appreciation. The portfolio normally purchases common stocks.

                        OVERSEAS PORTFOLIO (SERVICE CLASS): Seeks long term growth of capital by investing mainly in foreign securities.

                    FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST is advised by Franklin Advisors, Inc. for the Franklin Small Cap Fund, and Templeton Global Advisors Limited for the Templeton Growth Securities Fund.

                        FRANKLIN SMALL CAP FUND (CLASS 1): Seeks long-term capital growth. Invests primarily in equity securities of U.S. small cap companies, with market cap values not exceeding (1) $1.5 billion, or (2) the highest market cap value in the Russell 2000 Index, whichever is greater at the time of purchase. The fund may continue to hold an investment for further capital growth opportunities even if the company is no longer considered a small cap company.

                        TEMPLETON GROWTH SECURITIES FUND (CLASS 1): Seeks long-term capital growth. Invests primarily in stocks of companies of any nation, including those in U.S. and emerging markets.

                    JANUS ASPEN SERIES is advised by Janus Capital Management
                    LLC.

                        AGGRESSIVE GROWTH PORTFOLIO (SERVICE SHARES): Seeks long-term growth of capital by investing primarily in common stocks selected for their growth potential, and normally invests at least 50% of its equity assets in medium-sized companies.

                        BALANCED PORTFOLIO (SERVICE SHARES): Seeks long-term capital growth, consistent with the preservation of capital and balanced by current income. The portfolio normally invests 40-60% of its assets in securities selected primarily for their growth potential, and 40-60% of its assets in securities selected primarily for their

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                        income potential. The Portfolio will normally invest at
                        least 25% of its assets in fixed-income securities.

                        WORLDWIDE GROWTH PORTFOLIO (SERVICE SHARES): Seek long term growth of capital in a manner consistent with the preservation of capital by investing primarily in common stocks of companies of any size throughout the world. The portfolio normally invests in issuers from at least five different countries, including the United States. The portfolio may at times invest in fewer than five countries or even a single country.

                    LINCOLN NATIONAL FUNDS (LN) are advised by Delaware Management Company, with Putnam Investment Management, L.L.C. subadvising the Aggressive Growth Fund and the Global Asset Allocation Fund, Delaware International Advisers, Ltd. subadvising the International Fund, and Janus Capital Management LLC subadvising the Capital Appreciation Fund.

                        LN AGGRESSIVE GROWTH FUND, INC.: Seeks to maximize capital appreciation. The fund invests in stocks of small, lesser-known companies, which have a chance to grow significantly in a short time.

                        LN BOND FUND, INC.: Seeks maximum current income consistent with prudent investment strategy. The fund invests primarily in medium- and long-term corporate and government bonds.

                        LN CAPITAL APPRECIATION FUND, INC.: Seeks long-term growth of capital in a manner consistent with the preservation of capital. The fund primarily buys stocks in a large number of companies of all sizes if the companies are competing well and if their products or services are in high demand. It may also buy some money market securities and bonds, including junk bonds.

                        LN GLOBAL ASSET ALLOCATION FUND, INC.: Long-term return consistent with preservation of capital. The fund allocates its assets among several categories of equity and fixed-income securities, both of the U.S. and foreign insurers.

                        LN INTERNATIONAL FUND, INC.: Long-term capital appreciation. The fund trades in securities issued outside the United States -- mostly stocks, with an occasional bond or money market security.

                        LN MONEY MARKET FUND, INC.: Seeks maximum current income consistent with the preservation of capital. The fund invests in high quality, short-term obligations issued by U.S. corporations, the U.S. government, and federally chartered banks and U.S. branches of foreign banks.

                        LN SOCIAL AWARENESS FUND, INC.: Long-term capital appreciation. The fund buys stocks of established companies which adhere to certain specific social criteria.

                    MFS-REGISTERED TRADEMARK- VARIABLE INSURANCE TRUST is advised by Massachusetts Financial Services Company.

                        CAPITAL OPPORTUNITIES SERIES (INITIAL CLASS): Seeks capital appreciation.

                        EMERGING GROWTH SERIES (INITIAL CLASS): Seeks to provide long-term growth of capital.

                        TOTAL RETURN SERIES (INITIAL CLASS): Seeks mainly to provide above-average income (compared to a portfolio invested entirely in equity securities) consistent with the prudent employment of capital, and secondarily to provide a reasonable opportunity for growth of capital and income.

                        UTILITIES SERIES (INITIAL CLASS): Seeks capital growth and current income (income above that available from a portfolio invested entirely in equity securities).

                    NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST is advised by Neuberger Berman Management Incorporated.

                        MID-CAP GROWTH PORTFOLIO: Seeks growth of capital by investing primarily in common stocks of mid-capitalization companies, using a growth-oriented investment approach.

                        REGENCY PORTFOLIO: Seeks growth of capital by investing mainly in common stocks of mid-capitalization companies. The portfolio seeks to reduce risk by diversifying among different companies and industries.

                    PUTNAM VARIABLE TRUST is advised by Putnam Investment Management, L.L.C.

                        GROWTH & INCOME FUND (CLASS IB): Seeks capital growth and current income by investing mainly in common stocks of U.S. companies with a focus on value stocks that offer the potential for capital growth, current income, or both.

                        HEALTH SCIENCES (CLASS IB): Seeks capital appreciation by investing primarily in common stocks of the companies in the health sciences industry.

                    SCUDDER VIT FUNDS TRUST (FORMERLY DEUTSCHE ASSET MANAGEMENT VIT FUNDS TRUST) is advised by Deutsche Asset
                    Management, Inc.

                        EAFE-REGISTERED TRADEMARK- EQUITY INDEX FUND: The fund seeks to replicate as closely as possible, before expenses, the total return of the Morgan Stanley Capital International (MSCI) EAFE-Registered Trademark- Index (EAFE-Registered Trademark- Index) which emphasizes stocks of companies in major markets in Europe, Australia and the Far East.

                        EQUITY 500 INDEX FUND: The fund seeks to match, as closely as possible, before expenses, the performance of the Standard & Poor's 500 Composite Price Index (S&P 500 Index), which emphasizes stocks of large U.S. companies.

                        SMALL CAP INDEX FUND: The fund seeks to match, as closely as possible, before expenses, the performance of the Russell 2000 Small Stock Index (Russell 2000 Index), which emphasizes stocks of small U.S. companies.

                    Several of the Funds may invest in non-investment grade, high-yield, high-risk debt securities (commonly referred to as "junk bonds"), as detailed in the individual Fund Prospectuses. Also, take note that during extended periods of low interest rates the yields of Money Market sub-accounts may become extremely low, and possibly negative. Please review the Fund prospectuses carefully.

                    There is no assurance that the investment objective of any of the Funds will be met. You assume all of the investment performance risk for the Sub-Accounts you select. There is investment performance risk in each of the Sub-Accounts, although the amount of such risk varies significantly among the Sub-Accounts. Owners should read each Fund's prospectus carefully and understand the risks before making or changing investment choices. Additional Funds may, from time to time, be made available as underlying investments, with prior approval of the New York Insurance Department. The right to select among Funds will be limited by the terms and conditions imposed by LLANY (SEE ALLOCATION OF NET PREMIUM PAYMENTS).

                    SUBSTITUTION OF SECURITIES

                    If the shares of any Fund should no longer be available for investment by the Separate Account, or if, in the judgment of LLANY, further investment in such shares should cease to be appropriate in view of the purpose of the Separate Account or in view of legal, regulatory or federal income tax restrictions, or for any other reason in our sole discretion; LLANY may substitute shares of another Fund. There will be no substitution of securities in any Sub-Account without prior approval of the Securities and Exchange

                    Commission and the New York Insurance Department. Substitute funds may have higher charges than the funds being replaced.

                    Substitutions may be made with respect to existing investments or the investment of future premium payments, or both. LLANY may close Sub-Accounts to allocations of premium payments or contract value, or both, at any time in our sole discretion. The funds, which sell their shares to the Sub-Accounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the Sub-Accounts.

                    VOTING RIGHTS

                    LLANY will vote the shares of each Fund held in the Separate Account at special meetings of the shareholders of the particular Fund in accordance with instructions received by the Administrative Office in proper written form from persons having a voting interest in the Separate Account. LLANY will vote shares for which it has not received instructions in the same proportion as it votes shares in the Separate Account for which it has received instructions. The Funds do not hold regular meetings of shareholders.

                    To determine how many votes each Policyowner is entitled to direct with respect to a Fund, first LLANY will calculate the dollar amount of your account value attributable to that Fund. Second we will divide that amount by $100.00. The result is the number of votes you may direct.

                    The number of shares which a person has a right to vote will be determined as of a date to be chosen by the appropriate Trust not more than sixty (60) days prior to the meeting of the particular Fund. Voting instructions will be solicited by written communication at least fourteen (14) days prior to the meeting.

                    FUND PARTICIPATION AGREEMENTS

                    In order to make the Funds available, LLANY has entered into agreements with the trusts or corporations and their advisors or distributors. In some of these agreements, LLANY must perform certain administrative services for the Fund advisors or distributors. For these administrative functions, LLANY may be compensated by the Fund at annual rates of between .10% and .35% of the assets attributable to the Policies. The compensation may come from 12b-1 fees, or be paid by the Advisors.

CHARGES AND FEES

                    LLANY deducts charges in connection with the Policy to compensate it for providing the Policy's insurance benefit, administering the Policy, assuming certain risks under the Policy and for sales related expenses we incur. LLANY may profit from any of these charges. The profit from any charges, including mortality and expense risk and cost of insurance charges, may be used for any purpose, including covering shortfalls from other charges.

                    The nature and amount of these charges are as follows:

                    PREMIUM CHARGE

                    We deduct a maximum premium charge of 8% of each Premium Payment during the first year and a maximum of 4% thereafter. This amount, sometimes referred to as "premium load", is intended to cover a portion of our state premium tax expenses, certain federal tax liabilities resulting from the receipt of premiums, and a portion of our distribution expenses.

                    DEDUCTIONS MADE MONTHLY

                    We make various expense deductions monthly. The Monthly Deduction, including the Cost of Insurance Charge and charges for supplemental riders or benefits, if any, is made from the Net Accumulation Value.

                    The Monthly Deductions are deducted proportionately from the value of each underlying investment subject to the charge. In the case of Sub-Accounts, Accumulation Units are canceled and the value of the canceled Accumulation Units is withdrawn in the same proportion as their respective values have to the Net Accumulation Value. The Monthly Deductions are made on the Monthly Anniversary Day starting on the Date of Issue. The Monthly Anniversary Day under the Policy is the same day of each month as the Date of Issue, provided that if there is no such date in a given month, it is the first Valuation Day of the next month. If the day that would otherwise be a Monthly Anniversary Day is not a Valuation Day, then the Monthly Anniversary Day is the next Valuation Day.

                    If the Net Accumulation Value is insufficient to cover the current Monthly Deduction, you have a 61-day period (Grace Period) to make a payment sufficient to cover that deduction. (See "LAPSE AND REINSTATEMENT.")

                    MONTHLY DEDUCTION

                    LLANY deducts a monthly charge per $1,000 of Initial Specified Amount for the first 120 months from issue date or from the date of an increase in Specified Amount. The charge is based on the younger Insured's age and the Specified Amount. If an increase occurs, your current insurance age will be your issue age for the new coverage.

                    You will be charged a $10 monthly fee for administrative purposes.

                    These charges compensate LLANY for administrative expenses associated with Policy issue and ongoing Policy maintenance including premium billing and collection, policy value calculation, confirmations, periodic reports and other similar matters.

                    If you select the Estate Tax Repeal Rider, there is a one-time administrative charge of not more than $250.

                    COST OF INSURANCE CHARGE

                    The "Cost of Insurance" charge is the portion of the Monthly Deduction designed to compensate LLANY for the anticipated cost of paying Death Benefits in excess of the Accumulation Value, not including riders, supplemental benefits or monthly expense charges.

                    The Cost of Insurance charge depends on the Age (the age of the subject person at his/ her nearest birthday), underwriting category and gender (in accordance with state law) of both Insureds and the current "Net Amount at Risk" (Death Benefit minus the Accumulation Value). The rate on which the Monthly Deduction for the Cost of Insurance is based will generally increase as the Insureds age, although the Cost of Insurance charge could decline if the Net Amount at Risk drops relatively faster than the Cost of Insurance Rate increases.

                    The Cost of Insurance charge is determined by dividing the Death Benefit at the previous Monthly Anniversary Day by
                    1.0032737 (the monthly equivalent of an annual rate of 4%), subtracting the Accumulation Value at the previous Monthly Anniversary Day, and multiplying the result (the Net Amount at Risk) by the applicable Cost of Insurance Rate as determined by LLANY. The Guaranteed Maximum Cost of Insurance Rates, per $1,000 of Net Amount at Risk, for standard risks are based on the 1980 Commissioners Standard Ordinary Mortality Tables, Age Nearest Birthday (1980 CSO, Male or Female); or, for unisex rates, on the 1980 CSO-B Table.

                    MORTALITY AND EXPENSE RISK CHARGE

                    LLANY deducts a daily mortality and expense risk charge as a percentage of the assets of the Separate Account. The mortality risk assumed is that insureds may live for a shorter period than estimated, and therefore, a greater amount of death benefit will be payable. The expense risk assumed is that expenses incurred in issuing and administering the policies will be greater than estimated. The mortality and expense risk charge is currently at an annual rate of 0.80% in years 1-19, 0.40% in years 20+, and is guaranteed not to exceed that.

                    SURRENDER CHARGES

                    A generally declining "Surrender Charge" may apply if the Policy is totally surrendered, has a decrease in Specified Amount, or lapses. The Surrender Charge varies by the Age of the Insureds, the number of years since the Date of Issue or the date of an increase in Specified Amount, and Specified Amount. The duration of the Surrender Charge is 14 years for full surrenders and 10 years for decreases in Specified Amount.

                    The charge is in part a deferred sales charge and in part a recovery of certain first year administrative costs. The maximum Surrender Charge is included in each Policy and is in compliance with each state's non-forfeiture law. Examples of the Surrender Charge can be seen in Appendix 1.

                    The Surrender Charge under a Policy is proportional to the face amount of the Policy. Expressed as a percentage of the face amount, it is higher for older than for younger issue ages. The Surrender Charge cannot exceed Policy value, but may equal Policy value, especially during the first two Policy years. All Surrender Charges decline to zero over the 14 years following issuance of the Policy or an increase in Specified Amount. See, for example, the illustrations in Appendix 1 for issue ages 55 and 65.

                    Upon either a full surrender of the Policy or a decrease in Specified Amount made at the request of the Owner, a charge will be assessed based on the table of surrender charges shown in the Policy Specifications, subject to the following conditions.

                    For decreases in Specified Amount, excluding full surrender of the Policy, no such charge will be applied under the following circumstances:

                    1) where the decrease occurs after the tenth Policy
                       Anniversary following the issuance of the Initial Specified Amount, or
                    2) where the decrease is directly caused by a Death Benefit
                       Option change, or
                    3) where the decrease is caused by a partial surrender of
                       Net Accumulation Value (i.e. withdrawal), or
                    4) where the decrease plus the sum of all prior decreases
                       does not exceed 25% of the Initial Specified Amount.

                    For all other decreases in Specified Amount, the charge will be calculated as (1) minus (2), then divided by (3) and then multiplied by (4), where:

                    (1) is the amount of this decrease plus any prior decreases,
                    (2) is the greater of an amount equal to 25% of the Initial
                        Specified Amount or the sum of all prior decreases,
                    (3) is the Initial Specified Amount
                    (4) is the then applicable Surrender Charge from the table in Policy Specifications.

                    Requests for decreases in Specified Amount may be limited by LLANY to the extent there is insufficient Net Accumulation Value to cover the necessary charges.

                    Upon full surrender of the Policy, the charge will be calculated as the entire amount shown in the table of surrender charges multiplied by one minus the percentage of

                    Initial Specified Amount for which a Surrender Charge was previously assessed. In no event will the charge assessed upon a full surrender exceed the then current Net Accumulation Value.

                    Separate surrender charges tables apply with respect to each increase in Specified Amount. For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount". Upon an increase in Specified Amount we will send you
                    (1) Supplemental Policy Specifications reflecting the maximum additional surrender charge and (2) the new table of surrender charges for the increase in Specified Amount. Currently the minimum allowable increase in Specified Amount is $1,000, however LLANY may change this at any time.

                    Any charges for decreases in Specified Amount will be assessed by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed in writing by LLANY and the Owner.

                    No Surrender Charge is imposed on a partial surrender, but an administrative fee of $25 (not to exceed 2% of the amount surrendered) is imposed, allocated pro-rata among the Sub-Accounts from which the partial surrender proceeds are taken.

                    Any surrenders, full or partial, may result in tax implications. (SEE TAX ISSUES)

                    Based on its actuarial determination, LLANY does not anticipate that the Surrender Charge, together with the portion of the premium load attributable to sales expense, will cover all sales and administrative expenses which LLANY will incur in connection with the Policy. Any such shortfall, including but not limited to payment of sales and distribution expenses, would be available for recovery from the general account of LLANY, which supports insurance and annuity obligations.

                    If you select the Estate Tax Repeal Rider, and if you satisfy its special conditions (See "Riders"), you will have a one-time right to cancel your Policy without being subject to Surrender Charges. This is a limited benefit, and it is subject to our specific definition of Estate Tax Repeal as defined in the Riders section of this Prospectus. All surrenders of your Policy (as distinguished from the cancellation provision in this Rider) are subject to the Policy's normal surrender requirements.

                    TRANSACTION FEE FOR EXCESS TRANSFERS

                    A $25 fee may apply for each transfer request in excess of 24 in any Policy Year. A single transfer request, either in writing or by telephone, may consist of multiple transactions.

DEATH BENEFITS

                    The Death Benefit Proceeds is the amount payable to the Beneficiary upon the Second Death (the death of the second of the two Insureds to die), in accordance with the Death Benefit Option elected. Loans (if any) and overdue deductions are deducted from the Death Benefit Proceeds prior to payment.

                    The Specified Amount, which may not be less than $250,000, is the amount requested by the Policy Owner at the time of application for insurance. This amount, in combination with a death benefit option, will define the death benefit. The Specified Amount is a field on the Policy Specification Page. The two Death Benefit Options are described below. The applicant must consider a number of factors in selecting the Specified Amount, including the amount of proceeds required on the Second Death and the

                    Owner's ability to make Premium Payments. In evaluating this decision, the applicant should consider that the greater the Net Amount at Risk, the greater the monthly deductions for the Cost of Insurance.

                    DEATH BENEFIT OPTIONS

                    Three different Death Benefit Options are available under the Policy. Regardless of which Death Benefit Option you choose, the Death Benefit Proceeds payable under the Policy is the greater of (a) the amount determined under the Death Benefit Option in effect on the date of the Second Death, less (in each case) any indebtedness under the Policy or
                    (b) an amount determined by LLANY equal to that required by the Internal Revenue Code to maintain the Policy as a life insurance policy, also referred to as the "Corridor Death Benefit".

                    The "Corridor Death Benefit" is the applicable percentage (the "Corridor Percentage") of the Accumulation Value (rather than by reference to the Specified Amount) required to maintain the Policy as a "life insurance contract" for Federal income tax purposes. The Corridor Percentage is 250% through the time the younger Insured reaches or would have reached Age 40 and decreases in accordance with the table in Appendix 2 of this Prospectus to 100% when the younger Insured reaches or would have reached Age 95.

                    Death Benefit Option 1 provides Death Benefit Proceeds equal to the Specified Amount (a minimum of $250,000). If
                    Option 1 is selected, the Policy pays level Death Benefit Proceeds unless the Minimum Death Benefit exceeds the Specified Amount. (See DEATH BENEFITS, Federal Income Tax Definition of Life Insurance).

                    Death Benefit Option 2 provides Death Benefit Proceeds equal to the sum of the Specified Amount plus the Net Accumulation Value as of the date of the Second Death. If Option 2 is selected, the Death Benefit Proceeds increase or decrease over time, depending on the amount of premium paid and the investment performance of the underlying Sub-Accounts.

                    Death Benefit Option 3 provides Death Benefit Proceeds equal to the sum of the Specified Amount plus the Accumulated Premiums (all premiums paid minus the Cumulative Policy Factor, if that Factor is elected) up to the limit shown in the Policy Specifications. Any premium paid that will cause the Death Benefit Proceeds to exceed this limit will be applied to the Policy, but will not increase the Death Benefit. The Cumulative Policy Factor, normally used in business situations, is calculated as the applicable monthly rate then used by the Internal Revenue Service (IRS) to determine the economic benefit attributable to life insurance coverage, or an alternate table permitted by the IRS, multiplied by the Specified Amount divided by 1000. If Option 3 is selected, the Death Benefit Proceeds will generally increase, depending on the amount of premium paid.

                    If for any reason the applicant fails to affirmatively elect a particular Death Benefit Option, Death Benefit Option 1 shall apply until changed as provided below. The ability of the Owner to support the Policy is an important factor in selecting between the Death Benefit Options, because the greater the Net Amount at Risk at any time, the more that will be deducted from the value of the Policy to pay the Cost of Insurance.

                    Owners who prefer insurance coverage that generally does not vary in amount and generally has lower Cost of Insurance Charges should elect Option 1. Owners who prefer to have favorable investment experience reflected in increased insurance coverage should select Option 2. Owners who have a need to recover at death the amount of premiums paid should select Option 3. Under Options 1 and 3, any Surrender Value at the time of the Insured's Death will revert to LLANY.

                    CHANGES IN DEATH BENEFIT OPTIONS AND SPECIFIED AMOUNT

                    All requests for changes between Death Benefit Options and changes in the Specified Amount must be submitted in proper form to the Administrative Office. The minimum increase in Specified Amount currently permitted is $1,000. If requested, a supplemental application and evidence of insurability must also be submitted to LLANY. Any increase in the Specified Amount will increase the amount of the Surrender Charge applicable to the policy.

                    In a change from Death Benefit Option 1 to Death Benefit Option 2, the Specified Amount will be reduced by the Accumulation Value as of the effective date of change. In a change from Death Benefit Option 2 to Death Benefit
                    Option 1, the Specified Amount will be increased by the Accumulation Value as of the effective date of change.

                    In a change from Death Benefit Option 1 to Death Benefit Option 3, the Specified Amount will remain the same. In a change from Death Benefit Option 3 to Death Benefit
                    Option 1, the Specified Amount will be increased by Accumulated Premiums (less the Cumulative Policy Factor if that Factor is elected) as of the effective date of change.

                    In a change from Death Benefit Option 2 to Death Benefit Option 3, the Specified Amount will be increased by the Accumulation Value as of the effective date of change. In a change from Death Benefit Option 3 to Death Benefit
                    Option 2, if the Accumulation Values is greater than the Accumulated Premium (less Cumulative Policy Factor if that Factor elected), the Specified Amount will be reduced by the Accumulation Value less Accumulated Premium (plus Cumulative Policy Factor if that Factor is elected) as of the effective date of change; if the Accumulation Values is less than the Accumulated Premium (less the Cumulative Policy Factor if elected), the Specified Amount will be increased by the Accumulated Premium (less the Cumulative Policy Factor if that Factor is elected) less the Accumulation Value as of the effective date of change.

                    If you want to increase your Specified Amount, you should note that an increase normally triggers a number of additional requirements, such as a separate charge period, higher surrender charges overall, and a new incontestability period. Before requesting an increase in Specified Amount, consult your financial adviser to determine whether an increase is appropriate for your particular situation.

                    Any reductions in Specified Amount will be made against the initial Specified Amount and any later increase in the Specified Amount on a last in, first out basis. A $25 transaction fee (not to exceed 2% of the amount surrendered) is charged for each partial surrender. Any increase in the Specified Amount will increase the amount of the Surrender Charge applicable to the Policy.

                    Upon a decrease in Specified Amount made at the request of the Owner, a charge may be assessed based on the applicable Table of Surrender Charges in your Policy Specifications (subject to the following conditions).

                    For decreases in Specified Amount, excluding full surrender of the policy, no such charge will be applied under the following circumstances:

                    1) where the decrease occurs after the tenth Policy
                       Anniversary following the issuance of the initial Specified Amount, or
                    2) where the decrease is directly caused by a Death Benefit
                       Option change, or
                    3) where the decrease is caused by a partial surrender of
                       Net Accumulation Value (i.e. withdrawal), or
                    4) where the decrease plus the sum of all prior decreases
                       does not exceed 25% of the initial Specified Amount.

                    For all other decreases in Specified Amount, the charge will be calculated as (1) minus (2), then divided by (3) and then multiplied by (4), where:

                    1) is the amount of this decrease plus any prior decreases,
                    2) is the greater of an amount equal to 25% of the Initial
                       Specified Amount or the sum of all prior decreases,
                    3) is the Initial Specified Amount, and
                    4) is the then applicable surrender charge from the table in
                       Policy Specifications.

                    Separate Surrender Charges tables apply with respect to each increase in Specified Amount. For purposes of calculating charges for decreases in such increased Specified Amount, the amount of the increase will be considered a new initial Specified Amount.

                    For charges made for decreases in Specified Amount, unless otherwise agreed to in writing, LLANY will withdraw the amount from the Fixed and Variable Sub-Accounts in their proportion to the Net Accumulation Value as of the date on which the deduction is made. We may limit requests for decreases in Specified Amount to the extent there is insufficient Net Accumulation Value to cover the necessary charges.

                    We may decline any request for a change between Death Benefit Options or increase in the Specified Amount. We may also decline any request for change of the Death Benefit Option or reduction of the Specified Amount if, after the change, the Specified Amount would be less than the minimum Specified Amount or would reduce the Specified Amount below the level required to maintain the Policy as life insurance for purposes of Federal income tax law.

                    Any change is effective on the first Monthly Anniversary Day on or after the date of approval of the request by LLANY, unless the Monthly Deduction Amount would increase as a result of the change. In that case, the change is effective on the first Monthly Anniversary Day on which the Accumulation Value is equal to or greater than the Monthly Deduction Amount, as increased.

                    FEDERAL INCOME TAX DEFINITION OF LIFE INSURANCE

                    The amount of the Death Benefit must satisfy certain requirements under the Code if the policy is to qualify as insurance for federal income tax purposes. The amount of the Death Benefit Proceeds required to be paid under the Code to maintain the Policy as life insurance under each of the Death Benefit Options is equal to the product of the Accumulation Value and the applicable Corridor Percentage. A table of Corridor Percentages is in Appendix 2.

NOTICE OF DEATH OF INSUREDS

                    Due Proof of Death must be furnished to LLANY at the Administrative Office as soon as reasonably practicable after the death of each Insured. Due Proof of Death must be in proper written form and includes a certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to LLANY.

PAYMENT OF DEATH BENEFIT PROCEEDS

                    The Death Benefit Proceeds under the Policy will ordinarily be paid within seven days, if in a lump sum, or in accordance with any Settlement Option selected by the Owner or the Beneficiary after receipt at the Administrative Office of Due Proof of Death of both Insureds. See SETTLEMENT OPTIONS. The amount of the Death Benefit Proceeds under Option 2 and Option 3 will be determined as of the date of the Second Death. Payment of the Death Benefit Proceeds may be delayed if the Policy is contested or if Separate Account values cannot be determined.

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                    We offer a checkbook service in which the Death Benefit
                    proceeds are transferred into an interest-bearing account, in the Beneficiary's name as owner of the account. Your Beneficiary has quick access to the funds and is the only one authorized to transfer funds from the account. This service allows the Beneficiary additional time to decide how to manage Death Benefit Proceeds with the balance earning interest from the day the account is opened. Your Beneficiary will have the choice of leaving the proceeds in this account or writing checks immediately -- even a check for the entire amount.

                    SETTLEMENT OPTIONS

                    There are several ways to which the Beneficiary may receive the Death Benefit Proceeds or the Owner may choose to receive payments upon surrender of the Policy.

                    The Owner may elect a Settlement Option before the Second Death; after the Second Death, if the Owner has not irrevocably selected a Settlement Option, the Beneficiary may elect one of the Settlement Options. If no Settlement Option is selected, the Death Benefit Proceeds will be paid in a lump sum.

                    If the Policy is assigned as collateral security, LLANY will pay any amount due the assignee in one lump sum. Any remaining Death Benefit Proceeds will be paid as elected.

                    A request to elect, change, or revoke a Settlement Option must be received in proper written form by the Administrative Office before payment of the lump sum or under any Settlement Option. The first payment under the Settlement Option selected will become payable on the date proceeds are settled under the option. Payments after the first payment will be made on the first day of each month. Once payments have begun, the Policy cannot be surrendered and neither the payee nor the Settlement Option may be changed.

                    There are at least four Settlement Options:

                        The first Settlement Option is an annuity for the lifetime of the payee.

                        The second Settlement Option is an annuity for the lifetime of the payee, with monthly payments guaranteed for 60, 120, 180, or 240 months.

                        Under the third Settlement Option, LLANY makes monthly payments for a stated number of years, at least five but no more than thirty.

                        The fourth Settlement Option, provides that LLANY pays interest annually on the sum left with LLANY at a rate of at least 3% per year, and pays the amount on deposit on the payee's death.

                    Any other Settlement Option offered by LLANY at the time of election may also be selected.

POLICY LIQUIDITY

                    The accumulated value of the Policy is available for loans or withdrawals. Subject to certain limitations, the Owner may borrow against the Surrender Value of the Policy, may make a partial surrender of some of the Surrender Value of the Policy and may fully surrender the Policy for its Surrender Value. Note, however, that depending on the Premium Payments made, or if the Owner has requested a substantial reduction in Specified Amount, there may be little or no Surrender Value available.

                    POLICY LOANS

                    The Owner may at any time contract for Policy Loans up to an aggregate amount not to exceed 90% of the Surrender Value at the time a Policy Loan is made. It is a condition

                                                                              31
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                    to securing a Policy Loan that the Owner execute a loan
                    agreement and that the Policy be assigned to LLANY free of any other assignments. The Loan Account is the account in which Policy indebtedness (outstanding loans and interest) accrues once it is transferred out of the Fixed Account or the Sub-Accounts. Interest on Policy Loans accrues at an annual rate of 5% in years 1-10, 4% in years 11+. Loan interest is payable to LLANY (for its account) once a year in arrears on each Policy Anniversary, or earlier upon full surrender or other payment of proceeds of a Policy.

                    The amount of a loan, plus any accrued but unpaid interest, is added to the outstanding Policy Loan balance. Unless paid in advance, any loan interest due will be transferred from the values in the Fixed Account and each Sub-Account, and treated as an additional Policy Loan, and added to the Loan Account Value.

                    We pay interest to your Loan Account value at an annual rate of 4% in all years, so the net cost of a Policy Loan is 1% in years 1-10 and 0% thereafter.

                    If the Net Accumulation Value is distributed among more than one of the Sub-Accounts (including for this purpose the Fixed Account), transfers from each for loans and loan interest will be made in proportion to the assets in each such Sub-Account at that time, unless LLANY is instructed otherwise in proper written form at the Administrative Office. Repayments on the loan and interest credited on the Loan Account Value will be allocated according to the most recent Premium Payment allocation at the time of the repayment.

                    A Policy Loan, whether or not repaid, affects the proceeds payable upon the Second Death and the Accumulation Value. The longer a Policy Loan is outstanding, the greater the effect is likely to be. While an outstanding Policy Loan reduces the amount of assets invested, depending on the investment results of the Sub-Accounts, the effect could be favorable or unfavorable.

                    If at any time the total indebtedness against the Policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less Surrender Charges, the Policy will terminate without value subject to the conditions in the Grace Period Provision. (See "LAPSE AND REINSTATEMENT.")

                    If a Policy lapses while a loan is outstanding, adverse tax consequences may result.

                    PARTIAL SURRENDER

                    You may make a partial surrender at any time before the Second Death by request to the Administrative Office in proper written form or by telephone, if you have authorized telephone transactions. Each time you request a partial surrender of your Policy, we charge you 2% of the amount withdrawn not to exceed $25. Total partial surrenders may not exceed 90% of the Surrender Value of the Policy. Each partial surrender may not be less than $500. Partial surrenders are subject to other limitations as described below.

                    Partial surrenders may reduce the Specified Amount and, in each case, reduce the Death Benefit Proceeds. To the extent that a requested partial surrender would cause the Specified Amount to be less than $250,000, the partial surrender will not be permitted by LLANY. In addition, if following a partial surrender and the corresponding decrease in the Specified Amount, the Policy would not comply with the maximum premium limitations required by federal tax law, the surrender may be limited to the extent necessary to meet the federal tax law requirements.

                    The effect of partial surrenders on the Death Benefit Proceeds depends on the Death Benefit Option elected under the Policy. If Death Benefit Option 1 has been elected, a partial surrender would reduce the Accumulation Value and the Specified Amount. The

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                    reduction in the Specified Amount, which would reduce any
                    past increases on a last in, first out basis, reduces the amount of the Death Benefit Proceeds.

                    If Death Benefit Option 2 has been elected, a partial surrender would reduce the Accumulation Value, but would not reduce the Specified Amount. The reduction in the Accumulation Value reduces the amount of the Death Benefit Proceeds.

                    If the Net Accumulation Value is distributed among more than one of the Sub-Accounts, surrenders from each will be made in proportion to the assets in each Sub-Account at the time of the surrender, unless LLANY is instructed otherwise in proper written form at the Administrative Office. LLANY may at its discretion decline any request for a partial surrender.

                    SURRENDER OF THE POLICY

                    You may surrender the Policy at any time. On surrender of the Policy, LLANY will pay you or your assignee, the Surrender Value (if any) next computed after receipt of the request in proper written form at the Administrative Office. All coverage under the Policy will automatically terminate if the Owner makes a full surrender.

                    We offer a personalized checkbook service for surrender of your Policy. Once your request is processed, proceeds are placed in an interest-bearing account in your name. You have complete access to your proceeds through check writing privileges. You have the choice of leaving proceeds in this account or you may write checks immediately -- even a check for the entire amount.

                    SURRENDER VALUE

                    The Surrender Value of a Policy is the amount the Owner can receive in a lump sum by surrendering the Policy. The Surrender Value is the Net Accumulation Value less the Surrender Charge (SEE CHARGES AND FEES, Surrender Charge). All or part of the Surrender Value may be applied to one or more of the Settlement Options. Surrender Values are illustrated in Appendix 1.

                    If you select the Estate Tax Repeal Rider, and if you satisfy its special conditions (See "Riders"), you will have a one-time right to cancel your Policy without being subject to Surrender Charges. This is a limited benefit, and it is subject to our specific definition of Estate Tax Repeal as defined in the Riders section of this Prospectus. All surrenders of your Policy (as distinguished from the cancellation provision in this Rider) are subject to the Policy's normal surrender requirements.

                    DEFERRAL OF PAYMENT AND TRANSFERS

                    Payment of loans or of the Surrender Value from any Sub-Accounts will be made within 7 days. Payment or transfer from the Fixed Account may be deferred up to six months at LLANY's option. If LLANY exercises its right to defer any payment from the Fixed Account, interest will accrue and be paid as required by law from the date the recipient would otherwise have been entitled to receive the payment.

ASSIGNMENT; CHANGE OF OWNERSHIP

                    While either Insured is living, you may assign your rights in the Policy, including the right to change the beneficiary designation. The assignment must be in proper written form, signed by you and recorded at the Administrative Office. No assignment will affect, or prejudice LLANY as to, any payment made or action taken by LLANY before it was recorded. LLANY is not responsible for any assignment not submitted for recording, nor is LLANY responsible for the sufficiency or validity of any assignment. Any assignment is subject to any indebtedness owed to LLANY at the time the assignment is recorded and any interest accrued on such indebtedness after recordation of any assignment.

                    Once recorded, the assignment remains effective until released by the assignee in proper written form. So long as an effective assignment remains outstanding, you will not be permitted to take any action with respect to the Policy without the consent of the assignee in proper written form.

                    So long as either Insured is living, you may name a new Owner by recording a change in ownership in proper written form at the Administrative Office. On recordation, the change will be effective as of the date of execution of the document of transfer or, if there is no such date, the date of recordation. No such change of ownership will affect, or prejudice LLANY as to, any payment made or action taken by LLANY before it was recorded. LLANY may require that the Policy be submitted to it for endorsement before making a change.

LAPSE AND REINSTATEMENT

                    LAPSE OF A POLICY

                    Except as provided by the No Lapse Provision, if at any time the Net Accumulation Value is insufficient to pay the Monthly Deduction, the Policy is subject to lapse and automatic termination of all coverage under the Policy.

                    The Net Accumulation Value may be insufficient to pay the cost of insurance

                    (1)  because it has been exhausted by earlier deductions,

                    (2)  due to poor investment performance,

                    (3)  due to partial surrenders,

                    (4)  due to indebtedness for Policy Loans,

                    (5)  due to substantial reductions in Specified Amount,

                    (6) due to the terms of certain Riders added to the Policy, or

                    (7)  because of some combination of these factors.

                    If LLANY has not received a Premium Payment or payment of indebtedness on Policy Loans necessary so that the Net Accumulation Value is sufficient to pay the Monthly Deduction Amount on a Monthly Anniversary Day, LLANY will send a written notice to the Owner and any assignee of record. The notice will state the amount of the Premium Payment or payment of indebtedness on Policy Loans necessary such that the Net Accumulation Value is at least equal to two times the Monthly Deduction Amount. If the minimum required amount set forth in the notice is not paid to LLANY on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the date of the Monthly Anniversary Day with respect to which such notice was sent (together, the Grace Period), then the policy shall terminate and all coverage under the policy shall lapse without value. If the Second Death occurs during the Grace Period, Death Benefit Proceeds will be paid, but will be reduced, in addition to any other reductions, by any unpaid Monthly Deductions. If the Second Death occurs after the Policy has lapsed, no Death Benefit Proceeds will be paid.

                    NO LAPSE PROVISION

                    Your Policy includes a No Lapse Provision. This means that your Policy will not lapse as long as you have paid the required No Lapse premium.

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                    This provision must be selected at the time of Policy
                    application, and is only available with Death Benefit Options 1 and 2. This is available for no additional charge under the Policy.

                    The No Lapse Premium is the cumulative premium required to prevent the Policy from lapsing, as shown in the Policy Specifications. There are three levels of No Lapse protection:

                    1) a guarantee to younger insured age 100 (if desired, you must elect this level)
                    2) a guarantee for the first 20 Policy Years, and
                    3) a guarantee for the first 10 Policy Years.

                    If elected, a payment of the Age 100 No Lapse Premium is due as of the Date of Issue and each Monthly Anniversary Day to guarantee the Policy will not lapse before the Insured reaches age 100. As long as the sum of all premium payments, less any indebtedness and partial surrenders, is at least equal to the Age 100 No Lapse premiums due since the Date of Issue, the Policy will not lapse until the Insured reaches age 100, even if the Net Accumulation Value is insufficient to meet the Monthly Deductions.

                    However, the Age 100 No Lapse Provision will terminate upon the earliest of the following:

                    1) the premium requirement is not met,
                    2) there is a change in the Death Benefit Option or
                    3) the younger Insured reaches age 100.

                    A separate grace period of at least 61 days will be granted for the Age 100 No Lapse Premium if on any Monthly Anniversary Day it is determined that the Age 100 No Lapse Premium has not been met. At least 31 days before the end of that period, we will notify the Owner of the amount of premium necessary to maintain the Age 100 No Lapse Provision. Once the Age 100 No Lapse Provision is terminated, it cannot be reinstated. However, you may qualify for either the 20 Year No Lapse Provision or the 10 Year No Lapse Provision as follows.

                    Under the 20 Year No Lapse Provision, the Policy will not lapse during the first 20 Policy Years, even if the Net Accumulation Value is insufficient to meet the Monthly Deductions as long as the sum of all premium payments less any partial surrenders, accumulated at 4% annual interest, and less any indebtedness, is at least equal to the sum of the 20 Year No Lapse Premiums shown in the Policy Specifications due since the Date of Issue, accumulated at 4% annual interest.

                    The 20 Year No Lapse Provision will terminate upon the earliest of the following to occur:
                    1) there is a change in the Death Benefit Option,
                    2) the younger Insured reaches Age 100, or
                    3) the 21st Policy Year has begun.

                    After 20 years there is no longer any No Lapse protection, and from that point on payments must be sufficient to cover your Monthly Deductions.

                    Should you not have sufficient required premiums for the 20 Year No Lapse Provision, you may qualify for the 10 Year No Lapse Provision. Under this Provision, the Policy will not lapse during the first 10 Policy Years, even if the Net Accumulation Value is insufficient to meet the Monthly Deductions as long as the sum of all premium payments less any partial surrenders, accumulated at 4% annual interest, and less any indebtedness, is at least equal to the sum of the 10 Year No Lapse Premiums shown in the Policy Specifications due since the Date of Issue, accumulated at 4% annual interest.

                                                                              35
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                    The 10 Year No Lapse Provision will terminate upon the
                    earliest of the following to occur:
                    1) there is a change in the Death Benefit Option,
                    2) the younger Insured reaches Age 100, or
                    3) the 11th Policy Year has begun.

                    After 10 years the 10-year No Lapse Protection expires. However, you may still qualify for the 20-year provision, by satisfying those requirements; in the alternative, you may simply pay sufficient amounts to cover your Monthly Deductions.

                    The Age 100 No Lapse Provision will be permanently lost if, at any time, you fail to pay the necessary premium amounts before the end of the Age 100 No Lapse Premium Grace Period.

                    If you fail to satisfy the requirements for the 20- and 10-year No Lapse Provisions and you have paid insufficient premium to cover your Monthly Deduction, the Policy, after notice, will lapse.

                    The monthly applicable No Lapse premium will be printed on the Policy Specification Sheet. To determine if you are meeting the cumulative pay-in requirements to retain the No Lapse protection, review your most recent Quarterly Statement or contact our Administrative Office.

                    REINSTATEMENT OF A LAPSED POLICY

                    After the Policy has lapsed due to the failure to make a necessary payment before the end of an applicable Grace Period, and assuming the No Lapse Provision does not apply, it may be reinstated provided (a) it has not been surrendered, (b) there is an application for reinstatement in proper written form, (c) evidence of insurability of both insureds is furnished to LLANY and it agrees to accept the risk, (d) LLANY receives a payment sufficient to keep the Policy in force for at least two months, and (e) any accrued loan interest is paid. The effective date of the reinstated Policy shall be the Monthly Anniversary Day after the date on which LLANY approves the application for reinstatement. Surrender Charges will be reinstated as of the Policy Year in which the Policy lapsed.

                    If the Policy is reinstated, such reinstatement is effective on the Monthly Anniversary Day following LLANY approval. The Accumulation Value at reinstatement will be the Net Premium Payment then made less all Monthly Deductions due.

                    If the Surrender Value is not sufficient to cover the full Surrender Charge at the time of lapse, the remaining portion of the Surrender Charge will also be reinstated at the time of Policy reinstatement.

COMMUNICATIONS WITH LLANY

                    PROPER WRITTEN FORM

                    When ever this Prospectus refers to a communication "in proper written form," it means in writing, in form and substance reasonably satisfactory to LLANY, received at the Administrative Office. You may also send your communication by facsimile to the Administrative Office.

                    We will process your requests once we receive all letters, forms or other necessary documents, completed to our satisfaction. Proper written form may require, among other things, a signature guarantee or some other proof of authenticity. We do not generally require a signature guarantee, but may ask for one if it appears that your signature has changed, if the signature does not appear to be yours, if we have not received a

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                    properly completed application or confirmation of an
                    application, or for other reasons to protect you and the Company.

                    RECEIPT OF WRITTEN COMMUNICATIONS

                    Once your Policy is in force, the effective date of payments, forms and requests you send us is usually determined by the day and time we receive the item in proper form at the mailing address that appears in this Prospectus. Planned periodic premium payments, loan requests, transfer requests, loan payments or withdrawal or surrender requests that we receive in proper form before 4:00 p.m. Eastern time on a business day will normally be effective as of the end of that day, unless the transaction is scheduled to occur on another business day. If we receive your payment or request on or after 4:00 p.m. Eastern time on a business day, your payment or request will be effective as of the end of the next business day. If a scheduled transaction falls on a day that is not a business day, we'll process it as of the end of the next business day.

                    Other forms, notices and requests are normally effective as of the next business day after we receive them in proper form, unless the transaction is scheduled to occur on another business day. Change of owner and beneficiary forms are effective as of the day you sign the change form, once we receive them in proper form.

                    TELEPHONE AND OTHER ELECTRONIC COMMUNICATIONS

                    We allow telephone and other electronic transactions only when you provide us proper written authorization. To effect a permitted transaction using the telephone or other electronic means, the Owner, or his/her authorized representative, may have to provide the following: Policy number, partial Social Security number, personal identification number (PIN), and/or such other information as we may require to verify the identity and authority of the caller. We disclaim all liability for losses and other consequences resulting from unauthorized or fraudulent telephone or electronic transactions. In addition, we are not responsible for the consequences of instructions that fail to reach us in a timely manner. The Company believes that the procedures as stated above are reasonable and acknowledges that, if it does not follow these procedures, it may be liable for such losses.

                    If you have been issued a PIN number to make telephone or other electronic transactions to your account, be careful not to give it out to anyone. We will not be responsible for its misuse or for improper or unauthorized account transactions using your PIN.

                    Please note that telephone, facsimile and/or Internet access may not always be available. Any telephone, facsimile or Internet hookup, whether it is yours, your service provider's or your agent's, can experience outages or slowdowns arising from a variety of causes not of our making. These outages or slowdowns may result in delayed or lost instructions from you, and we will not be responsible for these "failed" transmissions. If you are experiencing problems, you should send your request in writing to our Administrative Office.

OTHER POLICY PROVISIONS

                    ISSUANCE

                    A Policy may only be issued upon receipt of satisfactory evidence of insurability, and generally only when both Insureds are at least Age 18 but are less than Age 85.

                                                                              37
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                    DATE OF COVERAGE

                    The date of coverage will be the Date of Issue, provided the initial premium has been paid and the Policy has been accepted by the Owner (1) while both Insureds are alive and
                    (2) prior to any change in the health and insurability of the Insureds as represented in the application.

                    RIGHT TO EXCHANGE THE POLICY

                    The Owner may exchange the policy for separate single life policies on each of the Insureds under any of the following circumstances; 1) a change in the Internal Revenue Code
                    (IRC) that would result in a less favorable tax treatment of the Insurance provided under the policy, 2) the Insureds are legally divorced while the policy is inforce, or 3) the Insureds' business is legally dissolved while the policy is inforce.

                    Such a policy split is subject to all of the following conditions; 1) both insureds are alive and the policy is inforce at the time of the change in circumstances noted above, 2) evidence of insurability satisfactory to Lincoln Life is furnished, unless a) the exchange is applied for within twelve months of the enactment of the change in the IRC, or b) the exchange is applied for within 24 months of the date of legal divorce with the split to become effective after twenty-four months following the date of legal divorce, 3) the amount of insurance of each new policy is not larger than one half of the Amount of Insurance then in force under the policy, 4) the premium for each new policy is determined according to Lincoln Life's rates then in effect for that policy based on each Insured's then attained age and sex, and 5) any other requirements as determined by Lincoln Life are met.

                    The new policies will not take effect until the date all such requirements are met. There will be no surrender charge under the existing policy when it is split into two new policies. However, the two new policies will incur new premium loads, surrender and other charges from the effective date.

                    MATURITY OF THE POLICY

                    If either Insured is still living on the Monthly Anniversary following the younger Insured's 100th birth date, at that point the Policy will terminate and the Owner will receive the Surrender Value.

                    INCONTESTABILITY

                    LLANY will not contest payment of the Death Benefit Proceeds based on the initial Specified Amount after the Policy has been in force for two years from the Date of Issue so long as both Insureds were alive during those two years. For any increase in Specified Amount requiring evidence of insurability, LLANY will not contest payment of the Death Benefit Proceeds based on such an increase after it has been in force for two years from its effective date so long as both Insureds were alive during those two years.

                    MISSTATEMENT OF AGE OR GENDER

                    If the age or gender of either of the Insureds has been misstated, the affected benefits will be adjusted. The amount of the Death Benefit Proceeds will be 1. multiplied by 2. and then the result added to 3. where:
                       1. is the Net Amount at Risk at the time of the Second
                          Death;

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                       2. is the ratio of the monthly Cost of Insurance applied
                          in the Policy month of death to the monthly Cost of Insurance that should have been applied at the true Age and gender in the Policy month of death; and
                       3. is the Accumulation Value at the time of the Second
                          Death.

                    SUICIDE

                    If the Second Death is by suicide, while sane or insane, within two years from the Date of Issue, LLANY will upon the Second Death pay no more than the sum of the premiums paid, less any indebtedness and the amount of any partial surrenders. If the Second Death is by suicide, while sane or insane, within two years from the date an application is accepted for an increase in the Specified Amount, LLANY will upon the Second Death pay no more than a refund of the monthly charges for the cost of such additional benefit.

                    RIDERS

                    We may offer your Riders to the Policy from time to time. Riders may alter the benefits or charges in your Policy and their election may have tax consequences for you. Also, if you elect a particular Rider, it may restrict the term of your Policy, or of other Riders in force. Riders may be available other than those listed here. Consult your financial and tax advisers before adding Riders to, or deleting them from, your Policy.

                    ACCOUNTING VALUE RIDER

                    This Rider, if desired, must be selected at time of application, provided you meet the underwriting and minimum premium requirements. If the Policy is fully surrendered in the first five Policy years (the Accounting Value Surrender Period), this Rider provides enhanced cash surrender values by using a table of alternate surrender charges, it does not provide for any enhanced value for partial surrenders and loans. There is no charge for this Rider.

                    ESTATE TAX REPEAL RIDER

                    This Rider, if desired, must be selected at the time of application. It may be added to existing Policies, subject to state availability. Under this Rider, in the event of Estate Tax Repeal as defined below, you may elect to cancel your Policy for an amount equal to the Surrender Value of the Policy plus the applicable Surrender Charge. This amount is determined as of the date of cancellation, and no surrender charge is applied. The amount you receive is called the Cancellation Refund Amount. Any Policy loan or indebtedness that exists at the time you request cancellation of your Policy is subtracted from this Cancellation Refund Amount.

                    For purposes of this Rider, Estate Tax Repeal will be deemed to have occurred if federal legislation is enacted into law that extends the estate tax repeal provisions set forth in the Economic Growth and Tax Relief Reconciliation Act of 2001 (H.R. 1836) at least two years beyond January 1, 2011. This new legislation must be in effect on January 1, 2010 or must be enacted during the calendar year 2010. The Start Date for this Rider (the date that begins the 12-month "window" for you to exercise the Rider) is the later of
                    1) January 1, 2010 or 2) the date in 2010 upon which legislation is enacted that triggers Estate Tax Repeal, but no later than December 31, 2010.

                    Upon issue, there is a one-time administrative charge of not more than $250 for this Rider.

                    This Rider terminates on the earliest of:

                    1) one year from the Start Date;

                    2) December 31, 2010, provided no Estate Tax Repeal, as
                       defined above, has been enacted;
                    3) the date you request to terminate the Rider;
                    4) termination of the Policy; or
                    5) full surrender of the Policy prior to the Start Date.

                    If the Policy lapses but is reinstated, the Rider will likewise be reinstated, provided such reinstatement occurs before 1) or 2) above.

                    NONPARTICIPATING POLICIES

                    These are nonparticipating Policies on which no dividends are payable. These Policies do not share in the profits or surplus earnings of LLANY.

TAX ISSUES

                    INTRODUCTION. The Federal income tax treatment of the policy is complex and sometimes uncertain. The Federal income tax rules may vary with your particular circumstances. This discussion does not include all the Federal income tax rules that may affect you and your policy, and is not intended as tax advice. This discussion also does not address other Federal tax consequences, such as estate, gift, and generation skipping transfer taxes, or any state and local income, estate, and inheritance tax consequences, associated with the policy. As a result, you should always consult a tax adviser about the application of federal and state tax rules to your individual situation.

                    TAXATION OF LIFE INSURANCE CONTRACTS IN GENERAL

                    TAX STATUS OF THE POLICY. Section 7702 of the Code establishes a statutory definition of life insurance for Federal tax purposes. We believe that the policy will meet the statutory definition of life insurance, which places limitations on the amount of premium payments that may be made and the contract values that can accumulate relative to the death benefit. As a result, the death benefit payable under the policy will generally be excludable from the beneficiary's gross income, and interest and other income credited under the policy will not be taxable unless certain withdrawals are made (or are deemed to be made) from the policy prior to the insured's death, as discussed below. This tax treatment will only apply, however, if (1) the investments of the Separate Account are "adequately diversified" in accordance with Treasury Department regulations, and (2) we, rather than the you, are considered the owner of the assets of the Separate Account for Federal income tax purposes.

                    INVESTMENTS IN THE SEPARATE ACCOUNT MUST BE DIVERSIFIED. For a policy to be treated as a life insurance contract for Federal income tax purposes, the investments of the Separate Account must be "adequately diversified." IRS regulations define standards for determining whether the investments of the Separate Account are adequately diversified. If the Separate Account fails to comply with these diversification standards, you could be required to pay tax currently on the excess of the contract value over the contract premium payments. Although we do not control the investments of the Sub-Accounts, we expect that the Sub-Accounts will comply with the IRS regulations so that the Separate Account will be considered "adequately diversified."

                    RESTRICTION ON INVESTMENT OPTIONS. Federal income tax law limits your right to choose particular investments for the policy. Because the IRS has not issued guidance specifying those limits, the limits are uncertain and your right to allocate contract values among the Sub-Accounts may exceed those limits. If so, you would be treated as the owner of the assets of the Separate Account and thus subject to current taxation on the income and gains from those assets. We do not know what limits may be set by the IRS in any guidance that it may issue and whether any such limits will apply to existing policies. We reserve the right to modify the policy without your consent to try to prevent the tax law from considering you as the owner of the assets of the Separate Account.

                    NO GUARANTEES REGARDING TAX TREATMENT. We make no guarantee regarding the tax treatment of any policy or of any transaction involving a policy. However, the remainder of this discussion assumes that your policy will be treated as a life insurance contract for Federal income tax purposes and that the tax law will not impose tax on any increase in your contract value until there is a distribution from your policy.

                    TAX TREATMENT OF LIFE INSURANCE DEATH BENEFIT PROCEEDS. In general, the amount of the death benefit payable from a policy because of the death of the insured is excludable from gross income. Certain transfers of the policy for valuable consideration, however, may result in a portion of the death benefit being taxable.

                    If the death benefit is not received in a lump sum and is, instead, applied under one of the settlement options, payments generally will be prorated between amounts attributable to the death benefit which will be excludable from the beneficiary's income and amounts attributable to interest (accruing after the insured's death) which will be includible in the beneficiary's income.

                    TAX DEFERRAL DURING ACCUMULATION PERIOD. Under existing provisions of the Code, except as described below, any increase in your contract value is generally not taxable to you unless amounts are received (or are deemed to be received) from the policy prior to the insured's death. If there is a total withdrawal from the policy, the surrender value will be includible in the your income to the extent the amount received exceeds the "investment in the contract." (If there is any debt at the time of a total withdrawal, such debt will be treated as an amount received by the owner.) The "investment in the contract" generally is the aggregate amount of premium payments and other consideration paid for the policy, less the aggregate amount received under the policy previously to the extent such amounts received were excludable from gross income. Whether partial withdrawals (or other amounts deemed to be distributed) from the policy constitute income to you depends, in part, upon whether the policy is considered a "modified endowment contract" (a "MEC") for Federal income tax purposes.

                    POLICIES WHICH ARE MECS

                    CHARACTERIZATION OF A POLICY AS A MEC. A policy will be classified as a MEC if premiums are paid more rapidly than allowed by a "7-pay test" under the tax law or if the policy is received in exchange for another policy that is a MEC. In addition, even if the policy initially is not a MEC, it may in certain circumstances become a MEC. These circumstances would include a later increase in benefits, any other material change of the policy (within the meaning of the tax law), and a withdrawal or reduction in the death benefit during the first seven contract years.

                    TAX TREATMENT OF WITHDRAWALS, LOANS, ASSIGNMENTS AND PLEDGES UNDER MECS. If the policy is a MEC, withdrawals from the policy will be treated first as withdrawals of income and then as a recovery of premium payments. Thus, withdrawals will be includible in income to the extent the contract value exceeds the investment in the policy. The Code treats any amount received as a loan under a policy, and any assignment or pledge (or agreement to assign or pledge) any portion of your contract value, as a withdrawal of such amount or portion. Your investment in the policy is increased by the amount includible in income with respect to such assignment, pledge, or loan.

                    PENALTY TAXES PAYABLE ON WITHDRAWALS. A 10% penalty tax may be imposed on any withdrawal (or any deemed distribution) from your MEC which you must include in your gross income. The 10% penalty tax does not apply if one of several exceptions exists. These exceptions include withdrawals or surrenders that: you receive on or after you reach age 59 1/2, you receive because you became disabled (as defined in the tax law), or you receive as a series of substantially equal periodic payments for your life (or life expectancy).

                    SPECIAL RULES IF YOU OWN MORE THAN ONE MEC. In certain circumstances, you must combine some or all of the life insurance contracts which are MECs that you own in order to determine the amount of withdrawal (including a deemed withdrawal) that you must include in income. For example, if you purchase two or more MECs from the same life insurance company (or its affiliates) during any calendar year, the Code treats all such policies as one contract. Treating two or more policies as one contract could affect the amount of a withdrawal (or a deemed withdrawal) that you must include in income and the amount that might be subject to the 10% penalty tax described above.

                    POLICIES WHICH ARE NOT MECS

                    TAX TREATMENT OF WITHDRAWALS. If the policy is not a MEC, the amount of any withdrawal from the policy will generally be treated first as a non-taxable recovery of premium payments and then as income from the policy. Thus, a withdrawal from a policy that is not a MEC will not be includible in income except to the extent it exceeds the investment in the policy immediately before the withdrawal.

                    CERTAIN DISTRIBUTIONS REQUIRED BY THE TAX LAW IN THE FIRST 15 POLICY YEARS. Section 7702 places limitations on the amount of premium payments that may be made and the contract values that can accumulate relative to the death benefit. Where cash distributions are required under Section 7702 in connection with a reduction in benefits during the first 15 years after the policy is issued (or if withdrawals are made in anticipation of a reduction in benefits, within the meaning of the tax law, during this period), some or all of such amounts may be includible in income. A reduction in benefits may occur when the face amount is decreased, withdrawals are made, and in certain other instances.

                    TAX TREATMENT OF LOANS. If your policy is not a MEC, a loan you receive under the policy is generally treated as your indebtedness. As a result, no part of any loan under such a policy constitutes income to you so long as the policy remains in force. Nevertheless, in those situations where the interest rate credited to the loan account equals the interest rate charged to you for the loan, it is possible that some or all of the loan proceeds may be includible in your income. If a policy lapses (or if all contract value is withdrawn) when a loan is outstanding, the amount of the loan outstanding will be treated as withdrawal proceeds for purposes of determining whether any amounts are includible in the your income.

                    LAST SURVIVOR CONTRACT

                    Although we believe that the policy, when issued as a last survivor contract, complies with Section 7702 of the Code, the manner in which Section 7702 should be applied to last survivor contracts is not directly addressed by Section 7702. In the absence of final regulations or other guidance issued under Section 7702 regarding this form of contract, there is necessarily some uncertainty whether a last survivor contract will meet the Section 7702 definition of a life insurance contract. As a result, we may need to return a portion of your premium (with earnings) and impose higher cost of insurance charges in the future.

                    Due to the coverage of more than one insured under the policy, there are special considerations in applying the 7-pay test. For example, a reduction in the death benefit at any time, such as may occur upon a partial surrender, may cause the policy to be a

                    MEC. Also and more generally, the manner of applying the 7-pay test is somewhat uncertain in the case of policies covering more than one insured.

                    OTHER CONSIDERATIONS

                    INSURED LIVES PAST AGE 100. If the insured survives beyond the end of the mortality table used to measure charges under the policy, which ends at age 100, we believe the policy will continue to qualify as life insurance for Federal tax purposes. However, there is some uncertainty regarding this treatment, and it is possible that you would be viewed as constructively receiving the cash value in the year the insured attains age 100.

                    COMPLIANCE WITH THE TAX LAW. We believe that the maximum amount of premium payments we have determined for the policies will comply with the Federal tax definition of life insurance. We will monitor the amount of premium payments, and, if the premium payments during a contract year exceed those permitted by the tax law, we will refund the excess premiums within 60 days of the end of the policy year and will pay interest and other earnings (which will be includible in income subject to tax) as required by law on the amount refunded. We also reserve the right to increase the death benefit (which may result in larger charges under a policy) or to take any other action deemed necessary to maintain compliance of the policy with the Federal tax definition of life insurance.

                    DISALLOWANCE OF INTEREST DEDUCTIONS. If an entity (such as a corporation or a trust, not an individual) purchases a policy or is the beneficiary of a policy issued after June 8, 1997, a portion of the interest on indebtedness unrelated to the policy may not be deductible by the entity. However, this rule does not apply to a policy owned by an entity engaged in a trade or business which covers the life of an individual who is a 20-percent owner of the entity, or an officer, director, or employee of the trade or business, at the time first covered by the policy. This rule also does not apply to a policy owned by an entity engaged in a trade or business which covers the joint lives of the 20% owner of the entity and the owner's spouse at the time first covered by the policy.

                    FEDERAL INCOME TAX WITHHOLDING. We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a policy unless you notify us in writing at or before the time of the distribution that tax is not to be withheld. Regardless of whether you request that no taxes be withheld or whether the Company withholds a sufficient amount of taxes, you will be responsible for the payment of any taxes and early distribution penalties that may be due on the amounts received. You may also be required to pay penalties under the estimated tax rules, if your withholding and estimated tax payments are insufficient to satisfy your total tax liability.

                    CHANGES IN THE POLICY OR CHANGES IN THE LAW. Changing the owner, exchanging the contract, and other changes under the policy may have tax consequences (in addition to those discussed herein) depending on the circumstances of such change. The above discussion is based on the Code, IRS regulations, and interpretations existing on the date of this Prospectus. However, Congress, the IRS, and the courts may modify these authorities, sometimes retroactively.

                    TAX STATUS OF LLANY

                    Under existing Federal income tax laws, LLANY does not pay tax on investment income and realized capital gains of the Separate Account. LLANY does not expect that it will incur any Federal income tax liability on the income and gains earned by the Separate Account. We, therefore, do not impose a charge for Federal income taxes. If Federal income tax law changes and we must pay tax on some or all of the income and gains earned by the Separate Account, we may impose a charge against the Separate Account to pay the taxes.

FAIR VALUE OF THE POLICY

                    It is sometimes necessary for tax and other reasons to determine the "fair value" of the Policy. The fair value of the Policy is measured differently for different purposes. It is not necessarily the same as the Accumulation Value or the Net Accumulation Value, although the amount of the Net Accumulation Value will typically be important in valuing the Policy for this purpose. For some but not all purposes, the fair value of the Policy may be the Surrender Value of the Policy. The fair value of the Policy may be impacted by developments other than the performance of the underlying investments. For example, without regard to any other factor, it increases as the Insureds grow older. Moreover, on the death of the first of the Insureds to die, it tends to increase significantly. The Owner should consult with his or her advisors for guidance as to the appropriate methodology for determining the fair value of the Policy for a particular purpose.

DIRECTORS AND OFFICERS OF LLANY

                    The following persons are Directors and Officers of LLANY. Except as indicated below, the address of each is 100 Madison Street, Suite 1860, Syracuse, New York 13202 and each has been employed by LLANY or its affiliates for more than five years.

                            NAME, ADDRESS AND POSITION(S)
                            WITH REGISTRANT                   PRINCIPAL OCCUPATIONS LAST FIVE YEARS
                            ----------------------------------------------------------------------------
                            J. PATRICK BARRETT                Chairman and Chief Executive Officer
                            DIRECTOR                          [9/87 -- present], Carpat Investments;
                            4605 Watergap                     Chief Executive Officer and Director
                            Manlius, NY 13104                 [3/89 -- present], Syracuse Executive Air
                                                              Service, Incorporated; Director [6/89 --
                                                              present], Bennington Iron Works,
                                                              Incorporated; Director [1998 -- present],
                                                              Coyne Industrial Enterprises Corporation.
                                                              Formerly: President, Chief Operating
                                                              Officer and Director [4/98 -- 2001],
                                                              Telergy, Incorporated.

                            ROBERT D. BOND                    Vice President [5/98-present], The Lincoln
                            DIRECTOR                          National Life Insurance Company. Formerly:
                            1300 South Clinton Street         Senior Vice President [95-98], Great-West
                            Fort Wayne, IN 46801              Life Assurance Company.

                            JON A. BOSCIA                     President, Chief Executive Officer and
                            DIRECTOR                          Director [1/98-present], Lincoln National
                            Centre Square                     Corporation; Chief Executive Officer,
                            West Tower                        President and Director [present], Lincoln
                            1500 Market Street                National Management Corporation; President
                            Suite 3900                        and Director [present], The Lincoln
                            Philadelphia, PA 19102            National Life Insurance Company. Formerly:
                                                              President and Chief Executive Officer
                                                              [10/96 -- 1/98], President and Chief
                                                              Operating Officer [5/94-10/96], The
                                                              Lincoln National Life Insurance Company.

                            NAME, ADDRESS AND POSITION(S)
                            WITH REGISTRANT                   PRINCIPAL OCCUPATIONS LAST FIVE YEARS
                            ----------------------------------------------------------------------------
                            JANET CHRZAN                      Director, Senior Vice President and Chief
                            CHIEF FINANCIAL OFFICER AND       Financial Officer [4/00 -- present], The
                            SECOND VICE PRESIDENT             Lincoln National Life Insurance Company;
                            1300 South Clinton Street         Vice President and Treasurer [present],
                            Fort Wayne, IN 46801              The Financial Alternative; Formerly: Vice
                                                              President and Treasurer [8/95 -- 4/00] The
                                                              Lincoln National Life Insurance Company.

                            JOHN H. GOTTA                     Director, Second Vice President and
                            DIRECTOR, SECOND VICE PRESIDENT   Assistant Secretary [12/99-present],
                            AND ASSISTANT SECRETARY           Lincoln Life & Annuity Company of New
                            350 Church Street                 York; Chief Executive Officer of Life
                            Hartford, CT 06103                Insurance, Executive Vice President and
                                                              Assistant Secretary [12/99-present].
                                                              Formerly: Senior Vice President and
                                                              Assistant Secretary [4/98-12/99], Senior
                                                              Vice President [2/98-4/98], Vice President
                                                              and General Manager [1/98-2/98], The
                                                              Lincoln National Life Insurance Company;
                                                              Senior Vice President [3/96-12/97],
                                                              Connecticut General Life Insurance
                                                              Company.

                            BARBARA S. KOWALCZYK              Senior Vice President, Corporation
                            DIRECTOR                          Planning [5/94-present], Lincoln National
                            Centre Square                     Corporation; Director and Member of the
                            West Tower                        Investment Committee [12/01-present] The
                            1500 Market Street                Lincoln National Life Insurance Company;
                            Suite 3900                        Senior Vice President and Director
                            Philadelphia, PA 19102            [present] Lincoln National Management
                                                              Corporation.

                            MARGUERITE L. LACHMAN             Principal [11/99-present], Lend Lease Real
                            DIRECTOR                          Estate Investments. Formerly: Managing
                            787 7th Avenue,                   Director [4/87-11/99], Schroeder Real
                            46th Floor                        Estate Associates.
                            New York, NY 10019

                            LOUIS G. MARCOCCIA                Senior Vice President for Business,
                            DIRECTOR                          Finance and Administrative Services,
                            Syracuse University               [1975-present], Syracuse University.
                            Skytop Office Building
                            Skytop Road
                            Syracuse, NY 13244

                            GARY W. PARKER                    Senior Vice President and Chief Product
                            DIRECTOR                          Officer [3/00-present], Vice President,
                            350 Church Street                 Product Management [7/98-3/00], The
                            Hartford, CT 06103                Lincoln National Life Insurance Company.
                                                              Formerly: Senior Vice President, Life
                                                              Products [10/97-6/98], Vice President,
                                                              Marketing Services [9/89-10/97], Life of
                                                              Virginia.

                            JOHN M. PIETRUSKI                 Chairman of the Board, Texas Biotechnology
                            DIRECTOR                          Corporation.
                            One Penn Plaza
                            Suite 3408
                            New York, NY 10119

                            NAME, ADDRESS AND POSITION(S)
                            WITH REGISTRANT                   PRINCIPAL OCCUPATIONS LAST FIVE YEARS
                            ----------------------------------------------------------------------------
                            RON J. PONDER                     Director [99-present], Lincoln National
                            DIRECTOR                          Corporation; President and Chief Executive
                            25 Airport Road                   Officer [00-present], Telecom, Media &
                            Morristown, NJ 07960              Networks-Americas, a Cap Gemini Ernst &
                                                              Young Company. Formerly: Executive Vice
                                                              President, Operations & Service [96-97],
                                                              American Telephone & Telegraph Company;
                                                              President and Chief Executive Officer
                                                              [97-99], BDSI, Incorporated.

                            MARK E. REYNOLDS                  Senior Vice President [4/01-present] The
                            DIRECTOR                          Lincoln National Life Insurance Company,
                            1300 South Clinton St.            Director [5/01-present] First Penn-Pacific
                            Fort Wayne, IN 46802              Life Insurance Company. Formerly:
                                                              Executive Vice President and Chief
                                                              Financial Officer [8/96-4/01] Cova
                                                              Financial Services.

                            LORRY J. STENSRUD                 Director, Executive Vice President and
                            PRESIDENT AND DIRECTOR            Chief Executive Officer of Annuities
                            1300 South Clinton Street         [6/00-present]; The Lincoln National Life
                            Fort Wayne, IN 46802              Insurance Company; Director,
                                                              [6/00-present], Lincoln Financial Group
                                                              Foundation, Incorporated.

                            RICHARD C. VAUGHAN                Executive Vice President and Chief
                            DIRECTOR                          Financial Officer [1/95-present], Lincoln
                            Centre Square                     National Corporation.
                            West Tower
                            1500 Market Street
                            Suite 3900
                            Philadelphia, PA 19102

DISTRIBUTION OF POLICIES

                    LLANY intends to offer the Policy in New York. Lincoln Financial Advisors Corporation ("LFA"), an Indiana corporation, is an affiliate of LLANY and the principal underwriter for the Policies. LFA is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers ("NASD"). LFA has overall responsibility for establishing a selling plan for the Policies. Compensation by LLANY to the Principal Underwriter is separate from that paid to the selling house, the registered representative and any other selling intermediaries. The Amended and Restated Principal Underwriting Agreement ("PUA") between LLANY and LFA was effective August 1, 1999. The principal business address of LFA is 350 Church Street, Hartford, CT 06103.

                    The Policy may be sold by individuals who, in addition to being appointed as life insurance agents for the Company, are also registered representatives with broker-dealers who maintain selling agreements with us. Included among these broker-dealers are Lincoln Financial Advisors Corporation and Lincoln Financial Distributors, both of whom are our affiliates. Registered Representatives may receive commission and service fees up to 60% of first year premium, plus up to 5% of all other premiums paid. In lieu of premium-based commission, we may pay equivalent amounts over time, based on Accumulation Value. Registered Representatives are also eligible for cash bonuses and "non-cash compensation." The latter [as defined in NASD Conduct Rule 2820] includes such things as office space, computers, club credit, prizes, awards, training and education meetings.

                    Additionally, the broker-dealer may receive compensation on the first year premium and all additional premiums and/or reimbursements for portions of Policy sales expenses. In some situations, the broker-dealer may elect to share its commission or expense reimbursement allowance with the Registered Representative. Depending on the particular selling arrangements, there may be others whom we compensate for distribution activities. For example, we may compensate certain "wholesalers," who control access to certain selling offices, for access to those offices.

                    All compensation is paid from our resources, which include fees and charges imposed under the Policy.

CHANGES OF INVESTMENT POLICY

                    LLANY may materially change the investment policy of the Separate Account. LLANY must inform the Owners and obtain all necessary regulatory approvals. Any change must be submitted to the various state insurance departments which shall disapprove it if deemed detrimental to the interests of the Owners or if it renders LLANY's operations hazardous to the public. If an Owner objects, the Policy may be converted to a substantially comparable fixed benefit life insurance policy offered by LLANY on the life of the Insureds. The Owner has the later of 60 days from the date of the investment policy change or 60 days from being informed of such change to make this conversion. LLANY will not require evidence of insurability for this conversion.

                    The new policy will not be affected by the investment experience of any separate account. The new policy will be for an amount of insurance not exceeding the Death Benefit of the Policy converted on the date of such conversion.

OTHER CONTRACTS ISSUED BY LLANY

                    LLANY from time to time offers other variable annuity contracts and variable life insurance policies with benefits which vary in accordance with the investment experience of a separate account of LLANY.

STATE REGULATION

                    LLANY is subject to the laws of New York governing insurance companies and to regulation by the New York Insurance Department. An annual statement in a prescribed form is filed with the New York Insurance Department each year covering the operation of LLANY for the preceding year and its financial condition as of the end of such year. Regulation by the Insurance Department includes periodic examination to determine LLANY's contract liabilities and reserves so that the Insurance Department may certify the items are correct. LLANY's books and accounts are subject to review by the Insurance Department at all times and a full examination of its operations is conducted periodically by the New York Department of Insurance. Such regulation does not, however, involve any supervision of management or investment practices or policies.

                    A blanket bond with a per event limit of $25 million and an annual policy aggregate limit of $50 million covers all of the officers and employees of the Company.

REPORTS TO OWNERS

                    LLANY maintains Policy records and will mail to each Owner, at the last known address of record, an annual statement showing the amount of the current Death Benefit, the Accumulation Value, and Surrender Value, premiums paid and monthly charges deducted since the last report, the amounts invested in each Sub-Account and any Loan Account Value.

                    Owners will also be sent annual reports containing financial statements for the Separate Account and annual and semi-annual reports of the Funds as required by the 1940 Act.

                    Policy Owners will receive statements of significant transactions such as: changes in Specified Amount or Death Benefit Option; transfers among Sub-Accounts; Premium Payments; loans and repayment of loans; reinstatement; and termination.

ADVERTISING

                    LLANY is also ranked and rated by independent financial rating services, including Moody's, Standard & Poor's,
                    Duff & Phelps and A.M. Best Company. The purpose of these ratings is to reflect the financial strength or claims-paying ability of LLANY. The ratings are not intended to reflect the investment experience or financial strength of the Separate Account. LLANY may advertise these ratings from time to time. In addition, LLANY may include in certain advertisements, endorsements in the form of a list of organizations, individuals or other parties which recommend LLANY or the Policies. Furthermore, LLANY may occasionally include in advertisements comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

                    We are a member of the Insurance Marketplace Standards Association ("IMSA") and may include the IMSA logo and information about IMSA membership in our advertisements. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and services for individually sold life insurance and annuities.

LEGAL PROCEEDINGS

                    Lincoln New York may be involved in various pending or threatened legal proceedings arising from the conduct or its business. These proceedings are routine and in the ordinary course of business.

EXPERTS

                    The financial statements will be filed by Amendment.

                    The opinion on Actuarial matters will be filed by Amendment.

                    The opinion on Legal matters will be filed by Amendment.

REGISTRATION STATEMENT

                    A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Policies offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and amendments thereto and exhibits filed as a part thereof, to all of which reference is hereby made for further information concerning the Separate Account, LLANY, and the Policies offered hereby. Statements contained in this Prospectus as to the content of Policies and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to such instruments as filed.

Note: The Financial Statements will be filed by Amendment for
    - Separate Account 3/31/02
    - Lincoln Life & Annuity Company of New York 3/31/02

APPENDIX 1

                    ILLUSTRATIONS OF ACCUMULATION VALUES, SURRENDER VALUES, AND DEATH BENEFIT PROCEEDS

                    The illustrations in this Prospectus have been prepared to help show how values under the Policies change with investment performance. The illustrations illustrate how Accumulation Values, Surrender Values and Death Benefit Proceeds under a Policy would vary over time if the hypothetical gross investment rates of return were a uniform annual effective rate of either 0%, 6% or 12%. Actual returns will fluctuate over time and will likely be both positive and negative. The hypothetical gross investment rate of return may indeed average 0%, 6% or 12% over a period of years. However, it may fluctuate above and below those averages throughout the years shown. In that case, the actual Accumulation Values, Surrender Values and Death Benefit Proceeds could be substantially less than those shown, and may, under certain circumstances, result in the lapse of the Policy unless the Owner pays more than the stated Premium. The illustrations also assume there are no Policy Loans or Partial Surrenders, no additional Premium Payments are made other than shown, no Accumulation Values are allocated to the Fixed Account, and there are no changes in the Specified Amount or Death Benefit Option.

                    The amounts shown for the Accumulation Value, Surrender Value and Death Benefit Proceeds as of each Policy Anniversary reflect the fact that charges are made and expenses applied which lower investment return on the assets held in the Sub-Accounts. Daily charges are made against the assets of the Sub-Accounts for assuming mortality and expense risks. The mortality and expense risk charge is equivalent to an annual effective rate of 0.80% of the daily net asset value of the Separate Account in years 1-19, 0.40%, in years 20+, and is guaranteed not to exceed that. In addition, the amounts shown also reflect the deduction of Fund investment advisory fees and other expenses which will vary depending on which funding vehicle is chosen but which are assumed for purposes of these illustrations to be equivalent to an annual effective rate of 0.83% of the daily net asset value of the Separate Account. This rate reflects an arithmetic average of total Fund portfolio annual expenses for the year ending December 31, 2001.

                    Considering charges for mortality and expense risks and the assumed Fund expenses, gross annual rates of 0%, 6% and 12% correspond to net investment experience at annual rates of -1.62%, 4.34% and 10.29% in years 1-19, -1.22%, 4.74% and
                    10.69% in years 20+.

                    The illustrations also reflect the fact that LLANY makes monthly charges for providing insurance protection. Current values reflect current Cost of Insurance charges and guaranteed values reflect the maximum Cost of Insurance charges guaranteed in the Policy. The values shown are for Policies which are issued as preferred and standard. Policies issued on a substandard basis would result in lower Accumulation Values and Death Benefit Proceeds than those illustrated.

                    The illustrations also reflect the fact that LLANY deducts a premium load of 8.0% from each Premium Payment during the first Policy year, 4% thereafter.

                    The Surrender Values shown in the illustrations reflect the fact that LLANY will deduct a Surrender Charge from the Policy's Accumulation Value for any Policy surrendered in full during the first fifteen Policy Years. Surrender Charges reflect, in part, age and Specified Amount, and are shown in the illustrations.

                    In addition, the illustrations reflect the fact that LLANY deducts a monthly administrative charge at the beginning of each Policy Month. The monthly administrative expense charge is a flat charge per month for all years current values reflect a current flat dollar monthly administrative expense charge of $10.

                    Upon request, LLANY will furnish a comparable illustration based on the proposed insureds' ages, gender classification, smoking classification, risk classification and premium payment requested.

                    The illustrations do not reflect the selection of any Rider or any charges or fees associated with any Rider under the Policy.

                                  MALE AGE 55/FEMALE AGE 55 NONSMOKER
                                  STANDARD -- $13,500 ANNUAL PREMIUM
                                  FACE AMOUNT $1,000,000
                                  DEATH BENEFIT OPTION 1

                                  GUARANTEED BASIS

         PREMIUMS
        ACCUMULATED
END OF      AT           DEATH BENEFIT PROCEEDS          TOTAL ACCUMULATION VALUE            SURRENDER VALUE
POLICY  5% INTEREST    ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF    SURRENDER
 YEAR    PER YEAR    GROSS 0%   GROSS 6%   GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%   GROSS 0%  GROSS 6%  GROSS 12%    CHARGE
------  -----------  ---------  ---------  ---------  --------  --------  ----------  --------  --------  ----------  ---------

   1
   2
   3
   4
   5

   6
   7
   8
   9
  10                                                        TO BE FILED BY AMENDMENT

  11
  12
  13
  14
  15

  20
  25
  30

All Amounts are in Dollars

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Guaranteed cost of insurance rates assumed. Guaranteed mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment returns will fluctuate over time and likely will be both positive and negative. Depending upon the timing, the Owners' allocations to each Fund, the Funds' rates of return and degree of fluctuation; the actual values could be substantially less than those shown, and may, under certain circumstances, result in lapse of the Policy unless the Owner pays more than the stated Premium. Accumulation Values, Surrender Values and Death Benefit Proceeds for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of guaranteed mortality and expense risk charges and
                                  (2) assumed Fund total expenses of 0.83% per year. See "Fund Expenses".

                                  MALE AGE 55/FEMALE AGE 55 NONSMOKER
                                  STANDARD -- $13,500 ANNUAL PREMIUM
                                  FACE AMOUNT $1,000,000
                                  DEATH BENEFIT OPTION 1

                                  CURRENT BASIS

         PREMIUMS
        ACCUMULATED
END OF      AT           DEATH BENEFIT PROCEEDS          TOTAL ACCUMULATION VALUE            SURRENDER VALUE
POLICY  5% INTEREST    ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF    SURRENDER
 YEAR    PER YEAR    GROSS 0%   GROSS 6%   GROSS 12%  GROSS 0%  GROSS 6%  GROSS 12%   GROSS 0%  GROSS 6%  GROSS 12%    CHARGE
------  -----------  ---------  ---------  ---------  --------  --------  ----------  --------  --------  ----------  ---------

   1
   2
   3
   4
   5

   6
   7
   8
   9
  10                                                        TO BE FILED BY AMENDMENT

  11
  12
  13
  14
  15

  20
  25
  30

All Amounts are in Dollars

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Current cost of insurance rates assumed. Current mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment returns will fluctuate over time and likely will be both positive and negative. Depending upon the timing, the Owners' allocations to each Fund, the Funds' rates of return and degree of fluctuation; the actual values could be substantially less than those shown, and may, under certain circumstances, result in lapse of the Policy unless the Owner pays more than the stated Premium. Accumulation Values, Surrender Values and Death Benefit Proceeds for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of current mortality and expense risk charges and (2) assumed Fund total expenses of 0.83% per year. See "Fund Expenses".

                                  MALE AGE 65/FEMALE AGE 65 NONSMOKER
                                  STANDARD -- $21,500 ANNUAL PREMIUM
                                  FACE AMOUNT $1,000,000
                                  DEATH BENEFIT OPTION 1
                                  GUARANTEED BASIS

         PREMIUMS
        ACCUMULATED
END OF      AT             DEATH BENEFIT PROCEEDS           TOTAL ACCUMULATION VALUE
POLICY  5% INTEREST     ANNUAL INVESTMENT RETURN OF       ANNUAL INVESTMENT RETURN OF
 YEAR    PER YEAR     GROSS 0%    GROSS 6%   GROSS 12%   GROSS 0%  GROSS 6%  GROSS 12%
------  -----------  ----------  ----------  ----------  --------  --------  ----------

   1
   2
   3
   4
   5

   6
   7
   8
   9
  10                                                           TO BE FILED BY AMENDMENT

  11
  12
  13
  14
  15

  20
  25
  30


END OF         SURRENDER VALUE
POLICY   ANNUAL INVESTMENT RETURN OF   SURRENDER
 YEAR   GROSS 0%  GROSS 6%  GROSS 12%   CHARGE
------  --------  --------  ---------- ---------
   1
   2
   3
   4
   5
   6
   7
   8
   9
  10
  11
  12
  13
  14
  15
  20
  25
  30

All Amounts are in Dollars

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Guaranteed cost of insurance rates assumed. Guaranteed mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment returns will fluctuate over time and likely will be both positive and negative. Depending upon the timing, the Owners' allocations to each Fund, the Funds' rates of return and degree of fluctuation; the actual values could be substantially less than those shown, and may, under certain circumstances, result in lapse of the Policy unless the Owner pays more than the stated Premium. Accumulation Values, Surrender Values and Death Benefit Proceeds for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of guaranteed mortality and expense risk charges and
                                  (2) assumed Fund total expenses of 0.83% per year. See "Fund Expenses".

                                  MALE AGE 65/FEMALE AGE 65 NONSMOKER
                                  STANDARD -- $21,500 ANNUAL PREMIUM
                                  FACE AMOUNT $1,000,000
                                  DEATH BENEFIT OPTION 1
                                  CURRENT BASIS

         PREMIUMS
        ACCUMULATED
END OF      AT             DEATH BENEFIT PROCEEDS           TOTAL ACCUMULATION VALUE
POLICY  5% INTEREST     ANNUAL INVESTMENT RETURN OF       ANNUAL INVESTMENT RETURN OF
 YEAR    PER YEAR     GROSS 0%    GROSS 6%   GROSS 12%   GROSS 0%  GROSS 6%  GROSS 12%
------  -----------  ----------  ----------  ----------  --------  --------  ----------

   1
   2
   3
   4
   5

   6
   7
   8
   9
  10                                                           TO BE FILED BY AMENDMENT

  11
  12
  13
  14
  15

  20
  25
  30


END OF         SURRENDER VALUE
POLICY   ANNUAL INVESTMENT RETURN OF    SURRENDER
 YEAR   GROSS 0%  GROSS 6%  GROSS 12%    CHARGE
------  --------  --------  ----------  ---------
   1
   2
   3
   4
   5
   6
   7
   8
   9
  10
  11
  12
  13
  14
  15
  20
  25
  30

All Amounts are in Dollars

                                  If Premiums are paid more frequently than annually, the Death Benefit Proceeds, Accumulation Values and Surrender Values would be less than those illustrated.

                                  Assumes no policy loans or partial surrenders have been made. Current cost of insurance rates assumed. Current mortality and expense risk charges, administrative fees and premium load assumed.

                                  These investment results are illustrative only and should not be considered a representation of past or future investment results. Actual investment returns will fluctuate over time and likely will be both positive and negative. Depending upon the timing, the Owners' allocations to each Fund, the Funds' rates of return and degree of fluctuation; the actual values could be substantially less than those shown, and may, under certain circumstances, result in lapse of the Policy unless the Owner pays more than the stated Premium. Accumulation Values, Surrender Values and Death Benefit Proceeds for a Policy would be different from those shown if the actual investment rates of return averaged 0%, 6% and 12% over a period of years, but fluctuated above or below those averages for individual Policy Years. No representations can be made that these rates of return will in fact be achieved for any one year or sustained over a period of time.

                                  The amounts shown in these illustrations reflect (1) the deduction of current mortality and expense risk charges and (2) assumed Fund total expenses of 0.83% per year. See "Fund Expenses".

APPENDIX 2

                    CORRIDOR PERCENTAGES

ATTAINED AGE OF THE YOUNGER
INSURED (NEAREST BIRTHDAY)    CORRIDOR PERCENTAGE
----------------------------  -------------------
            0-40                      250%
             41                       243
             42                       236
             43                       229
             44                       222
             45                       215
             46                       209
             47                       203
             48                       197
             49                       191
             50                       185
             51                       178
             52                       171
             53                       164
             54                       157
             55                       150
             56                       146
             57                       142
             58                       138
             59                       134
             60                       130
             61                       128
             62                       126
             63                       124
             64                       122
             65                       120
             66                       119
             67                       118
             68                       117
             69                       116
             70                       115
             71                       113
             72                       111
             73                       109
             74                       107
           75-90                      105
             91                       104
             92                       103
             93                       102
             94                       101
           95-99                      100

     LLANY Separate Account R for Flexible Premium Variable Life Insurance

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statement of Assets and Liabilities
December 31, 2001

                                                      MORTALITY & EXPENSE        CONTRACT REDEMPTIONS
                                                      CHARGES PAYABLE TO         DUE TO LINCOLN
                                                      LINCOLN LIFE & ANNUITY     LIFE & ANNUITY
SUBACCOUNT                 INVESTMENTS  TOTAL ASSETS  COMPANY OF NEW YORK        COMPANY OF NEW YORK   NET ASSETS
-----------------------------------------------------------------------------------------------------------------
AIM V.I. Growth              $294,946     $294,946               $20                    $  --          $  294,926
AIM V.I. International
   Equity                     46,699       46,699                  3                       --              46,696
AIM V.I. Value               369,612      369,612                 25                       --             369,587
AFIS Growth Class 2          218,189      218,189                 15                       --             218,174
AFIS Growth-Income
   Class 2                   105,006      105,006                  7                       --             104,999
AFIS Global Small
   Capitalization
   Class 2                     2,016        2,016                 --                       --               2,016
AFIS International
   Class 2                       948          948                 --                        5                 943
AVPSF Premier Growth             990          990                 --                        5                 985
AVPSF Growth and Income          951          951                 --                        5                 946
AVPSF AllianceBernstein
   Small Cap Value             1,034        1,034                 --                        5               1,029
AVPSF Technology               1,052        1,052                 --                        6               1,046
Baron Capital Asset
   Insurance Shares          175,545      175,545                 12                       --             175,533
Deutsche VIT EAFE Equity
   Index                      12,237       12,237                  1                       --              12,236
Deutsche VIT Equity 500
   Index                     285,625      285,625                 19                       --             285,606
Deutsche VIT Small Cap
   Index                      62,247       62,247                  4                       --              62,243
DGPF High Yield               23,908       23,908                  2                       --              23,906
DGPF Devon                       200          200                 --                       --                 200
DGPF Emerging Markets          6,504        6,504                 --                       --               6,504
DGPF Growth and Income           972          972                 --                        5                 967
DGPF Small Cap Value         165,854      165,854                 11                       --             165,843
DGPF REIT                     40,729       40,729                  3                       --              40,726
DGPF Trend                    88,848       88,848                  6                       --              88,842
DGPF U.S. Growth                 979          979                 --                        5                 974
Fidelity VIP
   Equity-Income Service
   Class                         973          973                 --                        5                 968
Fidelity VIP Growth
   Service Class               4,722        4,722                 --                       --               4,722
Fidelity VIP High Income
   Service Class              71,268       71,268                  5                       --              71,263
Fidelity VIP Overseas
   Service Class                 938          938                 --                        5                 933
Fidelity VIP II
   Contrafund Service
   Class                      64,199       64,199                  4                       --              64,195
Fidelity VIP III Growth
   Opportunities Service
   Class                      39,922       39,922                  3                       --              39,919

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statement of Assets and Liabilities (continued)
December 31, 2001

                                                      MORTALITY & EXPENSE        CONTRACT REDEMPTIONS
                                                      CHARGES PAYABLE TO         DUE TO LINCOLN
                                                      LINCOLN LIFE & ANNUITY     LIFE & ANNUITY
SUBACCOUNT                 INVESTMENTS  TOTAL ASSETS  COMPANY OF NEW YORK        COMPANY OF NEW YORK   NET ASSETS
-----------------------------------------------------------------------------------------------------------------
Janus Aspen
   Series Balanced           $399,651     $399,651               $26                    $  --          $  399,625
Janus Aspen
   Series Worldwide
   Growth                    388,117      388,117                 26                       --             388,091
Janus Aspen
   Series Aggressive
   Growth Service Shares         964          964                 --                        5                 959
Janus Aspen
   Series Balanced
   Service Shares                928          928                 --                        5                 923
Janus Aspen
   Series Global
   Technology Service
   Shares                     28,995       28,995                  2                       --              28,993
Janus Aspen
   Series Worldwide
   Growth Service Shares         977          977                 --                        5                 972
LN Aggressive Growth           1,025        1,025                 --                        5               1,020
LN Bond                      308,049      308,049                 20                       --             308,029
LN Capital Appreciation      106,057      106,057                  7                       --             106,050
LN Equity-Income              21,042       21,042                  1                       --              21,041
LN Global Asset
   Allocation                  2,682        2,682                 --                       --               2,682
LN International                 951          951                 --                        5                 946
LN Money Market              762,634      762,634                 50                       --             762,584
LN Social Awareness            4,058        4,058                 --                       --               4,058
MFS VIT Capital
   Opportunities                 996          996                 --                        5                 991
MFS VIT Emerging Growth       60,066       60,066                  4                       --              60,062
MFS VIT Total Return          21,998       21,998                  1                       --              21,997
MFS VIT Utilities             50,399       50,399                  3                       --              50,396
NB AMT Mid-Cap Growth        171,637      171,637                 11                       --             171,626
NB AMT Partners               45,845       45,845                  3                       --              45,842
NB AMT Regency                 1,000        1,000                 --                        5                 995
Putnam VT Growth and
   Income Class IB               958          958                 --                        5                 953
Putnam VT Health Sciences
   Class IB                    2,726        2,726                 --                        5               2,721
Templeton International
   Securities Class 2         50,427       50,427                  3                       --              50,424
Templeton Growth
   Securities                    969          969                 --                        5                 964
Templeton Growth
   Securities Class 2         59,846       59,846                  4                       --              59,842
Franklin Small Cap             2,879        2,879                 --                        5               2,874

                                          AFFILIATED  NON-AFFILIATED
--------------------------------------------------------------------
Investments at Cost                       $1,588,277  $    3,515,457
Investments at Market                     1,534,492        3,048,497

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Operations
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001


                                       AIM                                    AFIS        AFIS
                           AIM         V.I.           AIM         AFIS        GROWTH-     GLOBAL SMALL    AFIS           AVPSF
                           V.I.        INTERNATIONAL  V.I.        GROWTH      INCOME      CAPITALIZATION  INTERNATIONAL  PREMIER
                           GROWTH      EQUITY         VALUE       CLASS 2     CLASS 2     CLASS 2         CLASS 2        GROWTH
                           SUBACCOUNT  SUBACCOUNT     SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
-----------------------------------------------------------------------------------------------------------------------------------
Period from October 1,
   1999 (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $        2  $           7  $        3  $       --  $       --  $           --  $          --  $       --
  - Dividends from net
     realized gains on
     investments                   33             29          13          --          --              --             --          --
  - Mortality and expense
     guarantees                    (2)            (1)         (2)         --          --              --             --          --
                           ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INVESTMENT INCOME
   (LOSS)                          33             35          14          --          --              --             --          --
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                    4             10           4          --          --              --             --          --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  240            267         225          --          --              --             --          --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                 244            277         229          --          --              --             --          --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $      277  $         312  $      243  $       --  $       --  $           --  $          --  $       --
-------------------------  ==========  =============  ==========  ==========  ==========  ==============  =============  ==========
Year Ended December 31,
   2000
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $       12  $          23  $      120  $       --  $       --  $           --  $          --  $       --
  - Dividends from net
     realized gains on
     investments                4,264            578       4,182          --          --              --             --          --
  - Mortality and expense
     guarantees                  (517)           (57)       (502)        (72)         (6)             (4)            --          --
                           ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INVESTMENT INCOME
   (LOSS)                       3,759            544       3,800         (72)         (6)             (4)            --          --
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                   17            (99)     (1,614)        (10)          2             (23)            --          --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments              (39,927)        (3,358)    (16,847)     (3,733)        210            (149)            --          --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS             (39,910)        (3,457)    (18,461)     (3,743)        212            (172)            --          --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $  (36,151) $      (2,913) $  (14,661) $   (3,815) $      206  $         (176) $          --  $       --
-------------------------  ==========  =============  ==========  ==========  ==========  ==============  =============  ==========
Year Ended December 31,
   2001
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $      616  $         150  $      440  $      437  $    1,576  $            3  $          --  $       --
  - Dividends from net
     realized gains on
     investments                   --          1,175       6,679      24,986       8,841              23             --          --
  - Mortality and expense
     guarantees SVUL and
     SVUL Elite (0.80%
     Fee Rate)                 (1,598)          (191)     (1,617)       (747)       (531)            (11)            (1)         (1)
                           ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INVESTMENT INCOME
   (LOSS)                        (982)         1,134       5,502      24,676       9,886              15             (1)         (1)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments              (65,640)          (597)     (4,308)     (7,627)       (673)           (268)            --          --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments              (21,578)        (4,432)    (22,532)    (30,585)     (8,092)            (18)            39          80
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS             (87,218)        (5,029)    (26,840)    (38,212)     (8,765)           (286)            39          80
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $  (88,200) $      (3,895) $  (21,338) $  (13,536) $    1,121  $         (271) $          38  $       79
-------------------------  ==========  =============  ==========  ==========  ==========  ==============  =============  ==========

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Operations (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001

                                                                      BARON
                                       AVPSF                          CAPITAL
                           AVPSF       ALLIANCEBERNSTEIN              ASSET       DEUTSCHE VIT  DEUTSCHE VIT  DEUTSCHE VIT
                           GROWTH AND  SMALL CAP          AVPSF       INSURANCE   EAFE          EQUITY        SMALL
                           INCOME      VALUE              TECHNOLOGY  SHARES      EQUITY INDEX  500 INDEX     CAP INDEX
                           SUBACCOUNT  SUBACCOUNT         SUBACCOUNT  SUBACCOUNT  SUBACCOUNT    SUBACCOUNT    SUBACCOUNT
--------------------------------------------------------------------------------------------------------------------------
Period from October 1,
   1999 (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $       --  $              --  $       --  $       --  $         14  $         14  $          9
  - Dividends from net
     realized gains on
     investments                   --                 --          --          --            26             7            26
  - Mortality and expense
     guarantees                    --                 --          --          (1)           (1)           (2)           (1)
                           ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INVESTMENT INCOME
   (LOSS)                          --                 --          --          (1)           39            19            34
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                   --                 --          --           8             5             3             7
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   --                 --          --         196            93           141           137
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                  --                 --          --         204            98           144           144
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $       --  $              --  $       --  $      203  $        137  $        163  $        178
-------------------------  ==========  =================  ==========  ==========  ============  ============  ============
Year Ended December 31,
   2000
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $       --  $              --  $       --  $       --  $         --  $        137  $         --
  - Dividends from net
     realized gains on
     investments                   --                 --          --           2            14            --           231
  - Mortality and expense
     guarantees                    --                 --          --        (240)           (9)         (989)         (123)
                           ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INVESTMENT INCOME
   (LOSS)                          --                 --          --        (238)            5          (852)          108
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                   --                 --          --        (118)          (10)          379           102
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   --                 --          --      (5,031)          (88)      (19,311)       (2,623)
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                  --                 --          --      (5,149)          (98)      (18,932)       (2,521)
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $       --  $              --  $       --  $   (5,387) $        (93) $    (19,784) $     (2,413)
-------------------------  ==========  =================  ==========  ==========  ============  ============  ============
Year Ended December 31,
   2001
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $       --  $              --  $       --  $       --  $         --  $      2,406  $        362
  - Dividends from net
     realized gains on
     investments                   --                 --          --         444            --           251         2,917
  - Mortality and expense
     guarantees SVUL and
     SVUL Elite (0.80%
     Fee Rate)                     (1)                (1)         (1)       (803)          (94)       (2,041)         (417)
                           ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INVESTMENT INCOME
   (LOSS)                          (1)                (1)         (1)       (359)          (94)          616         2,862
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                   --                 --           1        (304)         (306)       (3,597)         (285)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   41                125         143      14,908        (3,204)      (30,018)       (1,557)
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                  41                125         144      14,604        (3,510)      (33,615)       (1,842)
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $       40  $             124  $      143  $   14,245  $     (3,604) $    (32,999) $      1,020
-------------------------  ==========  =================  ==========  ==========  ============  ============  ============


                           DGPF
                           HIGH YIELD
                           SUBACCOUNT
-------------------------
Period from October 1,
   1999 (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $       17
  - Dividends from net
     realized gains on
     investments                   --
  - Mortality and expense
     guarantees                    (1)
                           ----------
NET INVESTMENT INCOME
   (LOSS)                          16
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                   --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   (1)
-------------------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                  (1)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $       15
-------------------------  ==========
Year Ended December 31,
   2000
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $       26
  - Dividends from net
     realized gains on
     investments                   --
  - Mortality and expense
     guarantees                   (18)
                           ----------
NET INVESTMENT INCOME
   (LOSS)                           8
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                  (30)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 (455)
-------------------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                (485)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $     (477)
-------------------------  ==========
Year Ended December 31,
   2001
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $      376
  - Dividends from net
     realized gains on
     investments                   --
  - Mortality and expense
     guarantees SVUL and
     SVUL Elite (0.80%
     Fee Rate)                   (127)
                           ----------
NET INVESTMENT INCOME
   (LOSS)                         249
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                 (198)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 (351)
-------------------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                (549)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $     (300)
-------------------------  ==========

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Operations (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001

                                                                                                               FIDELITY
                                                                                                               VIP
                                       DGPF        DGPF        DGPF                                DGPF        EQUITY-
                           DGPF        EMERGING    GROWTH AND  SMALL       DGPF        DGPF        U.S.        INCOME
                           DEVON       MARKETS     INCOME      CAP VALUE   REIT        TREND       GROWTH      SERVICE CLASS
                           SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT
----------------------------------------------------------------------------------------------------------------------------
Period from October 1,
   1999 (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $       --  $       --  $       --  $       --  $       --  $       --     $--           $--
  - Dividends from net
     realized gains on
     investments                   --          --          --          --          --          --      --            --
  - Mortality and expense
     guarantees                    (1)         (1)         --          (1)         (1)         (1)     --            --
                           ----------  ----------  ----------  ----------  ----------  ----------     ---           ---
NET INVESTMENT INCOME
   (LOSS)                          (1)         (1)         --          (1)         (1)         (1)     --            --
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                    3           7          --           2          --          12      --            --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   47         181          --          46          32         286      --            --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------     ---           ---
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                  50         188          --          48          32         298      --            --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------     ---           ---
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $       49  $      187  $       --  $       47  $       31  $      297     $--           $--
-------------------------  ==========  ==========  ==========  ==========  ==========  ==========     ===           ===
Year Ended December 31,
   2000
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $        8  $       14  $       --  $      292  $       23  $       --     $--           $--
  - Dividends from net
     realized gains on
     investments                   --          --          --         364          --         320      --            --
  - Mortality and expense
     guarantees                    (5)        (16)         --        (192)        (38)       (167)     --            --
                           ----------  ----------  ----------  ----------  ----------  ----------     ---           ---
NET INVESTMENT INCOME
   (LOSS)                           3          (2)         --         464         (15)        153      --            --
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                   --          (6)         --        (856)         34         402      --            --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  (84)       (569)         --       4,446       1,237     (11,597)     --            --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------     ---           ---
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                 (84)       (575)         --       3,590       1,271     (11,195)     --            --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------     ---           ---
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $      (81) $     (577) $       --  $    4,054  $    1,256  $  (11,042)    $--           $--
-------------------------  ==========  ==========  ==========  ==========  ==========  ==========     ===           ===
Year Ended December 31,
   2001
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $        3  $       13  $       --  $      386  $      377  $       --     $--           $--
  - Dividends from net
     realized gains on
     investments                   --          --          --          --          77          --      --            --
  - Mortality and expense
     guarantees SVUL and
     SVUL Elite (0.80%
     Fee Rate)                     (3)        (36)         (1)       (629)       (205)       (596)     (1)           (1)
                           ----------  ----------  ----------  ----------  ----------  ----------     ---           ---
NET INVESTMENT INCOME
   (LOSS)                          --         (23)         (1)       (243)        249        (596)     (1)           (1)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                  (38)        (60)         --         514         152     (11,377)     --            --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   (2)        311          62       9,348       1,887      (2,616)     70            64
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------     ---           ---
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                 (40)        251          62       9,862       2,039     (13,993)     70            64
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------     ---           ---
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $      (40) $      228  $       61  $    9,619  $    2,288  $  (14,589)    $69           $63
-------------------------  ==========  ==========  ==========  ==========  ==========  ==========     ===           ===

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Operations (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001

                                                                                       FIDELITY                   JANUS
                           FIDELITY       FIDELITY       FIDELITY       FIDELITY       VIP III        JANUS       ASPEN
                           VIP            VIP            VIP            VIP II         GROWTH         ASPEN       SERIES
                           GROWTH         HIGH INCOME    OVERSEAS       CONTRAFUND     OPPORTUNITIES  SERIES      WORLDWIDE
                           SERVICE CLASS  SERVICE CLASS  SERVICE CLASS  SERVICE CLASS  SERVICE CLASS  BALANCED    GROWTH
                           SUBACCOUNT     SUBACCOUNT     SUBACCOUNT     SUBACCOUNT     SUBACCOUNT     SUBACCOUNT  SUBACCOUNT
----------------------------------------------------------------------------------------------------------------------------
Period from October 1,
   1999 (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $          --   $        --        $--       $          --  $          --  $        9  $       --
  - Dividends from net
     realized gains on
     investments                      --            --         --                  --             --          --          --
  - Mortality and expense
     guarantees                       --            --         --                  (1)            (1)         (1)         (2)
                           -------------   -----------        ---       -------------  -------------  ----------  ----------
NET INVESTMENT INCOME
   (LOSS)                             --            --         --                  (1)            (1)          8          (2)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                      --            --         --                   7              4           6           5
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                      --            --         --                 156             68         122         418
-------------------------  -------------   -----------        ---       -------------  -------------  ----------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                     --            --         --                 163             72         128         423
-------------------------  -------------   -----------        ---       -------------  -------------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $          --   $        --        $--       $         162  $          71  $      136  $      421
-------------------------  =============   ===========        ===       =============  =============  ==========  ==========
Year Ended December 31,
   2000
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $          --   $        --        $--       $           5  $           9  $    3,584  $    1,537
  - Dividends from net
     realized gains on
     investments                      --            --         --                 191             49         785       3,381
  - Mortality and expense
     guarantees                       (7)           (4)        --                (180)           (63)       (764)     (1,027)
                           -------------   -----------        ---       -------------  -------------  ----------  ----------
NET INVESTMENT INCOME
   (LOSS)                             (7)           (4)        --                  16             (5)      3,605       3,891
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                      (4)          (15)        --                 (50)           (18)       (362)       (141)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                    (194)         (127)        --              (1,701)        (1,400)    (12,274)    (63,146)
-------------------------  -------------   -----------        ---       -------------  -------------  ----------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                   (198)         (142)        --              (1,751)        (1,418)    (12,636)    (63,287)
-------------------------  -------------   -----------        ---       -------------  -------------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $        (205)  $      (146)       $--       $      (1,735) $      (1,423) $   (9,031) $  (59,396)
-------------------------  =============   ===========        ===       =============  =============  ==========  ==========
Year Ended December 31,
   2001
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $         207   $     1,795        $--       $         215  $          32  $   10,212  $    1,898
  - Dividends from net
     realized gains on
     investments                      --            --         --                 858             --          --          --
  - Mortality and expense
     guarantees SVUL and
     SVUL Elite (0.80%
     Fee Rate)                       (23)          (90)        (1)               (403)          (191)     (2,945)     (2,910)
                           -------------   -----------        ---       -------------  -------------  ----------  ----------
NET INVESTMENT INCOME
   (LOSS)                            184         1,705         (1)                670           (159)      7,267      (1,012)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                    (116)       (3,131)        --              (1,932)          (364)     (1,347)    (19,257)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                    (571)         (238)        29              (3,362)        (1,775)    (25,273)    (76,212)
-------------------------  -------------   -----------        ---       -------------  -------------  ----------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                   (687)       (3,369)        29              (5,294)        (2,139)    (26,620)    (95,469)
-------------------------  -------------   -----------        ---       -------------  -------------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $        (503)  $    (1,664)       $28       $      (4,624) $      (2,298) $  (19,353) $  (96,481)
-------------------------  =============   ===========        ===       =============  =============  ==========  ==========

                           JANUS
                           ASPEN
                           SERIES
                           AGGRESSIVE
                           GROWTH
                           SERVICE SHARES
                           SUBACCOUNT
-------------------------
Period from October 1,
   1999 (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
  - Dividends from
     investment income       $       --
  - Dividends from net
     realized gains on
     investments                     --
  - Mortality and expense
     guarantees                      --
                             ----------
NET INVESTMENT INCOME
   (LOSS)                            --
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                     --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                     --
-------------------------    ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                    --
-------------------------    ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                $       --
-------------------------    ==========
Year Ended December 31,
   2000
Net Investment Income
   (Loss):
  - Dividends from
     investment income       $       --
  - Dividends from net
     realized gains on
     investments                     --
  - Mortality and expense
     guarantees                      --
                             ----------
NET INVESTMENT INCOME
   (LOSS)                            --
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                     --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                     --
-------------------------    ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                    --
-------------------------    ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                $       --
-------------------------    ==========
Year Ended December 31,
   2001
Net Investment Income
   (Loss):
  - Dividends from
     investment income       $       --
  - Dividends from net
     realized gains on
     investments                     --
  - Mortality and expense
     guarantees SVUL and
     SVUL Elite (0.80%
     Fee Rate)                       (1)
                             ----------
NET INVESTMENT INCOME
   (LOSS)                            (1)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                     --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                     55
-------------------------    ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                    55
-------------------------    ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                $       54
-------------------------    ==========

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Operations (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001

                                           JANUS           JANUS
                           JANUS           ASPEN           ASPEN
                           ASPEN           SERIES          SERIES
                           SERIES          GLOBAL          WORLDWIDE       LN                      LN            LN
                           BALANCED        TECHNOLOGY      GROWTH          AGGRESSIVE  LN          CAPITAL       EQUITY-
                           SERVICE SHARES  SERVICE SHARES  SERVICE SHARES  GROWTH      BOND        APPRECIATION  INCOME
                           SUBACCOUNT      SUBACCOUNT      SUBACCOUNT      SUBACCOUNT  SUBACCOUNT  SUBACCOUNT    SUBACCOUNT
---------------------------------------------------------------------------------------------------------------------------
Period from October 1,
   1999 (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
  - Dividends from
     investment income          $--        $           --       $--        $       --  $       48  $         --  $        5
  - Dividends from net
     realized gains on
     investments                 --                    --        --                --          --            --          --
  - Mortality and expense
     guarantees                  --                    --        --                --          (2)           (2)         (2)
                                ---        --------------       ---        ----------  ----------  ------------  ----------
NET INVESTMENT INCOME
   (LOSS)                        --                    --        --                --          46            (2)          3
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                 --                    --        --                --          (1)            5           3
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 --                    --        --                --         (47)          273         144
-------------------------       ---        --------------       ---        ----------  ----------  ------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                --                    --        --                --         (48)          278         147
-------------------------       ---        --------------       ---        ----------  ----------  ------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   $--        $           --       $--        $       --  $       (2) $        276  $      150
-------------------------       ===        ==============       ===        ==========  ==========  ============  ==========
Year Ended December 31,
   2000
Net Investment Income
   (Loss):
  - Dividends from
     investment income          $--        $            5       $--        $       --  $    4,703  $         --  $      117
  - Dividends from net
     realized gains on
     investments                 --                    --        --                --          --         1,735       1,074
  - Mortality and expense
     guarantees                  --                    (5)       --                --        (414)         (530)        (64)
                                ---        --------------       ---        ----------  ----------  ------------  ----------
NET INVESTMENT INCOME
   (LOSS)                        --                    --        --                --       4,289         1,205       1,127
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                 --                   (22)       --                --       1,063          (768)        (34)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 --                  (282)       --                --         871       (22,851)        233
-------------------------       ---        --------------       ---        ----------  ----------  ------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                --                  (304)       --                --       1,934       (23,619)        199
-------------------------       ---        --------------       ---        ----------  ----------  ------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   $--        $         (304)      $--        $       --  $    6,223  $    (22,414) $    1,326
-------------------------       ===        ==============       ===        ==========  ==========  ============  ==========
Year Ended December 31,
   2001
Net Investment Income
   (Loss):
  - Dividends from
     investment income          $ 8        $           77       $ 1        $       --  $   10,804  $         --  $      244
  - Dividends from net
     realized gains on
     investments                 --                    --        --                --          --         8,713         887
  - Mortality and expense
     guarantees SVUL and
     SVUL Elite (0.80%
     Fee Rate)                   (1)                  (95)       (1)               (1)     (1,590)         (837)       (157)
                                ---        --------------       ---        ----------  ----------  ------------  ----------
NET INVESTMENT INCOME
   (LOSS)                         7                   (18)       --                (1)      9,214         7,876         974
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                 --                  (360)       --                 1       1,112        (4,620)       (262)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 10                (2,163)       67               116       4,558       (36,824)     (2,403)
-------------------------       ---        --------------       ---        ----------  ----------  ------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                10                (2,523)       67               117       5,670       (41,444)     (2,665)
-------------------------       ---        --------------       ---        ----------  ----------  ------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   $17        $       (2,541)      $67        $      116  $   14,884  $    (33,568) $   (1,691)
-------------------------       ===        ==============       ===        ==========  ==========  ============  ==========


                           LN
                           GLOBAL
                           ASSET
                           ALLOCATION
                           SUBACCOUNT
-------------------------
Period from October 1,
   1999 (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $        6
  - Dividends from net
     realized gains on
     investments                   --
  - Mortality and expense
     guarantees                    (1)
                           ----------
NET INVESTMENT INCOME
   (LOSS)                           5
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                    4
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   81
-------------------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                  85
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $       90
-------------------------  ==========
Year Ended December 31,
   2000
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $       --
  - Dividends from net
     realized gains on
     investments                   49
  - Mortality and expense
     guarantees                    (5)
                           ----------
NET INVESTMENT INCOME
   (LOSS)                          44
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                    7
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  (96)
-------------------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                 (89)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $      (45)
-------------------------  ==========
Year Ended December 31,
   2001
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $        4
  - Dividends from net
     realized gains on
     investments                   31
  - Mortality and expense
     guarantees SVUL and
     SVUL Elite (0.80%
     Fee Rate)                     (5)
                           ----------
NET INVESTMENT INCOME
   (LOSS)                          30
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                  (33)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   25
-------------------------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                  (8)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $       22
-------------------------  ==========

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Operations (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001


                                          LN          LN          MFS VIT        MFS VIT     MFS VIT                 NB AMT
                           LN             MONEY       SOCIAL      CAPITAL        EMERGING    TOTAL       MFS VIT     MID-CAP
                           INTERNATIONAL  MARKET      AWARENESS   OPPORTUNITIES  GROWTH      RETURN      UTILITIES   GROWTH
                           SUBACCOUNT     SUBACCOUNT  SUBACCOUNT  SUBACCOUNT     SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT
-------------------------------------------------------------------------------------------------------------------------------
Period from October 1,
   1999 (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
  - Dividends from
     investment income          $--       $      306  $        5       $--       $       --  $       --  $       --  $       --
  - Dividends from net
     realized gains on
     investments                 --               --          --        --               --          --          --          --
  - Mortality and expense
     guarantees                  --              (47)         (1)       --               (2)         (1)         (2)         (2)
                                ---       ----------  ----------       ---       ----------  ----------  ----------  ----------
NET INVESTMENT INCOME
   (LOSS)                        --              259           4        --               (2)         (1)         (2)         (2)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                 --               --           6        --               17           2           3          17
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 --               --         132        --              447          34         243         383
-------------------------       ---       ----------  ----------       ---       ----------  ----------  ----------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                --               --         138        --              464          36         246         400
-------------------------       ---       ----------  ----------       ---       ----------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   $--       $      259  $      142       $--       $      462  $       35  $      244  $      398
-------------------------       ===       ==========  ==========       ===       ==========  ==========  ==========  ==========
Year Ended December 31,
   2000
Net Investment Income
   (Loss):
  - Dividends from
     investment income          $--       $    7,404  $        4       $--       $       --  $       17  $       42  $       --
  - Dividends from net
     realized gains on
     investments                 --               --          60        --            1,944          17         314          --
  - Mortality and expense
     guarantees                  --             (998)         (6)       --             (537)        (16)        (81)        (65)
                                ---       ----------  ----------       ---       ----------  ----------  ----------  ----------
NET INVESTMENT INCOME
   (LOSS)                        --            6,406          58        --            1,407          18         275         (65)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                 --               --          25        --           (4,388)         25         211         114
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 --               --        (144)       --          (21,825)        299        (471)     (3,358)
-------------------------       ---       ----------  ----------       ---       ----------  ----------  ----------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                --               --        (119)       --          (26,213)        324        (260)     (3,244)
-------------------------       ---       ----------  ----------       ---       ----------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   $--       $    6,406  $      (61)      $--       $  (24,806) $      342  $       15  $   (3,309)
-------------------------       ===       ==========  ==========       ===       ==========  ==========  ==========  ==========
Year Ended December 31,
   2001
Net Investment Income
   (Loss):
  - Dividends from
     investment income          $ 9       $   12,227  $       50       $--       $       --  $      215  $      910  $       --
  - Dividends from net
     realized gains on
     investments                 --               --         100        --            6,198         317       2,385          --
  - Mortality and expense
     guarantees SVUL and
     SVUL Elite (0.80%
     Fee Rate)                   (1)          (3,269)        (25)       (1)            (627)        (80)       (322)       (488)
                                ---       ----------  ----------       ---       ----------  ----------  ----------  ----------
NET INVESTMENT INCOME
   (LOSS)                         8            8,958         125        (1)           5,571         452       2,973        (488)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                 --               --        (291)       --          (33,759)        (37)     (2,232)     (2,538)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 33               --        (164)       87           (8,464)       (149)    (12,981)     (5,775)
-------------------------       ---       ----------  ----------       ---       ----------  ----------  ----------  ----------
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                33               --        (455)       87          (42,223)       (186)    (15,213)     (8,313)
-------------------------       ---       ----------  ----------       ---       ----------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   $41       $    8,958  $     (330)      $86       $  (36,652) $      266  $  (12,240) $   (8,801)
-------------------------       ===       ==========  ==========       ===       ==========  ==========  ==========  ==========

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Operations (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001


                                                   PUTNAM VT   PUTNAM VT   TEMPLETON                  TEMPLETON
                                                   GROWTH AND  HEALTH      INTERNATIONAL  TEMPLETON   GROWTH      FRANKLIN
                           NB AMT      NB AMT      INCOME      SCIENCES    SECURITIES     GROWTH      SECURITIES  SMALL
                           PARTNERS    REGENCY     CLASS IB    CLASS IB    CLASS 2        SECURITIES  CLASS 2     CAP
                           SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT     SUBACCOUNT  SUBACCOUNT  SUBACCOUNT
----------------------------------------------------------------------------------------------------------------------------
Period from October 1,
   1999 (inception) to
   December 31, 1999
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $       --     $--         $--         $--      $          --     $--      $       --     $ --
  - Dividends from net
     realized gains on
     investments                   --      --          --          --                 --      --              --       --
  - Mortality and expense
     guarantees                    (1)     --          --          --                 (2)     --              (6)      --
                           ----------     ---         ---         ---      -------------     ---      ----------     ----
NET INVESTMENT INCOME
   (LOSS)                          (1)     --          --          --                 (2)     --              (6)      --
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                    6      --          --          --                  2      --              30       --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   97      --          --          --                175      --             655       --
-------------------------  ----------     ---         ---         ---      -------------     ---      ----------     ----
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                 103      --          --          --                177      --             685       --
-------------------------  ----------     ---         ---         ---      -------------     ---      ----------     ----
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $      102     $--         $--         $--      $         175     $--      $      679     $ --
-------------------------  ==========     ===         ===         ===      =============     ===      ==========     ====
Year Ended December 31,
   2000
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $        6     $--         $--         $--      $         447     $--      $       34     $ --
  - Dividends from net
     realized gains on
     investments                  129      --          --          --              2,969      --             802       --
  - Mortality and expense
     guarantees                   (83)     --          --          --               (224)     --             (57)      --
                           ----------     ---         ---         ---      -------------     ---      ----------     ----
NET INVESTMENT INCOME
   (LOSS)                          52      --          --          --              3,192      --             779       --
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                  (10)     --          --          --             (3,322)     --              10       --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  263      --          --          --               (845)     --            (434)      --
-------------------------  ----------     ---         ---         ---      -------------     ---      ----------     ----
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS                 253      --          --          --             (4,167)     --            (424)      --
-------------------------  ----------     ---         ---         ---      -------------     ---      ----------     ----
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $      305     $--         $--         $--      $        (975)    $--      $      355     $ --
-------------------------  ==========     ===         ===         ===      =============     ===      ==========     ====
Year Ended December 31,
   2001
Net Investment Income
   (Loss):
  - Dividends from
     investment income     $      124     $--         $--         $--      $       1,467     $--      $    1,035     $ --
  - Dividends from net
     realized gains on
     investments                1,177      --          --          --             11,541      --           9,283       --
  - Mortality and expense
     guarantees SVUL and
     SVUL Elite (0.80%
     Fee Rate)                   (318)     (1)         (1)         (2)              (372)     (1)           (321)      (2)
                           ----------     ---         ---         ---      -------------     ---      ----------     ----
NET INVESTMENT INCOME
   (LOSS)                         983      (1)         (1)         (2)            12,636      (1)          9,997       (2)
Net Realized and
   Unrealized Gain (Loss)
   on Investments:
  - Net realized gain
     (loss) on
     investments                 (128)     --          --          --               (740)     --            (941)      --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments               (2,390)     90          49          (2)           (20,146)     59          (9,185)     151
-------------------------  ----------     ---         ---         ---      -------------     ---      ----------     ----
NET REALIZED AND
   UNREALIZED GAIN (LOSS)
   ON INVESTMENTS              (2,518)     90          49          (2)           (20,886)     59         (10,126)     151
-------------------------  ----------     ---         ---         ---      -------------     ---      ----------     ----
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS              $   (1,535)    $89         $48         $(4)     $      (8,250)    $58      $     (129)    $149
-------------------------  ==========     ===         ===         ===      =============     ===      ==========     ====

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Changes in Net Assets
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001


                                       AIM                                    AFIS        AFIS
                           AIM         V.I.           AIM         AFIS        GROWTH-     GLOBAL SMALL    AFIS           AVPSF
                           V.I.        INTERNATIONAL  V.I.        GROWTH      INCOME      CAPITALIZATION  INTERNATIONAL  PREMIER
                           GROWTH      EQUITY         VALUE       CLASS 2     CLASS 2     CLASS 2         CLASS 2        GROWTH
                           SUBACCOUNT  SUBACCOUNT     SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
-----------------------------------------------------------------------------------------------------------------------------------
Changes From Operations:
  - Net investment income
     (loss)                $      33   $       35     $      14   $      --   $      --   $       --      $      --      $       --
  - Net realized gain
     (loss) on
     investments                   4           10             4          --          --           --             --              --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 240          267           225          --          --           --             --              --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                    277          312           243          --          --           --             --              --
Changes From Unit
   Transactions:
  - Participant purchases      2,807          900         2,793          --          --           --             --              --
  - Participant
     withdrawals                (235)        (159)         (233)         --          --           --             --              --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INCREASE IN NET
   ASSETS RESULTING FROM
   UNIT TRANSACTIONS           2,572          741         2,560          --          --           --             --              --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
TOTAL INCREASE IN NET
   ASSETS                      2,849        1,053         2,803          --          --           --             --              --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET ASSETS AT DECEMBER
   31, 1999                    2,849        1,053         2,803          --          --           --             --              --
Changes From Operations:
  - Net investment income
     (loss)                    3,759          544         3,800         (72)         (6)          (4)            --              --
  - Net realized gain
     (loss) on
     investments                  17          (99)       (1,614)        (10)          2          (23)            --              --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments             (39,927)      (3,358)      (16,847)     (3,733)        210         (149)            --              --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                (36,151)      (2,913)      (14,661)     (3,815)        206         (176)            --              --
Changes From Unit
   Transactions:
  - Participant purchases    196,507       12,482       124,831      72,309      29,002          960             --              --
  - Participant
     withdrawals             (15,398)      (1,889)      (12,977)     (4,044)     (2,388)        (260)            --              --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS              181,109       10,593       111,854      68,265      26,614          700             --              --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS             144,958        7,680        97,193      64,450      26,820          524             --              --
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET ASSETS AT DECEMBER
   31, 2000                  147,807        8,733        99,996      64,450      26,820          524             --              --
Changes From Operations:
  - Net investment income
     (loss)                     (982)       1,134         5,502      24,676       9,886           15             (1)             (1)
  - Net realized gain
     (loss) on
     investments             (65,640)        (597)       (4,308)     (7,627)       (673)        (268)            --              --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments             (21,578)      (4,432)      (22,532)    (30,585)     (8,092)         (18)            39              80
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                (88,200)      (3,895)      (21,338)    (13,536)      1,121         (271)            38              79
Changes From Unit
   Transactions:
  - Participant purchases    268,674       45,409       324,136     183,509      84,525        2,773          1,000           1,002
  - Participant
     withdrawals             (33,355)      (3,551)      (33,207)    (16,249)     (7,467)      (1,010)           (95)            (96)
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS              235,319       41,858       290,929     167,260      77,058        1,763            905             906
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS             147,119       37,963       269,591     153,724      78,179        1,492            943             985
-------------------------  ----------  -------------  ----------  ----------  ----------  --------------  -------------  ----------
NET ASSETS AT DECEMBER
   31, 2001                $ 294,926   $   46,696     $ 369,587   $ 218,174   $ 104,999   $    2,016      $     943      $      985
=========================  ==========  =============  ==========  ==========  ==========  ==============  =============  ==========

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Changes in Net Assets (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001

                                                                      BARON
                                       AVPSF                          CAPITAL
                           AVPSF       ALLIANCEBERNSTEIN              ASSET       DEUTSCHE VIT  DEUTSCHE VIT  DEUTSCHE VIT
                           GROWTH AND  SMALL CAP          AVPSF       INSURANCE   EAFE          EQUITY        SMALL
                           INCOME      VALUE              TECHNOLOGY  SHARES      EQUITY INDEX  500 INDEX     CAP INDEX
                           SUBACCOUNT  SUBACCOUNT         SUBACCOUNT  SUBACCOUNT  SUBACCOUNT    SUBACCOUNT    SUBACCOUNT
--------------------------------------------------------------------------------------------------------------------------
Changes From Operations:
  - Net investment income
     (loss)                $    --     $       --         $    --     $      (1)  $      39     $       19    $      34
  - Net realized gain
     (loss) on
     investments                --             --              --             8           5              3            7
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                --             --              --           196          93            141          137
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   --             --              --           203         137            163          178
Changes From Unit
   Transactions:
  - Participant purchases       --             --              --           900         900          2,230          901
  - Participant
     withdrawals                --             --              --          (156)       (153)          (208)        (155)
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INCREASE IN NET
   ASSETS RESULTING FROM
   UNIT TRANSACTIONS            --             --              --           744         747          2,022          746
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
TOTAL INCREASE IN NET
   ASSETS                       --             --              --           947         884          2,185          924
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET ASSETS AT DECEMBER
   31, 1999                     --             --              --           947         884          2,185          924
Changes From Operations:
  - Net investment income
     (loss)                     --             --              --          (238)          5           (852)         108
  - Net realized gain
     (loss) on
     investments                --             --              --          (118)        (10)           379          102
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                --             --              --        (5,031)        (88)       (19,311)      (2,623)
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   --             --              --        (5,387)        (93)       (19,784)      (2,413)
Changes From Unit
   Transactions:
  - Participant purchases       --             --              --        91,238      12,760        273,623       49,577
  - Participant
     withdrawals                --             --              --        (4,592)     (1,582)       (20,798)      (3,873)
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                 --             --              --        86,646      11,178        252,825       45,704
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS                --             --              --        81,259      11,085        233,041       43,291
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET ASSETS AT DECEMBER
   31, 2000                     --             --              --        82,206      11,969        235,226       44,215
Changes From Operations:
  - Net investment income
     (loss)                     (1)            (1)             (1)         (359)        (94)           616        2,862
  - Net realized gain
     (loss) on
     investments                --             --               1          (304)       (306)        (3,597)        (285)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                41            125             143        14,908      (3,204)       (30,018)      (1,557)
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   40            124             143        14,245      (3,604)       (32,999)       1,020
Changes From Unit
   Transactions:
  - Participant purchases    1,001          1,001             999        90,493       6,046        112,724       22,764
  - Participant
     withdrawals               (95)           (96)            (96)      (11,411)     (2,175)       (29,345)      (5,756)
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                906            905             903        79,082       3,871         83,379       17,008
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS               946          1,029           1,046        93,327         267         50,380       18,028
-------------------------  ----------  -----------------  ----------  ----------  ------------  ------------  ------------
NET ASSETS AT DECEMBER
   31, 2001                $   946     $    1,029         $ 1,046     $ 175,533   $  12,236     $  285,606    $  62,243
=========================  ==========  =================  ==========  ==========  ============  ============  ============


                           DGPF
                           HIGH YIELD
                           SUBACCOUNT
-------------------------
Changes From Operations:
  - Net investment income
     (loss)                $       16
  - Net realized gain
     (loss) on
     investments                   --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   (1)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                      15
Changes From Unit
   Transactions:
  - Participant purchases         900
  - Participant
     withdrawals                 (149)
-------------------------  ----------
NET INCREASE IN NET
   ASSETS RESULTING FROM
   UNIT TRANSACTIONS              751
-------------------------  ----------
TOTAL INCREASE IN NET
   ASSETS                         766
-------------------------  ----------
NET ASSETS AT DECEMBER
   31, 1999                       766
Changes From Operations:
  - Net investment income
     (loss)                         8
  - Net realized gain
     (loss) on
     investments                  (30)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 (455)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                    (477)
Changes From Unit
   Transactions:
  - Participant purchases       4,993
  - Participant
     withdrawals                 (638)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                 4,355
-------------------------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS                3,878
-------------------------  ----------
NET ASSETS AT DECEMBER
   31, 2000                     4,644
Changes From Operations:
  - Net investment income
     (loss)                       249
  - Net realized gain
     (loss) on
     investments                 (198)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 (351)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                    (300)
Changes From Unit
   Transactions:
  - Participant purchases      21,829
  - Participant
     withdrawals               (2,267)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                19,562
-------------------------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS               19,262
-------------------------  ----------
NET ASSETS AT DECEMBER
   31, 2001                $   23,906
=========================  ==========

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Changes in Net Assets (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001

                                                                                                               FIDELITY
                                                                                                               VIP
                                       DGPF        DGPF        DGPF                                DGPF        EQUITY-
                           DGPF        EMERGING    GROWTH AND  SMALL       DGPF        DGPF        U.S.        INCOME
                           DEVON       MARKETS     INCOME      CAP VALUE   REIT        TREND       GROWTH      SERVICE CLASS
                           SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT
----------------------------------------------------------------------------------------------------------------------------
Changes From Operations:
  - Net investment income
     (loss)                $    (1)    $     (1)   $    --     $      (1)  $     (1)   $      (1)  $    --     $          --
  - Net realized gain
     (loss) on
     investments                 3            7         --             2         --           12        --                --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                47          181         --            46         32          286        --                --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   49          187         --            47         31          297        --                --
Changes From Unit
   Transactions:
  - Participant purchases      900          899         --           900        900          899        --                --
  - Participant
     withdrawals              (151)        (154)        --          (150)      (148)        (159)       --                --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
NET INCREASE IN NET
   ASSETS RESULTING FROM
   UNIT TRANSACTIONS           749          745         --           750        752          740        --                --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
TOTAL INCREASE IN NET
   ASSETS                      798          932         --           797        783        1,037        --                --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
NET ASSETS AT DECEMBER
   31, 1999                    798          932         --           797        783        1,037        --                --
Changes From Operations:
  - Net investment income
     (loss)                      3           (2)        --           464        (15)         153        --                --
  - Net realized gain
     (loss) on
     investments                --           (6)        --          (856)        34          402        --                --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments               (84)        (569)        --         4,446      1,237      (11,597)       --                --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                  (81)        (577)        --         4,054      1,256      (11,042)       --                --
Changes From Unit
   Transactions:
  - Participant purchases       --        3,076         --        30,230     14,469       77,488        --                --
  - Participant
     withdrawals              (247)        (574)        --        (1,430)    (1,510)      (8,906)       --                --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS               (247)       2,502         --        28,800     12,959       68,582        --                --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS              (328)       1,925         --        32,854     14,215       57,540        --                --
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
NET ASSETS AT DECEMBER
   31, 2000                    470        2,857         --        33,651     14,998       58,577        --                --
Changes From Operations:
  - Net investment income
     (loss)                     --          (23)        (1)         (243)       249         (596)       (1)               (1)
  - Net realized gain
     (loss) on
     investments               (38)         (60)        --           514        152      (11,377)       --                --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                (2)         311         62         9,348      1,887       (2,616)       70                64
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                  (40)         228         61         9,619      2,288      (14,589)       69                63
Changes From Unit
   Transactions:
  - Participant purchases       --        4,596      1,001       131,031     27,815       57,271     1,000             1,000
  - Participant
     withdrawals              (230)      (1,177)       (95)       (8,458)    (4,375)     (12,417)      (95)              (95)
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS               (230)       3,419        906       122,573     23,440       44,854       905               905
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS              (270)       3,647        967       132,192     25,728       30,265       974               968
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------  -------------
NET ASSETS AT DECEMBER
   31, 2001                $   200     $  6,504    $   967     $ 165,843   $ 40,726    $  88,842   $   974     $         968
=========================  ==========  ==========  ==========  ==========  ==========  ==========  ==========  =============

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Changes in Net Assets (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001

                                                                                       FIDELITY                   JANUS
                           FIDELITY       FIDELITY       FIDELITY       FIDELITY       VIP III        JANUS       ASPEN
                           VIP            VIP            VIP            VIP II         GROWTH         ASPEN       SERIES
                           GROWTH         HIGH INCOME    OVERSEAS       CONTRAFUND     OPPORTUNITIES  SERIES      WORLDWIDE
                           SERVICE CLASS  SERVICE CLASS  SERVICE CLASS  SERVICE CLASS  SERVICE CLASS  BALANCED    GROWTH
                           SUBACCOUNT     SUBACCOUNT     SUBACCOUNT     SUBACCOUNT     SUBACCOUNT     SUBACCOUNT  SUBACCOUNT
----------------------------------------------------------------------------------------------------------------------------
Changes From Operations:
  - Net investment income
     (loss)                $      --       $        --   $      --      $        (1)   $       (1)    $       8   $      (2)
  - Net realized gain
     (loss) on
     investments                  --                --          --                7             4             6           5
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  --                --          --              156            68           122         418
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                     --                --          --              162            71           136         421
Changes From Unit
   Transactions:
  - Participant purchases         --                --          --              900           900           901       2,224
  - Participant
     withdrawals                  --                --          --             (155)         (152)         (154)       (215)
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
NET INCREASE IN NET
   ASSETS RESULTING FROM
   UNIT TRANSACTIONS              --                --          --              745           748           747       2,009
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
TOTAL INCREASE IN NET
   ASSETS                         --                --          --              907           819           883       2,430
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
NET ASSETS AT DECEMBER
   31, 1999                       --                --          --              907           819           883       2,430
Changes From Operations:
  - Net investment income
     (loss)                       (7)               (4)         --               16            (5)        3,605       3,891
  - Net realized gain
     (loss) on
     investments                  (4)              (15)         --              (50)          (18)         (362)       (141)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                (194)             (127)         --           (1,701)       (1,400)      (12,274)    (63,146)
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   (205)             (146)         --           (1,735)       (1,423)       (9,031)    (59,396)
Changes From Unit
   Transactions:
  - Participant purchases      3,712               960          --           40,196        17,272       363,067     434,308
  - Participant
     withdrawals                (283)             (268)         --           (5,588)       (2,364)      (11,078)    (19,224)
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                3,429               692          --           34,608        14,908       351,989     415,084
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS               3,224               546          --           32,873        13,485       342,958     355,688
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
NET ASSETS AT DECEMBER
   31, 2000                    3,224               546          --           33,780        14,304       343,841     358,118
Changes From Operations:
  - Net investment income
     (loss)                      184             1,705          (1)             670          (159)        7,267      (1,012)
  - Net realized gain
     (loss) on
     investments                (116)           (3,131)         --           (1,932)         (364)       (1,347)    (19,257)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                (571)             (238)         29           (3,362)       (1,775)      (25,273)    (76,212)
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   (503)           (1,664)         28           (4,624)       (2,298)      (19,353)    (96,481)
Changes From Unit
   Transactions:
  - Participant purchases      2,400            73,384       1,000           45,747        31,153        96,034     161,320
  - Participant
     withdrawals                (399)           (1,003)        (95)         (10,708)       (3,240)      (20,897)    (34,866)
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                2,001            72,381         905           35,039        27,913        75,137     126,454
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS               1,498            70,717         933           30,415        25,615        55,784      29,973
-------------------------  -------------   -----------   -------------  -------------  -------------  ----------  ----------
NET ASSETS AT DECEMBER
   31, 2001                $   4,722       $    71,263   $     933      $    64,195    $   39,919     $ 399,625   $ 388,091
=========================  =============   ===========   =============  =============  =============  ==========  ==========

                           JANUS
                           ASPEN
                           SERIES
                           AGGRESSIVE
                           GROWTH
                           SERVICE SHARES
                           SUBACCOUNT
-------------------------
Changes From Operations:
  - Net investment income
     (loss)                $           --
  - Net realized gain
     (loss) on
     investments                       --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                       --
-------------------------  --------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                          --
Changes From Unit
   Transactions:
  - Participant purchases              --
  - Participant
     withdrawals                       --
-------------------------  --------------
NET INCREASE IN NET
   ASSETS RESULTING FROM
   UNIT TRANSACTIONS                   --
-------------------------  --------------
TOTAL INCREASE IN NET
   ASSETS                              --
-------------------------  --------------
NET ASSETS AT DECEMBER
   31, 1999                            --
Changes From Operations:
  - Net investment income
     (loss)                            --
  - Net realized gain
     (loss) on
     investments                       --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                       --
-------------------------  --------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                          --
Changes From Unit
   Transactions:
  - Participant purchases              --
  - Participant
     withdrawals                       --
-------------------------  --------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                        --
-------------------------  --------------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS                       --
-------------------------  --------------
NET ASSETS AT DECEMBER
   31, 2000                            --
Changes From Operations:
  - Net investment income
     (loss)                            (1)
  - Net realized gain
     (loss) on
     investments                       --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                       55
-------------------------  --------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                          54
Changes From Unit
   Transactions:
  - Participant purchases           1,000
  - Participant
     withdrawals                      (95)
-------------------------  --------------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                       905
-------------------------  --------------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS                      959
-------------------------  --------------
NET ASSETS AT DECEMBER
   31, 2001                $          959
=========================  ==============

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Changes in Net Assets (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001

                                           JANUS           JANUS
                           JANUS           ASPEN           ASPEN
                           ASPEN           SERIES          SERIES
                           SERIES          GLOBAL          WORLDWIDE       LN                      LN            LN
                           BALANCED        TECHNOLOGY      GROWTH          AGGRESSIVE  LN          CAPITAL       EQUITY-
                           SERVICE SHARES  SERVICE SHARES  SERVICE SHARES  GROWTH      BOND        APPRECIATION  INCOME
                           SUBACCOUNT      SUBACCOUNT      SUBACCOUNT      SUBACCOUNT  SUBACCOUNT  SUBACCOUNT    SUBACCOUNT
---------------------------------------------------------------------------------------------------------------------------
Changes From Operations:
  - Net investment income
     (loss)                $      --       $       --      $      --       $    --     $      46   $        (2)  $      3
  - Net realized gain
     (loss) on
     investments                  --               --             --            --            (1)            5          3
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  --               --             --            --           (47)          273        144
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                     --               --             --            --            (2)          276        150
Changes From Unit
   Transactions:
  - Participant purchases         --               --             --            --         4,663         2,806      2,800
  - Participant
     withdrawals                  --               --             --            --          (305)         (235)      (230)
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
NET INCREASE IN NET
   ASSETS RESULTING FROM
   UNIT TRANSACTIONS              --               --             --            --         4,358         2,571      2,570
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
TOTAL INCREASE IN NET
   ASSETS                         --               --             --            --         4,356         2,847      2,720
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
NET ASSETS AT DECEMBER
   31, 1999                       --               --             --            --         4,356         2,847      2,720
Changes From Operations:
  - Net investment income
     (loss)                       --               --             --            --         4,289         1,205      1,127
  - Net realized gain
     (loss) on
     investments                  --              (22)            --            --         1,063          (768)       (34)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  --             (282)            --            --           871       (22,851)       233
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                     --             (304)            --            --         6,223       (22,414)     1,326
Changes From Unit
   Transactions:
  - Participant purchases         --            1,435             --            --       100,686       129,239     15,874
  - Participant
     withdrawals                  --             (376)            --            --        (9,440)       (6,298)    (2,498)
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                   --            1,059             --            --        91,246       122,941     13,376
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS                  --              755             --            --        97,469       100,527     14,702
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
NET ASSETS AT DECEMBER
   31, 2000                       --              755             --            --       101,825       103,374     17,422
Changes From Operations:
  - Net investment income
     (loss)                        7              (18)            --            (1)        9,214         7,876        974
  - Net realized gain
     (loss) on
     investments                  --             (360)            --             1         1,112        (4,620)      (262)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  10           (2,163)            67           116         4,558       (36,824)    (2,403)
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                     17           (2,541)            67           116        14,884       (33,568)    (1,691)
Changes From Unit
   Transactions:
  - Participant purchases      1,001           33,206          1,000         1,000       215,921        50,463     10,489
  - Participant
     withdrawals                 (95)          (2,427)           (95)          (96)      (24,601)      (14,219)    (5,179)
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                  906           30,779            905           904       191,320        36,244      5,310
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS                 923           28,238            972         1,020       206,204         2,676      3,619
-------------------------  --------------  --------------  --------------  ----------  ----------  ------------  ----------
NET ASSETS AT DECEMBER
   31, 2001                $     923       $   28,993      $     972       $ 1,020     $ 308,029   $   106,050   $ 21,041
=========================  ==============  ==============  ==============  ==========  ==========  ============  ==========


                           LN
                           GLOBAL
                           ASSET
                           ALLOCATION
                           SUBACCOUNT
-------------------------
Changes From Operations:
  - Net investment income
     (loss)                $        5
  - Net realized gain
     (loss) on
     investments                    4
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   81
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                      90
Changes From Unit
   Transactions:
  - Participant purchases         900
  - Participant
     withdrawals                 (152)
-------------------------  ----------
NET INCREASE IN NET
   ASSETS RESULTING FROM
   UNIT TRANSACTIONS              748
-------------------------  ----------
TOTAL INCREASE IN NET
   ASSETS                         838
-------------------------  ----------
NET ASSETS AT DECEMBER
   31, 1999                       838
Changes From Operations:
  - Net investment income
     (loss)                        44
  - Net realized gain
     (loss) on
     investments                    7
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  (96)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                     (45)
Changes From Unit
   Transactions:
  - Participant purchases          --
  - Participant
     withdrawals                 (264)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                  (264)
-------------------------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS                 (309)
-------------------------  ----------
NET ASSETS AT DECEMBER
   31, 2000                       529
Changes From Operations:
  - Net investment income
     (loss)                        30
  - Net realized gain
     (loss) on
     investments                  (33)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                   25
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                      22
Changes From Unit
   Transactions:
  - Participant purchases       2,400
  - Participant
     withdrawals                 (269)
-------------------------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                 2,131
-------------------------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS                2,153
-------------------------  ----------
NET ASSETS AT DECEMBER
   31, 2001                $    2,682
=========================  ==========

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Changes in Net Assets (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001


                                          LN              LN          MFS VIT        MFS VIT     MFS VIT                 NB AMT
                           LN             MONEY           SOCIAL      CAPITAL        EMERGING    TOTAL       MFS VIT     MID-CAP
                           INTERNATIONAL  MARKET          AWARENESS   OPPORTUNITIES  GROWTH      RETURN      UTILITIES   GROWTH
                           SUBACCOUNT     SUBACCOUNT      SUBACCOUNT  SUBACCOUNT     SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT
-----------------------------------------------------------------------------------------------------------------------------------
Changes From Operations:
  - Net investment income
     (loss)                $      --      $          259  $     4     $      --      $      (2)  $     (1)   $      (2)  $       (2)
  - Net realized gain
     (loss) on
     investments                  --                  --        6            --             17          2            3           17
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  --                  --      132            --            447         34          243          383
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                     --                 259      142            --            462         35          244          398
Changes From Unit
   Transactions:
  - Participant purchases         --             277,563      899            --            901        901        2,805          901
  - Participant
     withdrawals                  --             (22,834)    (154)           --           (165)      (150)        (232)        (165)
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
NET INCREASE IN NET
   ASSETS RESULTING FROM
   UNIT TRANSACTIONS              --             254,729      745            --            736        751        2,573          736
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
TOTAL INCREASE IN NET
   ASSETS                         --             254,988      887            --          1,198        786        2,817        1,134
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
NET ASSETS AT DECEMBER
   31, 1999                       --             254,988      887            --          1,198        786        2,817        1,134
Changes From Operations:
  - Net investment income
     (loss)                       --               6,406       58            --          1,407         18          275          (65)
  - Net realized gain
     (loss) on
     investments                  --                  --       25            --         (4,388)        25          211          114
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  --                  --     (144)           --        (21,825)       299         (471)      (3,358)
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                     --               6,406      (61)           --        (24,806)       342           15       (3,309)
Changes From Unit
   Transactions:
  - Participant purchases         --           1,377,500       --            --        142,615      3,474       27,430       52,173
  - Participant
     withdrawals                  --          (1,555,978)    (283)           --         (8,669)      (781)      (4,392)      (4,719)
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                   --            (178,478)    (283)           --        133,946      2,693       23,038       47,454
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS                  --            (172,072)    (344)           --        109,140      3,035       23,053       44,145
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
NET ASSETS AT DECEMBER
   31, 2000                       --              82,916      543            --        110,338      3,821       25,870       45,279
Changes From Operations:
  - Net investment income
     (loss)                        8               8,958      125            (1)         5,571        452        2,973         (488)
  - Net realized gain
     (loss) on
     investments                  --                  --     (291)           --        (33,759)       (37)      (2,232)      (2,538)
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                  33                  --     (164)           87         (8,464)      (149)     (12,981)      (5,775)
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                     41               8,958     (330)           86        (36,652)       266      (12,240)      (8,801)
Changes From Unit
   Transactions:
  - Participant purchases      1,001           1,990,055    4,803         1,001         46,299     22,461       45,564      149,537
  - Participant
     withdrawals                 (96)         (1,319,345)    (958)          (96)       (59,923)    (4,551)      (8,798)     (14,389)
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                  905             670,710    3,845           905        (13,624)    17,910       36,766      135,148
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS                 946             679,668    3,515           991        (50,276)    18,176       24,526      126,347
-------------------------  -------------  --------------  ----------  -------------  ----------  ----------  ----------  ----------
NET ASSETS AT DECEMBER
   31, 2001                $     946      $      762,584  $ 4,058     $     991      $  60,062   $ 21,997    $  50,396   $  171,626
=========================  =============  ==============  ==========  =============  ==========  ==========  ==========  ==========

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Statements of Changes in Net Assets (continued)
Period from October 1, 1999 (inception) to December 31, 1999 and the Year ended December 31, 2000 and 2001


                                                   PUTNAM VT   PUTNAM VT   TEMPLETON                  TEMPLETON
                                                   GROWTH AND  HEALTH      INTERNATIONAL  TEMPLETON   GROWTH      FRANKLIN
                           NB AMT      NB AMT      INCOME      SCIENCES    SECURITIES     GROWTH      SECURITIES  SMALL
                           PARTNERS    REGENCY     CLASS IB    CLASS IB    CLASS 2        SECURITIES  CLASS 2     CAP
                           SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT  SUBACCOUNT     SUBACCOUNT  SUBACCOUNT  SUBACCOUNT
----------------------------------------------------------------------------------------------------------------------------
Changes From Operations:
  - Net investment income
     (loss)                $     (1)   $    --     $    --     $      --   $        (2)   $    --     $     (6)   $       --
  - Net realized gain
     (loss) on
     investments                  6         --          --            --             2         --           30            --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                 97         --          --            --           175         --          655            --
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   102         --          --            --           175         --          679            --
Changes From Unit
   Transactions:
  - Participant purchases       899         --          --            --         2,030         --        3,901            --
  - Participant
     withdrawals               (153)        --          --            --          (203)        --         (670)           --
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
NET INCREASE IN NET
   ASSETS RESULTING FROM
   UNIT TRANSACTIONS            746         --          --            --         1,827         --        3,231            --
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
TOTAL INCREASE IN NET
   ASSETS                       848         --          --            --         2,002         --        3,910            --
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
NET ASSETS AT DECEMBER
   31, 1999                     848         --          --            --         2,002         --        3,910            --
Changes From Operations:
  - Net investment income
     (loss)                      52         --          --            --         3,192         --          779            --
  - Net realized gain
     (loss) on
     investments                (10)        --          --            --        (3,322)        --           10            --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments                263         --          --            --          (845)        --         (434)           --
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                   305         --          --            --          (975)        --          355            --
Changes From Unit
   Transactions:
  - Participant purchases    36,694         --          --            --        45,921         --       10,511            --
  - Participant
     withdrawals             (4,113)        --          --            --        (3,145)        --       (3,367)           --
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS              32,581         --          --            --        42,776         --        7,144            --
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS             32,886         --          --            --        41,801         --        7,499            --
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
NET ASSETS AT DECEMBER
   31, 2000                  33,734         --          --            --        43,803         --       11,409            --
Changes From Operations:
  - Net investment income
     (loss)                     983         (1)         (1)           (2)       12,636         (1)       9,997            (2)
  - Net realized gain
     (loss) on
     investments               (128)        --          --            --          (740)        --         (941)           --
  - Net change in
     unrealized
     appreciation or
     depreciation on
     investments             (2,390)        90          49            (2)      (20,146)        59       (9,185)          151
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM
   OPERATIONS                (1,535)        89          48            (4)       (8,250)        58         (129)          149
Changes From Unit
   Transactions:
  - Participant purchases    17,058      1,002       1,000         2,820        17,803      1,001       58,055         2,821
  - Participant
     withdrawals             (3,415)       (96)        (95)          (95)       (2,932)       (95)      (9,493)          (96)
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
NET INCREASE (DECREASE)
   IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS              13,643        906         905         2,725        14,871        906       48,562         2,725
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
TOTAL INCREASE (DECREASE)
   IN NET ASSETS             12,108        995         953         2,721         6,621        964       48,433         2,874
-------------------------  ----------  ----------  ----------  ---------   -------------  ----------  ----------  ----------
NET ASSETS AT DECEMBER
   31, 2001                $ 45,842    $   995     $   953     $   2,721   $    50,424    $   964     $ 59,842    $    2,874
=========================  ==========  ==========  ==========  =========   =============  ==========  ==========  ==========

See accompanying notes.

LLANY Separate Account R for Flexible Premium Variable Life Insurance Notes to financial statements
December 31, 2001

1. Accounting policies and variable account information
   THE VARIABLE ACCOUNT: LLANY Separate Account R for Flexible Premium Variable Life Insurance (the Variable Account) is a segregated investment account of Lincoln Life & Annuity Company of New York (LNY) and is registered as a unit investment trust with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. The operations of the Variable Account, which commenced on October 1, 1999, are part of the operations of LNY. The Variable Account consists of two products which are listed below.

      -  SVUL and SVUL Elite

   The assets of the Variable Account are owned by LNY. The portion of the Variable Account's assets supporting the variable life policies may not be used to satisfy liabilities arising from any other business of LNY.

   BASIS OF PRESENTATION: The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States for unit investment trusts.

   INVESTMENTS: The assets of the Variable Account are divided into variable subaccounts each of which is invested in shares of one of fifty six mutual funds (the Funds) of fifteen diversified open-end management investment companies, each Fund with its own investment objective. The Funds are:

   AIM Variable Insurance Funds (AIM V.I.):
     AIM V.I. Growth Fund (Series I)
     AIM V.I. International Equity Fund (Series I)
     AIM V.I. Value Fund (Series I)

   American Funds Insurance Series (AFIS):
     AFIS Growth Fund (Class 2)
     AFIS Growth-Income Fund (Class 2)
     AFIS Global Small Capitalization Fund (Class 2)
     AFIS International Fund (Class 2)

   Alliance Variable Products Series Fund (AVPSF):
     AVPSF Premier Growth Portfolio (Class A)
     AVPSF Growth and Income Portfolio (Class A)
     AVPSF AllianceBernstein Small Cap Value Portfolio (Class A)
     AVPSF Technology Portfolio (Class A)

   Baron Capital Funds Trust:
     Baron Capital Asset Insurance Shares Fund

   Deutsche Asset Management VIT Funds Trust (Deutsche VIT):
     Deutsche VIT EAFE Equity Index Fund
     Deutsche VIT Equity 500 Index Fund
     Deutsche VIT Small Cap Index Fund

   Delaware Group Premium Fund (DGPF):
     DGPF High Yield Series (Standard Class)
     DGPF Devon Series (Standard Class)
     DGPF Emerging Markets Series (Standard Class)
     DGPF Growth and Income Series (Standard Class)
     DGPF Small Cap Value Series (Standard Class)
     DGPF REIT Series (Standard Class)
     DGPF Trend Series (Standard Class)
     DGPF U.S. Growth Series (Standard Class)

   Fidelity Variable Insurance Products Fund (Fidelity VIP):
     Fidelity VIP Equity-Income Portfolio (Service Class)
     Fidelity VIP Growth Portfolio (Service Class)
     Fidelity VIP High Income Portfolio (Service Class)
     Fidelity VIP Overseas Portfolio (Service Class)

   Fidelity Variable Insurance Products Fund II (Fidelity VIP II):
     Fidelity VIP II Contrafund Portfolio (Service Class)

   Fidelity Variable Insurance Products Fund III (Fidelity VIP III):
     Fidelity VIP III Growth Opportunities Portfolio (Service Class)

   Janus Aspen Series:
     Janus Aspen Series Balanced Portfolio
     Janus Aspen Series Worldwide Growth Portfolio
     Janus Aspen Series Aggressive Growth Service Shares Portfolio Janus Aspen Series Balanced Service Shares Portfolio
     Janus Aspen Series Global Technology Service Shares Portfolio Janus Aspen Series Worldwide Growth Service Shares Portfolio

   Lincoln National (LN):
     LN Aggressive Growth Fund, Inc.
     LN Bond Fund, Inc.
     LN Capital Appreciation Fund, Inc.
     LN Equity-Income Fund, Inc.
     LN Global Asset Allocation Fund, Inc.
     LN International Fund, Inc.
     LN Money Market Fund, Inc.
     LN Social Awareness Fund, Inc.

   MFS Variable Insurance Trust (MFS VIT):
     MFS VIT Capital Opportunities Series (Initial Class)
     MFS VIT Emerging Growth Series (Initial Class)
     MFS VIT Total Return Series (Initial Class)
     MFS VIT Utilities Series (Initial Class)

   Neuberger Berman Advisers Management Trust (NB AMT):
     NB AMT Mid-Cap Growth Portfolio
     NB AMT Partners Portfolio
     NB AMT Regency Portfolio

   Putnam Variable Trust (Putnam VT):
     Putnam VT Growth and Income Fund (Class IB)
     Putnam VT Health Sciences Fund (Class IB)

   Franklin Templeton Variable Insurance Products Trust:
     Templeton International Securities Fund (Class 2)
     Templeton Growth Securities Fund (Class 1)
     Templeton Growth Securities Fund (Class 2)
     Franklin Small Cap Fund (Class 1)

   Investments in the Funds are stated at the closing net asset value per share on December 31, 2001, which approximates fair value. The difference between cost and fair value is reflected as unrealized appreciation or depreciation of investments.

   Investment transactions are accounted for on a trade date basis. The cost of investments sold is determined by the average cost method.

   DIVIDENDS: Dividends paid to the Variable Account are automatically reinvested in shares of the Funds on the payable date. Dividend income is recorded on the ex-dividend date.

   FEDERAL INCOME TAXES: Operations of the Variable Account form a part of and are taxed with operations of LNY, which is taxed as a "life insurance company" under the Internal Revenue Code. The Variable Account will not be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended. Using current federal income tax law, no

LLANY Separate Account R for Flexible Premium Variable Life Insurance Notes to financial statements (continued)

1. Accounting policies and variable account information (continued) federal income taxes are payable with respect to the Variable Account's net investment income and the net realized gain on investments.

2. Mortality and expense guarantees & other transactions with affiliate
   Amounts are paid to LNY for mortality and expense guarantees at a percentage of the current value of the Variable Account each day. The current rate of deduction, stated as an annual percentage, is .80%. The mortality and expense risk charges for each of the variable subaccounts are reported in the statement of operations.

   Prior to the allocation of premiums to the Variable Account, LNY deducts a premium load of 8% of each premium payment to cover state taxes and federal income tax liabilities and a portion of the sales expenses incurred by LNY. The premium loads for the years ended December 31, 2001 and 2000 and for the period ended December 31, 1999 amounted to $259,018, $149,011 and $24,680, respectively.

   LNY charges a monthly administrative fee of $12.50 in the first policy year and $5 in subsequent policy years. In addition, there is a monthly charge of $0.09 per $1,000 of specified amount for the first twenty years of the policy and for the first twenty years following an increase in specified amount. If the no lapse provision is in effect there will also be a monthly charge of $0.01 per $1,000 of specified amount. This charge is for items such as premium billing and collection, policy value calculation, confirmations and periodic reports. Administrative fees for the years ended December 31, 2001 and 2000 and for the period ended December 31, 1999 amounted to $205,057, $94,917 and $3,732, respectively.

   LNY assumes responsibility for providing the insurance benefit included in the policy. LNY charges a monthly deduction of the cost of insurance and any charges for supplemental riders. The cost of insurance charge depends on the attained age, risk classification, gender classification (in accordance with state law) and the current net amount at risk. On a monthly basis, the administrative fee and the cost of insurance charge are deducted proportionately for the value of each variable subaccount and/ or fixed account funding options. The fixed account is part of the general account of LNY and is not included in these financial statements. The cost of insurance charges for the years ended December 31, 2001 and 2000 and for the period ended December 31, 1999 amounted to $57,441, $9,946 and $108, respectively.

   Under certain circumstances, LNY reserves the right to charge a transfer fee of $25 for each transfer after the twelfth transfer per year between variable subaccounts. For the years ended December 31, 2001 and 2000 and for the period ended December 31, 1999, no transfer fees were deducted from the variable subaccounts.

   LNY, upon full surrender of a policy, may assess a surrender charge. This charge is in part a deferred sales charge and in part a recovery of certain first year administrative costs. The amount of the surrender charge, if any, will depend on the face amount of the policy and the issue age of the policy. In no event will the surrender charge exceed the maximum allowed by state or federal law. No surrender charge is imposed on a partial surrender, but an administrative fee of $25 is imposed, allocated pro-rata among the variable subaccounts (and, where applicable, the fixed account) from which the partial surrender proceeds are taken. For the years ended December 31, 2001 and 2000 and for the period ended December 31, 1999, no full surrender charges or partial surrender administrative charges were deducted from the variable subaccounts.

3. Condensed financial information

   A summary of the unit values, units outstanding, net assets and total return and investment income ratios for variable life contracts as of and for the year or period ended December 31, 2001 follows. The fee rates below represent annnualized contract expenses of the separate account, consisting primarily of mortality and expense charges and do not include contract charges deducted directly from policy account values.

                           UNIT VALUE
                           BEGINNING   UNIT VALUE     UNITS                    TOTAL      INVESTMENT
SUBACCOUNT                 OF PERIOD   END OF PERIOD  OUTSTANDING  NET ASSETS  RETURN(2)  INCOME RATIO(3)
---------------------------------------------------------------------------------------------------------
AIM V.I. Growth                                                                                     0.31%
    SVUL and SVUL Elite
       (0.80% Fee Rate)    $     9.98  $        6.54       45,078  $  294,926   -34.41%
AIM V.I. International
   Equity                                                                                           0.63%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         10.22           7.75        6,023      46,696   -24.14%
AIM V.I. Value                                                                                      0.22%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         10.24           8.88       41,609     369,587   -13.26%
AFIS Growth Class 2                                                                                 0.47%
    SVUL and SVUL Elite
       (0.80% Fee Rate)          9.19           7.46       29,247     218,174   -18.81%
AFIS Growth-Income
   Class 2                                                                                          2.37%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         10.42          10.60        9,903     104,999     1.74%
AFIS Global Small
   Capitalization
   Class 2                                                                                          0.22%
    SVUL and SVUL Elite
       (0.80% Fee Rate)          7.74           6.69          301       2,016   -13.55%
AFIS International
   Class 2                                                                                            --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.41           91         943     4.13%
AVPSF Premier Growth                                                                                  --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.87           91         985     8.68%
AVPSF Growth and Income                                                                               --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.44           91         946     4.39%

LLANY Separate Account R for Flexible Premium Variable Life Insurance Notes to financial statements (continued)

3. Condensed financial information (continued)

                           UNIT VALUE
                           BEGINNING   UNIT VALUE     UNITS                    TOTAL      INVESTMENT
SUBACCOUNT                 OF PERIOD   END OF PERIOD  OUTSTANDING  NET ASSETS  RETURN(2)  INCOME RATIO(3)
---------------------------------------------------------------------------------------------------------
AVPSF AllianceBernstein
   Small Cap Value                                                                                    --
    SVUL Elite (0.80% Fee
       Rate) (1)           $    10.00  $       11.36           91  $    1,029    13.59%
AVPSF Technology                                                                                      --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          11.56           91       1,046    15.56%
Baron Capital Asset
   Insurance Shares                                                                                   --
    SVUL (0.80% Fee Rate)       12.16          13.55       12,954     175,533    11.45%
Deutsche VIT EAFE Equity
   Index                                                                                              --
    SVUL and SVUL Elite
       (0.80% Fee Rate)          9.71           7.26        1,686      12,236   -25.30%
Deutsche VIT Equity 500
   Index                                                                                            0.94%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         10.49           9.14       31,245     285,606   -12.88%
Deutsche VIT Small Cap
   Index                                                                                            0.69%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         11.71          11.86        5,250      62,243     1.26%
DGPF High Yield                                                                                     2.38%
    SVUL and SVUL Elite
       (0.80% Fee Rate)          8.46           8.05        2,971      23,906    -4.87%
DGPF Devon                                                                                          0.91%
    SVUL (0.80% Fee Rate)        9.29           8.36           24         200    -9.94%
DGPF Emerging Markets                                                                               0.29%
    SVUL (0.80% Fee Rate)        9.39           9.81          663       6,504     4.44%
DGPF Growth and Income                                                                                --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.67           91         967     6.72%
DGPF Small Cap Value                                                                                0.49%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         12.42          13.78       12,031     165,843    10.95%
DGPF REIT                                                                                           1.47%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         13.55          14.62        2,785      40,726     7.92%
DGPF Trend                                                                                            --
    SVUL and SVUL Elite
       (0.80% Fee Rate)         12.74          10.70        8,303      88,842   -16.01%
DGPF U.S. Growth                                                                                      --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.75           91         974     7.51%
Fidelity VIP
   Equity-Income Service
   Class                                                                                              --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.68           91         968     6.85%
Fidelity VIP Growth
   Service Class                                                                                    7.22%
    SVUL and SVUL Elite
       (0.80% Fee Rate)          8.49           6.93          681       4,722   -18.39%
Fidelity VIP High Income
   Service Class                                                                                   15.97%
    SVUL (0.80% Fee Rate)        8.06           7.05       10,110      71,263   -12.60%
Fidelity VIP Overseas
   Service Class                                                                                      --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.30           91         933     2.99%
Fidelity VIP II
   Contrafund Service
   Class                                                                                            0.43%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         11.16           9.70        6,618      64,195   -13.06%
Fidelity VIP III Growth
   Opportunities Service
   Class                                                                                            0.13%
    SVUL (0.80% Fee Rate)        8.94           7.59        5,261      39,919   -15.12%
Janus Aspen
   Series Balanced                                                                                  2.77%
    SVUL (0.80% Fee Rate)       11.38          10.76       37,143     399,625    -5.42%
Janus Aspen
   Series Worldwide
   Growth                                                                                           0.52%
    SVUL (0.80% Fee Rate)       12.00           9.23       42,033     388,091   -23.05%
Janus Aspen
   Series Aggressive
   Growth Service Shares                                                                              --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.59           91         959     5.86%
Janus Aspen
   Series Balanced
   Service Shares                                                                                   0.88%
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.19           91         923     1.86%
Janus Aspen
   Series Global
   Technology Service
   Shares                                                                                           0.65%
    SVUL (0.80% Fee Rate)        6.74           4.19        6,916      28,993   -37.83%
Janus Aspen
   Series Worldwide
   Growth Service Shares                                                                            0.11%
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.73           91         972     7.28%
LN Aggressive Growth                                                                                  --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          11.26           91       1,020    12.56%
LN Bond                                                                                             5.44%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         11.03          11.94       25,796     308,029     8.28%
LN Capital Appreciation                                                                               --
    SVUL and SVUL Elite
       (0.80% Fee Rate)         10.65           7.83       13,538     106,050   -26.48%
LN Equity-Income                                                                                    1.24%
    SVUL (0.80% Fee Rate)       12.35          11.35        1,853      21,041    -8.08%
LN Global Asset
   Allocation                                                                                       0.62%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         10.45           9.55          281       2,682    -8.58%
LN International                                                                                    0.98%
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.44           91         946     4.42%
LN Money Market                                                                                     2.99%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         10.61          10.95       69,634     762,584     3.19%
LN Social Awareness                                                                                 1.59%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         10.73           9.63          421       4,058   -10.24%
MFS VIT Capital
   Opportunities                                                                                      --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.94           91         991     9.39%
MFS VIT Emerging Growth                                                                               --
    SVUL and SVUL Elite
       (0.80% Fee Rate)         12.70           8.38        7,167      60,062   -34.02%

LLANY Separate Account R for Flexible Premium Variable Life Insurance Notes to financial statements (continued)

3. Condensed financial information (continued)

                           UNIT VALUE
                           BEGINNING   UNIT VALUE     UNITS                    TOTAL      INVESTMENT
SUBACCOUNT                 OF PERIOD   END OF PERIOD  OUTSTANDING  NET ASSETS  RETURN(2)  INCOME RATIO(3)
---------------------------------------------------------------------------------------------------------
MFS VIT Total Return                                                                                2.15%
    SVUL and SVUL Elite
       (0.80% Fee Rate)    $    12.01  $       11.95        1,841  $   21,997    -0.55%
MFS VIT Utilities                                                                                   2.26%
    SVUL and SVUL Elite
       (0.80% Fee Rate)         12.79           9.62        5,240      50,396   -24.81%
NB AMT Mid-Cap Growth                                                                                 --
    SVUL and SVUL Elite
       (0.80% Fee Rate)         13.85          10.35       16,582     171,626   -25.25%
NB AMT Partners                                                                                     0.31%
    SVUL (0.80% Fee Rate)       11.25          10.85        4,226      45,842    -3.60%
NB AMT Regency                                                                                        --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.98           91         995     9.78%
Putnam VT Growth and
   Income Class IB                                                                                    --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.53           91         953     5.26%
Putnam VT Health Sciences
   Class IB                                                                                           --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.02          272       2,721     0.21%
Templeton International
   Securities Class 2                                                                               3.16%
    SVUL (0.80% Fee Rate)       11.24           9.37        5,381      50,424   -16.67%
Templeton Growth
   Securities                                                                                         --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          10.64           91         964     6.39%
Templeton Growth
   Securities Class 2                                                                               2.58%
    SVUL (0.80% Fee Rate)       12.75          12.48        4,793      59,842    -2.10%
Franklin Small Cap                                                                                    --
    SVUL Elite (0.80% Fee
       Rate) (1)                10.00          11.27          255       2,874    12.73%

(1) Reflects less than a full year of activity. Funds were first received in this option on 10/29/2001.
(2) These amounts represent the total return, including changes in the value of the underlying subaccount, and reflect deductions for all items included in the fee rate. The total return does not include contract charges deducted directly from policy account values. The total return is not annualized.
(3) These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest. The investment income ratios are not annualized.

4. Purchases and sales of investments

   The aggregate cost of investments purchased and the aggregate proceeds from investments sold were as follows for 2001.

                                          AGGREGATE  AGGREGATE
                                          COST OF    PROCEEDS
                                          PURCHASES  FROM SALES
---------------------------------------------------------------
AIM V.I. Growth Fund                      $ 418,433  $  184,086
----------------------------------------
AIM V.I. International Equity Fund           45,268       2,274
----------------------------------------
AIM V.I. Value Fund                         327,056      30,607
----------------------------------------
AFIS Growth Class 2 Fund                    224,997      33,050
----------------------------------------
AFIS Growth-Income Class 2 Fund              97,259      10,310
----------------------------------------
AFIS Global Small Capitalization Class 2
   Fund                                       4,853       3,075
----------------------------------------
AFIS International Class 2 Fund                 915           6
----------------------------------------
AVPSF Premier Growth Portfolio                  915           5
----------------------------------------
AVPSF Growth and Income Portfolio               915           5
----------------------------------------
AVPSF AllianceBernstein Small Cap Value
   Portfolio                                    915           6
----------------------------------------
AVPSF Technology Portfolio                      915           7
----------------------------------------
Baron Capital Asset Insurance Shares
   Fund                                      87,845       9,115
----------------------------------------
Deutsche VIT EAFE Equity Index Fund           5,278       1,501
----------------------------------------
Deutsche VIT Equity 500 Index Fund          106,454      22,456
----------------------------------------
Deutsche VIT Small Cap Index Fund            25,434       5,563
----------------------------------------
DGPF High Yield Series                       22,761       2,948
----------------------------------------
DGPF Devon Series                                 3         233
----------------------------------------
DGPF Emerging Markets Series                  4,343         947
----------------------------------------
DGPF Growth and Income Series                   915           5
----------------------------------------
DGPF Small Cap Value Series                 128,982       6,643
----------------------------------------
DGPF REIT Series                             26,550       2,859
----------------------------------------
DGPF Trend Series                            79,999      35,739
----------------------------------------
DGPF U.S. Growth Series                         915           6
----------------------------------------

LLANY Separate Account R for Flexible Premium Variable Life Insurance Notes to financial statements (continued)

4. Purchases and sales of investments (continued)

                                          AGGREGATE  AGGREGATE
                                          COST OF    PROCEEDS
                                          PURCHASES  FROM SALES
---------------------------------------------------------------
Fidelity VIP Equity-Income Service
   Class Portfolio                        $     915  $        6
----------------------------------------
Fidelity VIP Growth Service
   Class Portfolio                            2,594         409
----------------------------------------
Fidelity VIP High Income Service
   Class Portfolio                           87,219      13,128
----------------------------------------
Fidelity VIP Overseas Service
   Class Portfolio                              915           6
----------------------------------------
Fidelity VIP II Contrafund Service
   Class Portfolio                           52,597      16,886
----------------------------------------
Fidelity VIP III Growth Opportunities
   Service Class Portfolio                   30,479       2,723
----------------------------------------
Janus Aspen Series Balanced Portfolio        99,791      17,384
----------------------------------------
Janus Aspen Series Worldwide Growth
   Portfolio                                186,477      61,033
----------------------------------------
Janus Aspen Series Aggressive Growth
   Service Shares Portfolio                     915           6
----------------------------------------
Janus Aspen Series Balanced Service
   Shares Portfolio                             923           5
----------------------------------------
Janus Aspen Series Global Technology
   Service Shares Portfolio                  33,229       2,466
----------------------------------------
Janus Aspen Series Worldwide Growth
   Service Shares Portfolio                     916           6
----------------------------------------
LN Aggressive Growth Fund                       915           7
----------------------------------------
LN Bond Fund                                228,933      28,386
----------------------------------------
LN Capital Appreciation Fund                 54,193      10,073
----------------------------------------
LN Equity-Income Fund                        11,580       5,296
----------------------------------------
LN Global Asset Allocation Fund               2,422         261
----------------------------------------
LN International Fund                           924           6
----------------------------------------
LN Money Market Fund                      1,633,916     954,203
----------------------------------------
LN Social Awareness Fund                      7,738       3,768
----------------------------------------
MFS VIT Capital Opportunities Series            915           6
----------------------------------------
MFS VIT Emerging Growth Series               62,874      70,930
----------------------------------------
MFS VIT Total Return Series                  20,738       2,375
----------------------------------------
MFS VIT Utilities Series                     50,114      10,374
----------------------------------------
NB AMT Mid-Cap Growth Portfolio             155,422      20,754
----------------------------------------
NB AMT Partners Portfolio                    16,995       2,368
----------------------------------------
NB AMT Regency Portfolio                        915           5
----------------------------------------
Putnam VT Growth and Income Class IB
   Fund                                         915           6
----------------------------------------
Putnam VT Health Sciences Class IB Fund       2,733           5
----------------------------------------
Templeton International Securities
   Class 2 Fund                              31,731       4,224
----------------------------------------
Templeton Growth Securities Fund                915           5
----------------------------------------
Templeton Growth Securities Class 2 Fund     67,323       8,761
----------------------------------------
Franklin Small Cap Fund                       2,733           5
----------------------------------------

5. Investments

   The following is a summary of investments owned at December 31, 2001.

                                             NET
                                SHARES       ASSET  VALUE OF  COST OF
                                OUTSTANDING  VALUE  SHARES    SHARES
---------------------------------------------------------------------
AIM V.I. Growth Fund                 18,017  $16.37 $294,946  $356,211
------------------------------
AIM V.I. International Equity
   Fund                               3,132  14.91   46,699    54,222
------------------------------
AIM V.I. Value Fund                  15,829  23.35  369,612   408,766
------------------------------
AFIS Growth Class 2 Fund              4,950  44.08  218,189   252,507
------------------------------
AFIS Growth-Income Class 2
   Fund                               3,325  31.58  105,006   112,888
------------------------------
AFIS Global Small
   Capitalization Class 2 Fund          176  11.48    2,016     2,183
------------------------------
AFIS International Class 2
   Fund                                  79  11.97      948       909
------------------------------
AVPSF Premier Growth Portfolio           39  25.16      990       910
------------------------------
AVPSF Growth and Income
   Portfolio                             43  22.16      951       910
------------------------------
AVPSF AllianceBernstein Small
   Cap Value Portfolio                   93  11.18    1,034       909
------------------------------
AVPSF Technology Portfolio               61  17.24    1,052       909
------------------------------
Baron Capital Asset Insurance
   Shares Fund                        9,096  19.30  175,545   165,472
------------------------------
Deutsche VIT EAFE Equity Index
   Fund                               1,459   8.39   12,237    15,436
------------------------------

LLANY Separate Account R for Flexible Premium Variable Life Insurance Notes to financial statements (continued)

5. Investments (continued)

                                             NET
                                SHARES       ASSET  VALUE OF  COST OF
                                OUTSTANDING  VALUE  SHARES    SHARES
---------------------------------------------------------------------
Deutsche VIT Equity 500 Index
   Fund                              23,842  $11.98 $285,625  $334,813
------------------------------
Deutsche VIT Small Cap Index
   Fund                               5,801  10.73   62,247    66,290
------------------------------
DGPF High Yield Series                4,571   5.23   23,908    24,715
------------------------------
DGPF Devon Series                        19  10.71      200       239
------------------------------
DGPF Emerging Markets Series            984   6.61    6,504     6,581
------------------------------
DGPF Growth and Income Series            60  16.21      972       910
------------------------------
DGPF Small Cap Value Series           8,492  19.53  165,854   152,014
------------------------------
DGPF REIT Series                      3,481  11.70   40,729    37,573
------------------------------
DGPF Trend Series                     3,522  25.23   88,848   102,775
------------------------------
DGPF U.S. Growth Series                 129   7.60      979       909
------------------------------
Fidelity VIP Equity-Income
   Service Class Portfolio               43  22.67      973       909
------------------------------
Fidelity VIP Growth Service
   Class Portfolio                      141  33.48    4,722     5,487
------------------------------
Fidelity VIP High Income
   Service Class Portfolio           11,171   6.38   71,268    71,633
------------------------------
Fidelity VIP Overseas Service
   Class Portfolio                       68  13.83      938       909
------------------------------
Fidelity VIP II Contrafund
   Service Class Portfolio            3,200  20.06   64,199    69,106
------------------------------
Fidelity VIP III Growth
   Opportunities Service
   Class Portfolio                    2,642  15.11   39,922    43,029
------------------------------
Janus Aspen Series Balanced
   Portfolio                         17,707  22.57  399,651   437,076
------------------------------
Janus Aspen Series Worldwide
   Growth Portfolio                  13,599  28.54  388,117   527,057
------------------------------
Janus Aspen Series Aggressive
   Growth Service Shares
   Portfolio                             44  21.73      964       909
------------------------------
Janus Aspen Series Balanced
   Service Shares Portfolio              40  23.31      928       918
------------------------------
Janus Aspen Series Global
   Technology Service Shares
   Portfolio                          7,107   4.08   28,995    31,440
------------------------------
Janus Aspen Series Worldwide
   Growth Service Shares
   Portfolio                             34  28.38      977       910
------------------------------
LN Aggressive Growth Fund               109   9.37    1,025       909
------------------------------
LN Bond Fund                         24,885  12.38  308,049   302,667
------------------------------
LN Capital Appreciation Fund          6,110  17.36  106,057   165,459
------------------------------
LN Equity-Income Fund                 1,372  15.34   21,042    23,068
------------------------------
LN Global Asset Allocation
   Fund                                 213  12.58    2,682     2,672
------------------------------
LN International Fund                    85  11.16      951       918
------------------------------
LN Money Market Fund                 76,263  10.00  762,634   762,634
------------------------------
LN Social Awareness Fund                157  25.80    4,058     4,234
------------------------------
MFS VIT Capital Opportunities
   Series                                73  13.56      996       909
------------------------------
MFS VIT Emerging Growth Series        3,341  17.98   60,066    89,908
------------------------------
MFS VIT Total Return Series           1,182  18.61   21,998    21,814
------------------------------
MFS VIT Utilities Series              3,160  15.95   50,399    63,608
------------------------------
NB AMT Mid-Cap Growth
   Portfolio                         10,132  16.94  171,637   180,387
------------------------------
NB AMT Partners Portfolio             3,036  15.10   45,845    47,875
------------------------------
NB AMT Regency Portfolio                100   9.97    1,000       910
------------------------------
Putnam VT Growth and Income
   Class IB Fund                         41  23.44      958       909
------------------------------
Putnam VT Health Sciences
   Class IB Fund                        233  11.70    2,726     2,728
------------------------------
Templeton International
   Securities Class 2 Fund            4,295  11.74   50,427    71,243
------------------------------
Templeton Growth Securities
   Fund                                  87  11.09      969       910
------------------------------
Templeton Growth Securities
   Class 2 Fund                       5,436  11.01   59,846    68,810
------------------------------
Franklin Small Cap Fund                 160  17.97    2,879     2,728
------------------------------

6. New investment funds and fund name changes

   During 2000, the BT Insurance Fund Trust family changed its name to Deutsche Asset Management VIT Funds Trust, the Delaware Group Premium Fund, Inc. family of funds changed its name to Delaware Group Premium Fund (DGPF) and the Templeton Variable Products Series fund family changed its name to Franklin Templeton Variable Insurance Products Trust. Also during 2000, the Delaware Premium Delchester Series changed its name to DGPF High Yield Series, the Templeton International Class 2 Fund changed its name to the Templeton International Securities Class 2 Fund and the Templeton Stock Class 2 Fund changed its name to the Templeton Growth Securities Class 2 Fund.

   Also, during 2000, the AFIS Growth Class 2 Fund, the AFIS Growth-Income
   Class 2 Fund, the AFIS Global Small Cap Class 2 Fund, the Fidelity VIP Growth Service Class Portfolio, the Fidelity VIP High Income Service
   Class Portfolio, and the Janus

LLANY Separate Account R for Flexible Premium Variable Life Insurance Notes to financial statements (continued)

6. New investment funds and fund name changes (continued)
   Aspen Series Global Technology Service Class Portfolio became available as investment options for Variable Account contract owners of selected policy forms. Accordingly, the 2000 statements of operations and changes in net assets for these subaccounts are for the period from May 1, 2000 (commencement of operations) to December 31, 2000.

   During 2001, the AFIS International Class 2 Fund, the AVPSF Premier Growth Portfolio, the AVPSF Growth and Income Portfolio, the AVPSF AllianceBernstein Small Cap Value Portfolio, the AVPSF Technology Portfolio, the DGPF Growth and Income Series, the DGPF U.S. Growth Series, the Fidelity VIP Equity-Income Service Class Portfolio, the Fidelity VIP Overseas Service Class Portfolio, the Janus Aspen Series Aggressive Growth Service Shares Portfolio, the Janus Aspen Series Balanced Service Shares Portfolio, the Janus Aspen Series Worldwide Growth Service Shares Portfolio, the LN Aggressive Growth Fund Inc., the LN International Fund Inc., the MFS VIT Capital Opportunities Series, the NB AMT Regency Portfolio, the Putnam VT Growth & Income Class IB Fund, the Putnam VT Health Sciences Class IB Fund, the Templeton Growth Securities Fund and the Franklin Small Cap Fund became available as investment options for Variable Account contract owners of selected policy forms. Accordingly, the 2001 statements of operations and changes in net assets and total return and investment income ratios in footnote 3 for these subaccounts are for the period from October 29, 2001 (commencement of operations) to December 31, 2001.

Report of Ernst & Young LLP,
Independent Auditors

Board of Directors of Lincoln Life & Annuity Company of New York
  and
Contract Owners of LLANY Separate Account R for Flexible Premium
Variable Life Insurance

We have audited the accompanying statement of assets and liabilities of LLANY Separate Account R for Flexible Premium Variable Life Insurance ("Variable Account") (comprised of the following subaccounts: AIM Variable Insurance Funds ("AIM V.I.") Growth, AIM V.I. International Equity, AIM V.I. Value, American Funds Insurance Series ("AFIS") Growth Class 2, AFIS Growth-Income Class 2, AFIS Global Small Capitalization Class 2, AFIS International Class 2, Alliance Variable Product Series Fund ("AVPSF") Premier Growth, AVPSF Growth and Income, AVPSF AllianceBernstein Small Cap Value, AVPSF Technology, Baron Capital Funds Trust Capital Asset Insurance Shares, Deutsche Asset Management VIT Funds Trust ("Deutsche VIT") EAFE Equity Index, Deutsche VIT Equity 500 Index, Deutsche VIT Small Cap Index, Delaware Group Premium Fund ("DGPF") High Yield, DGPF Devon, DGPF Emerging Markets, DGPF Growth and Income, DGPF Small Cap Value, DGPF REIT, DGPF Trend, DGPF U.S. Growth, Fidelity Variable Insurance Products ("Fidelity VIP") Equity-Income Service Class, Fidelity VIP Growth Service Class, Fidelity VIP High Income Service Class, Fidelity VIP Overseas Service Class, Fidelity VIP II Contrafund Service Class, Fidelity VIP III Growth Opportunities Service Class, Janus Aspen Series Balanced, Janus Aspen
Series Worldwide Growth, Janus Aspen Series Aggressive Growth Service Shares, Janus Aspen Series Balanced Service Shares, Janus Aspen Series Global Technology Service Shares, Janus Aspen
Series Worldwide Growth Service Shares, Lincoln National ("LN") Aggressive Growth, LN Bond, LN Capital Appreciation, LN Equity-Income, LN Global Asset Allocation, LN International, LN Money Market, LN Social Awareness, MFS Variable Insurance Trust ("MFS VIT") Capital Opportunities, MFS VIT Emerging Growth, MFS VIT Total Return, MFS VIT Utilities, Neuberger Berman Advisers Management Trust ("NB AMT") Mid-Cap Growth, NB AMT Partners, NB AMT Regency, Putnam Variable Trust ("Putnam VT") Growth and Income
Class IB, Putnam VT Health Sciences Class IB, Franklin Templeton Variable Insurance Products Trust ("Templeton") International Securities Class 2, Templeton Growth Securities, Templeton Growth Securities Class 2 and Franklin Small Cap) as of December 31, 2001 and the related statements of operations and changes in net assets for each of the respective two years or periods in the period then ended and for the period from October 1, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Variable Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 2001, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective subaccounts constituting the LLANY Separate Account R for Flexible Premium Variable Life Insurance at December 31, 2001 and the results of their operations and changes in their net assets for each of the respective two years or periods in the period then ended and for the period from October 1, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                             /s/ Ernst & Young LLP

Fort Wayne, Indiana
March 1, 2002

Lincoln Life & Annuity Company of New York

Lincoln Life & Annuity Company of New York

Balance Sheets -- Statutory Basis

                                   December 31
                                  2001     2000
                                -------- --------
                                  (in millions)
  -----------------
  Admitted assets
  Cash and investments:
  Bonds                         $1,600.9 $1,535.9
  ------------------------------
  Mortgage loans on real estate    153.9    185.1
  ------------------------------
  Policy loans                     175.0    179.0
  ------------------------------
  Short-term investments              --     27.5
  ------------------------------
  Other investments                  0.3      0.3
  ------------------------------

   Cash and cash equivalents                                  15.6      19.2
  ------------------------------------------------------- --------  --------
  Total cash and investments                               1,945.7   1,947.0
  --------------------------------------------------------
  Premiums and fees in course of collection                    7.0       6.8
  --------------------------------------------------------
  Accrued investment income                                   31.8      30.1
  --------------------------------------------------------
  Other admitted assets                                        2.8       4.8
  --------------------------------------------------------
  Separate account assets                                    357.2     329.8
  ------------------------------------------------------- --------  --------
  Total admitted assets                                   $2,344.5  $2,318.5
  ------------------------------------------------------- ========  ========

  Liabilities and capital and surplus
  Liabilities:
  Policy and contract liabilities:
  --------------------------------------------------------
  Future policy benefits and claims                       $1,760.4  $1,771.5
  --------------------------------------------------------
  Other liabilities                                           45.4      50.2
  --------------------------------------------------------
  Asset valuation reserve                                      6.8      10.4
  --------------------------------------------------------
  Net transfers due from separate accounts                   (15.1)    (12.0)
  --------------------------------------------------------
  Separate account liabilities                               356.4     329.8
  ------------------------------------------------------- --------  --------
  Total liabilities                                        2,153.9   2,149.9
  --------------------------------------------------------

  Capital and surplus:
  Common stock, $100 par value:
   Authorized, issued and outstanding shares -- 20,000
   (owned by The Lincoln National Life Insurance Company)      2.0       2.0
  --------------------------------------------------------
  Paid-in surplus                                            384.1     384.1
  --------------------------------------------------------
  Unassigned surplus -- deficit                             (195.5)   (217.5)
  ------------------------------------------------------- --------  --------
  Total capital and surplus                                  190.6     168.6
  ------------------------------------------------------- --------  --------
  Total liabilities and capital and surplus               $2,344.5  $2,318.5
  ------------------------------------------------------- ========  ========


See accompanying notes.

Lincoln Life & Annuity Company of New York

Statements of Operations -- Statutory Basis

                                                                                           Year ended December 31
                                                                                            2001    2000    1999
                                                                                           ------  ------  ------
                                                                                                (in millions)
                                                                                           ----------------------
Premiums and other revenues:
Life and annuity premiums                                                                  $248.7  $244.4  $172.7
-------------------------------------------------------------------------------------------
Net investment income                                                                       134.1   132.1   132.2
-------------------------------------------------------------------------------------------
Surrender, cost of insurance, and mortality and expense charges                               9.7     7.4     5.4
-------------------------------------------------------------------------------------------
Amortization of interest maintenance reserve                                                 (0.3)     --     0.9
-------------------------------------------------------------------------------------------
Other income                                                                                  2.8     6.0     2.1
------------------------------------------------------------------------------------------ ------  ------  ------
Total revenues                                                                              395.0   389.9   313.3
-------------------------------------------------------------------------------------------

Benefits and expenses:
Benefits and settlement expenses                                                            228.4   261.6   208.0
-------------------------------------------------------------------------------------------
Underwriting, insurance and other expenses                                                   54.9    48.6    50.0
-------------------------------------------------------------------------------------------
Net transfers to separate accounts                                                           74.1    25.1    28.2
------------------------------------------------------------------------------------------ ------  ------  ------
Total benefits and expenses                                                                 357.4   335.3   286.2
------------------------------------------------------------------------------------------ ------  ------  ------
Gain from operations before dividends to policyholders, federal income taxes (benefit) and
net realized loss on investments                                                             37.6    54.6    27.1
-------------------------------------------------------------------------------------------
Dividends to policyholders                                                                    5.6     5.8     5.6
------------------------------------------------------------------------------------------ ------  ------  ------
Gain from operations before federal income taxes (benefit) and net realized loss on
investments                                                                                  32.0    48.8    21.5
-------------------------------------------------------------------------------------------
Federal income taxes (benefit)                                                                0.4     0.8    (0.4)
------------------------------------------------------------------------------------------ ------  ------  ------
Gain from operations before net realized loss on investments                                 31.6    48.0    21.9
-------------------------------------------------------------------------------------------
Net realized loss on investments                                                            (12.2)   (2.2)   (2.0)
------------------------------------------------------------------------------------------ ------  ------  ------
Net income                                                                                 $ 19.4  $ 45.8  $ 19.9
------------------------------------------------------------------------------------------ ======  ======  ======



See accompanying notes.

Lincoln Life & Annuity Company of New York

Statements of Changes in Capital and Surplus -- Statutory Basis

                                                                                       Unassigned    Total
                                                                        Common Paid-in Surplus--  Capital and
                                                                        Stock  Surplus  Deficit     Surplus
                                                                        ------ ------- ---------- -----------
                                                                                    (in millions)
                                                                        -------------------------------------
Balances at January 1, 1999                                              $2.0  $384.1   $(274.4)    $111.7
------------------------------------------------------------------------
Net income                                                                 --      --      19.9       19.9
------------------------------------------------------------------------
Increase in unrealized capital losses                                      --      --      (0.9)      (0.9)
------------------------------------------------------------------------
Decrease in nonadmitted assets                                             --      --       0.2        0.2
------------------------------------------------------------------------
Increase in asset valuation reserve                                        --      --      (2.5)      (2.5)
------------------------------------------------------------------------
Increase in liability for reinsurance in unauthorized companies            --      --      (0.6)      (0.6)
------------------------------------------------------------------------
Gain on reinsurance transaction                                            --      --       4.6        4.6
-----------------------------------------------------------------------  ----  ------   -------     ------
Balances at December 31, 1999                                             2.0   384.1    (253.7)     132.4
------------------------------------------------------------------------
Net income                                                                 --      --      45.8       45.8
------------------------------------------------------------------------
Increase in unrealized capital losses                                      --      --      (0.2)      (0.2)
------------------------------------------------------------------------
Increase in nonadmitted assets                                             --      --      (5.5)      (5.5)
------------------------------------------------------------------------
Increase in asset valuation reserve                                        --      --      (2.5)      (2.5)
------------------------------------------------------------------------
Decrease in liability for reinsurance in unauthorized companies            --      --       0.8        0.8
------------------------------------------------------------------------
Change in valuation basis for deposit fund liabilities and accident and
health reserves                                                            --      --      (1.6)      (1.6)
------------------------------------------------------------------------
Amortization of gain on 1999 reinsurance transaction                       --      --      (0.6)      (0.6)
-----------------------------------------------------------------------  ----  ------   -------     ------
Balances at December 31, 2000                                             2.0   384.1    (217.5)     168.6
------------------------------------------------------------------------
Net income                                                                 --      --      19.4       19.4
------------------------------------------------------------------------
Cumulative effect of adoption of codification                                              (1.4)      (1.4)
------------------------------------------------------------------------
Increase in unrealized capital losses                                      --      --      (0.6)      (0.6)
------------------------------------------------------------------------
Decrease in nonadmitted assets                                             --      --       1.5        1.5
------------------------------------------------------------------------
Decrease in asset valuation reserve                                        --      --       3.5        3.5
------------------------------------------------------------------------
Surplus contributed to separate accounts                                   --      --      (0.4)      (0.4)
------------------------------------------------------------------------
Increase from other separate accounts statement                            --      --       0.4        0.4
------------------------------------------------------------------------
Amortization of gain on 1999 reinsurance transaction                       --      --      (0.5)      (0.5)
------------------------------------------------------------------------
Decrease in liability for reinsurance in unauthorized companies            --      --       0.1        0.1
-----------------------------------------------------------------------  ----  ------   -------     ------
Balances at December 31, 2001                                            $2.0  $384.1   $(195.5)    $190.6
-----------------------------------------------------------------------  ====  ======   =======     ======


See accompanying notes.

Lincoln Life & Annuity Company of New York

Statements of Cash Flow -- Statutory Basis

                                                              Year ended December 31
                                                             2001     2000     1999
                                                            -------  -------  -------
                                                                  (in millions)
                                                            -------------------------
Operating activities
Premiums, policy proceeds and other considerations received $ 248.8  $ 244.3  $ 172.5
-----------------------------------------------------------
Investment income received                                    131.4    134.9    138.9
-----------------------------------------------------------
Benefits paid                                                (251.7)  (301.5)  (204.3)
-----------------------------------------------------------
Underwriting, insurance and other expenses paid               (55.2)   (47.5)   (61.7)
-----------------------------------------------------------
Net transfers to separate Accounts                            (77.2)   (29.0)   (34.3)
-----------------------------------------------------------
Federal income taxes recovered (paid)                           0.2      0.5     (0.7)
-----------------------------------------------------------
Dividends to policyholders                                     (5.7)    (5.8)    (5.9)
-----------------------------------------------------------
Other income received and expenses paid, net                   23.7     74.3    (36.7)
----------------------------------------------------------- -------  -------  -------
Net cash provided by (used in) operating activities            14.3     70.2    (32.2)
-----------------------------------------------------------

Investing activities
Sale, maturity or repayment of investments                    275.8    202.6    294.6
-----------------------------------------------------------
Purchase of investments                                      (325.1)  (254.1)  (369.4)
-----------------------------------------------------------
Net decrease (increase) in policy loans                         3.9     (1.5)    (7.1)
----------------------------------------------------------- -------  -------  -------
Net cash used in investing activities                         (45.4)   (53.0)   (81.9)
-----------------------------------------------------------
Net (decrease) increase in cash and short-term investments    (31.1)    17.2   (114.1)
-----------------------------------------------------------
Total cash and short-term investments at beginning of year     46.7     29.5    143.6
----------------------------------------------------------- -------  -------  -------
Total cash and short-term investments at end of year        $  15.6  $  46.7  $  29.5
----------------------------------------------------------- =======  =======  =======



See accompanying notes.

Lincoln Life & Annuity Company of New York

Notes to Financial Statements -- Statutory Basis

December 31, 2001

1. Organization and Summary of Significant Accounting Policies

--------------------------------------------------------------------------------

Organization
Lincoln Life & Annuity Company of New York (the "Company") is a wholly-owned subsidiary of The Lincoln National Life Insurance Company ("Lincoln Life"), which is a wholly-owned subsidiary of Lincoln National Corporation ("LNC"). In 1996, the Company was organized under the laws of the State of New York as a life insurance company and received approval from the New York Insurance Department (the "Department") to operate as a licensed insurance company in the State of New York.

The Company's principal business consists of underwriting annuities and life insurance contracts sold through multiple distribution channels. The Company conducts business only in the State of New York.

Use of Estimates
The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect the amounts reported in the statutory-basis financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Department, which practices differ from accounting principles generally accepted in the United States ("GAAP"). The more significant variances from GAAP are as follows:

 Investments
 Bonds are reported at cost or amortized cost or fair value based on their National Association of Insurance Commissioners ("NAIC") rating. For GAAP, the Company's bonds are classified as available-for-sale and, accordingly, are reported at fair value with changes in the fair values reported directly in shareholder's equity after adjustments for related amortization of deferred acquisition costs, additional policyholder commitments and deferred income taxes.

 Effective January 1, 2001 if it is determined that a decline in the fair value of a bond is other than temporary, the cost basis of the bond is written down to fair value. The provision for such declines is charged to realized loss. Impairment is considered to have occurred if it is probable that the Company will be unable to collect all amounts due according to the contractual terms of a debt security in effect at the date of acquisition.

 All mortgage-backed/asset-backed securities (e.g., CMOs) are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium of such securities using the retrospective method. If it is determined that a decline in fair value is other than temporary, the cost basis of the security is written down to the undiscounted estimated future cash flows. Prior to April 1, 2001 under GAAP, the Company accounted for the effects of changes in prepayment assumptions in the same manner. Effective April 1, 2001 for GAAP purposes, all securities, purchased or retained, that represent beneficial interests in securitized assets, other than securitized assets that are of high credit quality securities, are adjusted using the prospective method when there is a change in estimated future cash flows. If it is determined that a decline in fair value is other than temporary, the cost basis of the security is written down to its fair value. If high credit quality securities are adjusted, the retrospective method is used.

 Under a formula prescribed by the NAIC, the Company defers the portion of realized capital gains and losses on sales of fixed income investments, principally bonds and mortgage loans, attributable to changes in the general level of interest rates and amortizes those deferrals over the remaining period to maturity of the individual security sold. The net deferral is reported as the interest maintenance reserve ("IMR"). Realized capital gains and losses are reported in income net of federal income taxes and transfers to the IMR. When the net amount deferred is a loss, the IMR is recorded at zero, as is the case for the Company at December 31, 2001 and 2000. Under GAAP, realized capital gains and losses are reported in net income, on a pre-tax basis, in the period that the asset giving rise to the gain or loss is sold. Such realized capital gains and losses are reported net of associated amortization of deferred acquisition costs and investment expenses, using the specific identification method.

 The asset valuation reserve ("AVR") provides a valuation allowance for invested assets. The AVR is determined by an NAIC prescribed formula, and is reported as a liability, with changes reflected directly in unassigned surplus. AVR is not recognized for GAAP.

 Policy Acquisition Costs
 The costs of acquiring and renewing business are expensed when incurred. Under GAAP, acquisition costs related to traditional life insurance, to the extent recoverable from future policy revenues, are deferred and amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. For universal life insurance, annuity and other investment-type products, deferred policy acquisition costs, to the extent recoverable from future gross profits, are amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality, expense margins and actual realized gain (loss) on investments.

 Nonadmitted Assets
 Certain assets designated as "nonadmitted," principally investment income due and accrued past due over 90 days, furniture and equipment, certain receivables, and other assets not specifically identified as an admitted asset within

Lincoln Life & Annuity Company of New York the NAIC Accounting Practices and Procedures Manual ("NAIC APPM"--See Note 2), are excluded from the accompanying balance sheets and are charged directly to unassigned surplus. Under GAAP, such assets are included in the balance sheet.

 Universal Life and Annuity Policies
 Revenues for universal life policies and annuity policies consist of the entire premium received. Under GAAP, premiums received in excess of policy charges are not recognized as premium revenue. Death benefits paid, policy and contract withdrawals, and the change in policy reserves on universal life policies and annuity policies are reported as benefits and settlement expenses in the accompanying Statements of Operations. Under GAAP, withdrawals are treated as a reduction of the policy or contract liabilities and benefits represent the excess of benefits paid over the policy account value and interest credited to the account values.

 Benefits Reserves
 Certain policy reserves are calculated based on statutorily required interest and mortality assumptions rather than on estimated expected experience or actual account balances as would be required under GAAP.

 Reinsurance
 Premiums, claims and policy benefits and contract liabilities are reported in the accompanying financial statements net of reinsurance amounts. For GAAP, assets and liabilities related to reinsurance ceded contracts are reported on a gross basis.

 A liability for reinsurance balances has been provided for unsecured policy reserves and unearned premiums ceded to reinsurers not authorized by the Department to assume such business. Changes to those amounts are credited or charged directly to unassigned surplus. Under GAAP, an allowance for amounts deemed uncollectible is established through a charge to income.

 Commission allowances on business ceded are reported as income when received rather than being deferred and amortized with deferred policy acquisition costs. Business assumed under 100% indemnity reinsurance agreements is accounted for as a purchase for GAAP reporting purposes and the ceding commission represents the purchase price. Under purchase accounting, assets acquired and liabilities assumed are reported at fair value at the date of the transaction and the excess of the purchase price over the sum of the amounts assigned to assets acquired, less liabilities assumed, is recorded as goodwill and amortized over future periods, not to exceed 40 years, in accordance with benefits expected to be derived from the acquisitions. On a statutory-basis, the ceding commission is expensed when paid and reinsurance premiums and benefits are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

 Employee Benefits
 For purposes of calculating the Company's pension and postretirement benefit obligations, only vested participants and current retirees are included in the valuation. Under GAAP, active participants not currently eligible also would be included.

 Deferred Income Taxes
 Deferred income taxes are not provided for differences between financial statement amounts and tax bases of assets and liabilities.

 Policyholder Dividends
 Policyholder dividends are recognized when declared rather than over the term of the related policies.

 Statements of Cash Flow
 Cash, cash equivalents, and short-term investments in the Statements of Cash Flow Represent cash balances and investments with initial maturities of one year or less. Under GAAP, the corresponding captions of cash and cash equivalents include cash balances and investments with initial maturities of three months or less.

Lincoln Life & Annuity Company of New York

A reconciliation of the Company's capital and surplus and net income (loss), as determined in accordance with statutory accounting practices, to amounts determined in accordance with GAAP is as follows:

                                                                                  Capital and Surplus    Net Income (Loss)
                                                                                  ------------------- -----------------------
                                                                                      December 31     Year ended December 31
                                                                                  ------------------- -----------------------
                                                                                    2001       2000    2001    2000    1999
                                                                                  --------   -------- ------  ------  ------
                                                                                     (in millions)         (in millions)
                                                                                  ------------------- -----------------------
Amounts reported on a statutory-basis............................................ $190.6     $168.6   $ 19.4  $ 45.8  $ 19.9
GAAP adjustments:
  Unrealized gain (loss) on investments..........................................   15.9      (22.6)      --      --      --
  Interest maintenance reserve...................................................     --         --     (0.4)   (3.2)    0.4
  Net realized gain (loss) on investments........................................    0.1       (1.5)     1.8     0.3    (6.3)
  Asset valuation reserve........................................................    6.8       10.4       --      --      --
  Policy and contract reserves...................................................  (80.1)     (78.9)    (1.6)   (7.6)   26.0
  Deferred policy acquisition costs ("DAC"), present value of future profits and
   goodwill......................................................................  322.2      329.1      4.8   (15.2)   (6.6)
  Policyholders' share of earnings and surplus on participating business.........   (4.0)      (8.3)     1.1     1.0     1.1
  Deferred income taxes..........................................................    9.4       31.0    (10.0)   (7.8)  (12.2)
  Statutory deferred gain in surplus.............................................   (3.5)      (4.0)     1.5     2.4     2.9
  Nonadmitted assets.............................................................    3.4        5.6       --      --      --
  Other, net.....................................................................    5.7        3.0      0.3     1.5    (5.0)
                                                                                   ------     ------  ------  ------  ------
Net increase (decrease)                                                            275.9      263.8     (2.5)  (28.6)    0.3
                                                                                   ------     ------  ------  ------  ------
Amounts on a GAAP-basis                                                           $466.5     $432.4   $ 16.9  $ 17.2  $ 20.2
                                                                                   ======     ======  ======  ======  ======

Other significant accounting practices are as follows:

 Investments
 Bonds not backed by loans are principally stated at amortized cost and the discount or premium is amortized using the scientific method.

 Mortgage-backed bonds (e.g., CMO's) are valued at amortized cost and income is recognized using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the securities is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the securities (i.e., the retrospective method). The Company has elected to use actual cost data as of January 1, 1994 as the cost of applying the retrospective method to securities purchased prior to that date.

 Short-term investments include investments with maturities of one year or less at the date of acquisition and are principally stated at amortized cost.

 Cash equivalents are short-term, highly liquid investments with original maturities of three months or less, and are principally stated at amortized cost.

 Other investments consist of the Company's ownership interest in a limited partnership, which is carried based on the Company's interest in the underlying GAAP equity of the partnership. Increases or decreases in the carrying value are credited or charged directly to unassigned surplus as changes in unrealized gain or loss.

 Mortgage loans on real estate are reported at unpaid balances, less allowances for impairments. A mortgage loan is considered to be impaired, when, based on current information and events, it is probable that the Company will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage agree- ment. The impairment is other than temporary when management determines foreclosure is probable. Then, the mortgage loan is written down to fair value and a realized loss is recognized.

 Policy loans are reported at unpaid principal balances.

 Realized capital gains and losses on investments sold are determined using the specific identification method. Changes in admitted asset carrying amounts of bonds and mortgage loans, which result from impairment or premium and discount amortization are credited or charged to income. Other changes in the admitted asset carrying amounts of bonds and mortgage loans are credited or charged directly to unassigned surplus.

 Premiums
 Premiums for group tax-qualified annuity business are recognized as revenue when deposited. Life insurance and individual annuity premiums are recognized as revenue when due.

 Benefit Reserves
 Life, annuity and accident and health benefit reserves are computed in accordance with actuarial standards. The reserves are based on actuarial assumptions that produce reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions. The reserves

Lincoln Life & Annuity Company of New York are at least as great as the minimum aggregate amounts required by the Insurance Department.

 The Company waives deduction of deferred fractional premiums on the death of life and annuity policy insureds and returns any premium beyond the date of death. Surrender values on policies do not exceed the corresponding benefit reserves.

 Ordinary policies issued substandard are valued on the multiple table reserve basis. A reserve of 50% of the net extra premiums is carried on policies with flat extra premiums.

 As of December 31, 2001 and 2000, the Company had $3.9 million and $4.7 million in reserves, respectively, on $414.5 million and $408.1 million of insurance inforce, respectively, on the life line of business for which the gross premiums are less than the net premiums according to the standard of valuation required by the Department. The Company anticipates investment income as a factor in the premium deficiency calculation.

 Tabular interest, tabular reserves less actual reserves released and tabular cost have been determined by formula or from the basic data for such items. Tabular interest funds not involving life contingencies has been determined using actual interest credited to the funds plus the change in accrued interest.

 Net of reinsurance, liabilities related to deposit-type liabilities, such as dividend accumulations, generally are equal to fund balances less applicable surrender charges.

 Reinsurance Ceded and Assumed
 Reinsurance premiums, benefits and claims and claim adjustment expenses are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

 Pension Benefits
 Costs associated with the Company's defined benefit pension plans are systematically accrued during the expected period of active service of the covered employees.

 Income Taxes
 The Company's federal income tax return is not consolidated with any other entities. Beginning in 2002, the Company has elected to file consolidated federal income tax returns with LNC and certain LNC subsidiaries.

 Assets Held in Separate Accounts and Liabilities Related to Separate Accounts Separate account assets and liabilities reported in the accompanying balance sheets represent segregated funds administered and invested for the exclusive benefit of variable annuity and universal life contractholders and for which the contractholders, rather than the Company, bear the investment risk. Separate account assets and liabilities are reported at fair value. The operations of the separate accounts are not included in the accompanying financial statements. Policy administration and investment management fees charged on separate account policyholder deposits and mortality charges on variable universal life contracts are included in income from surrender, cost of insurance, and mortality and expense charges. Fees charged relative to variable life and annuity administration agreements for separate account products sold by other insurance companies and not recorded on the Company's financial statements are included in income from surrender, cost of insurance, and mortality and expense charges.

 Reclassifications
 Certain amounts reported in the prior years' statutory-basis financial statements have been reclassified to conform with the presentation adopted in the current year. These reclassifications had no effect on unassigned surplus-deficit or on net income of the prior years.

2. Accounting Change and Permitted Statutory Accounting Practice
The Company prepares its statutory-based financial statements in conformity with accounting practices prescribed or permitted by the State of New York. Effective January 1, 2001, the State of New York required that insurance companies domiciled in New York prepare their statutory-basis financial statements in accordance with the NAIC APPM, as adopted by New York.

Accounting changes adopted to conform to the provisions of the NAIC APPM, as adopted by New York, are reported as changes in accounting principles. The cumulative effect of changes in accounting principles is reported as an adjustment to unassigned surplus in the period of the change. The cumulative effect is the difference between the amount of capital and surplus at the beginning of the year and the amount of capital and surplus that would have been reported at that date if the new accounting principles had been applied retroactively for all prior periods. As a result of these changes, the Company reported a change of accounting principle, as an adjustment that decreased capital and surplus by $1.4 million as of January 1, 2001. Included in this total adjustment are the following items:

                                                           Increase
                                                          (Decrease)
                                                            Surplus
                                                         -------------
                                                         (in millions)
                                                         -------------
          Employee benefit plans........................     $ 0.4
          Cost of collection............................       0.3
          AVR beginning value adjustment for other asset
           changes......................................       0.1
          Bonds and stocks..............................      (0.6)
          Tax deficiency reserve........................      (1.6)
                                                             -----
          Total.........................................     $(1.4)
                                                             =====

The Department recognizes only statutory accounting practices prescribed or permitted by the State of New York for determining and reporting the financial condition and results of operations of an insurance company for determining its solvency under the New York Insurance Law. The NAIC APPM, has been adopted as a component of prescribed prac-tices by the State of New York, however, New York has

Lincoln Life & Annuity Company of New York adopted certain prescribed accounting practices that differ from those found in NAIC APPM. The primary differences that affect the Company are the calculation of annuity reserves and the reporting of deferred income taxes.

The NAIC APPM states that reserves should be calculated using the Commissioners Annuity Reserve Valuation Method ("CARVM"), using the "curtate" method. Under curtate CARVM, reserves are calculated as the greatest of the present values (as of the date of valuation) of the future guaranteed benefits provided by the contract at the end of each contract year, less the present value of any future net deposit considerations that are required to be paid. The State of New York, however, requires reserves to be computed using "continuous" CARVM, which utilizes the greatest of the present values of future guaranteed benefits on any day (as opposed to the end of each contract year).

Continuous CARVM reserves tend to be slightly larger than curtate CARVM reserves. If curtate CARVM was applied, future policy benefits and claims and other policyholder funds would decrease by $2.2 million, and net transfers due from separate accounts would decrease by $1.2 million, at December 31, 2001. Surplus would increase by $3.4 million at December 31, 2001, and net income for the year ended December 31, 2001 would decrease by $0.3 million.

Deferred income tax assets and liabilities are not included in the balance sheet per New York Insurance Law. According to the NAIC APPM, these amounts should be reported. The Company had unrecorded net deferred tax assets of $14.9 million and $19.2 million at December 31, 2001 and January 1, 2001, respectively. If these items were recorded, surplus would increase by the same amounts at those dates. The Commissioner of Insurance of the State of New York has the right to permit other specific practices that deviate from practices prescribed by the NAIC APPM.

A reconciliation of the Company's capital and surplus and net income as stated in accordance with accounting practices prescribed by the Department ("New York statutory-basis") and as would be stated pursuant strictly to the NAIC APPM, is shown below.

                                                      Capital
                                                        and    Net
                                                      Surplus Income
                                                      -------------
                                                      (in millions)
                                                      -------------
            Amounts reported on a New York statutory-
             basis................................... $190.6  $19.4
            Differences between New York statutory-
             basis and the NAIC APPM:
              Annuity reserves.......................    3.4   (0.3)
              Net deferred federal income taxes......   14.9     --
                                                      ------  -----
            Amounts as would be reported pursuant to
             the NAIC APPM........................... $208.9  $19.1
                                                      ======  =====

Lincoln Life & Annuity Company of New York

3. Investments


The cost or amortized cost, gross unrealized gains and losses and the fair value of investments in bonds at December 31, 2001, and 2000 are summarized as follows:

                                Cost or    Gross      Gross
                               Amortized Unrealized Unrealized  Fair
                                 Cost      Gains      Losses    Value
                               ----------------------------------------
                                            (in millions)
                               ----------------------------------------
        At December 31, 2001:
          Corporate........... $1,346.3    $37.0      $27.9    $1,355.4
          U.S. government.....     15.5      0.6         --        16.1
          Foreign government..     15.2      1.2        0.1        16.3
          Mortgage-backed.....    207.9      7.5        0.6       214.8
          State and municipal.     16.0      0.1        0.9        15.2
                               --------    -----      -----    --------
                               $1,600.9    $46.4      $29.5    $1,617.8
                               ========    =====      =====    ========
        At December 31, 2000:
          Corporate........... $1,258.0    $12.3      $40.3    $1,230.0
          U.S. government.....     26.1      1.3        0.1        27.3
          Foreign government..     17.1      0.5        0.9        16.7
          Mortgage-backed.....    231.6      4.5        1.5       234.6
          State and municipal.      3.1       --         --         3.1
                               --------    -----      -----    --------
                               $1,535.9    $18.6      $42.8    $1,511.7
                               ========    =====      =====    ========

The cost or amortized cost of bonds at December 31, 2001 and 2000 has been reduced by adjustments of $11.0 million and $1.3 million, respectively, to decrease cost or amortized cost as a result of write-downs of these investments due to impairment and/or the Securities Valuation Office of the NAIC designating certain investments in or near default.

A summary of the cost or amortized cost and fair value of investments in bonds at December 31, 2001, by contractual maturity, is as follows:

                                               Cost or
                                              Amortized  Fair
                                                Cost     Value
                                              ------------------
                                                (in millions)
                                              ------------------
                Maturity:
                  In 2002.................... $   63.0  $   64.1
                  In 2003-2006...............    419.9     429.4
                  In 2007-2011...............    530.0     531.3
                  After 2011.................    380.1     378.2
                  Mortgage-backed securities.    207.9     214.8
                                              --------  --------
                Total........................ $1,600.9  $1,617.8
                                              ========  ========

The expected maturities may differ from the contractual maturities in the foregoing table because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of investments in bonds during 2001, 2000 and 1999, were $145.9 million, $50.8 million and $253.9 million, respectively. Gross gains during 2001, 2000 and 1999, of $3.1 million, $0.4 million and $0.8 million, respectively, and gross losses of $6.5 million, $3.0 million and $7.0 million, respectively, were realized on those sales.

At December 31, 2001 and 2000, investments in bonds, with an admitted asset value of $0.5 million, were on deposit with the Department to satisfy regulatory requirements. At December 31, 2001, the Company did not hold foreign-currency denominated securities.

At December 31, 2001, the Company held unrated or less-than-investment grade corporate bonds of $75.0 million, with an aggregate fair value of $66.9 million. Those holdings amounted to 4.68% of the Company's investments in bonds and 3.20% of the Company's total admitted assets. The Company performs periodic evaluations of the relative credit standing of the issuers of these bonds.

During 2001, the minimum and maximum lending rates for mortgage loans were 7.17% and 7.98%, respectively. At the issuance of a loan, the percentage of loan to value on any one loan did not exceed 79.6%. At December 31, 2001 and 2000, the Company did not hold any mortgages with interest overdue beyond 180 days. At December 31, 2001 impaired loans with a related allowance ($0.1 million) for credit losses are $1.7 million. The average recorded investment in impaired loans was $1.7 million during 2001. The Company recognized interest income of $0.2 million during the period the loans were impaired in 2001. There was no nonadmitted interest due on these mortgage loans at December 31, 2001. As of December 31, 2001, there were no amounts of taxes, assessments or any amount, which had been advanced but not repaid and not included in the mortgage loan total. There are no impaired mortgage loans without an allowance for credit losses at December 31, 2001 or 2000. At December 31, 2001, the Company's recorded investment in impaired securities that have been restructured is $2.0 million, after writedowns. The total impairment recognized as a realized loss during 2001 was $2.1 million.

All properties covered by mortgage loans have fire insurance at least equal to the excess of the loan over the maximum loan that would be allowed on the land without the building.

Lincoln Life & Annuity Company of New York

The major categories of net investment income are as follows:

                                                  Year ended December 31
                                                   2001    2000    1999
                                                  ----------------------
                                                      (in millions)
                                                  ----------------------
        Income:
          Bonds.................................. $110.6  $105.8  $106.6
          Mortgage loans on real estate..........   13.7    14.0    13.5
          Policy loans...........................   10.4    10.6    11.0
          Cash, short-term and other investments.    1.5     3.1     2.4
                                                  ------  ------  ------
        Total investment income..................  136.2   133.5   133.5
        Investment expenses......................    2.1     1.4     1.3
                                                  ------  ------  ------
        Net investment income.................... $134.1  $132.1  $132.2
                                                  ======  ======  ======

Nonadmitted accrued investment income at December 31, 2001 amounted to $1.4 million and consisted principally of investment income on bonds that is over 90 days past due. No accrued investment income was nonadmitted at December 31, 2000.

Net realized capital gains (losses) on investments are reported net of federal income taxes and amounts transferred to the IMR as follows:

                                                                                                    Year ended December 31
                                                                                                     2001    2000   1999
                                                                                                    ---------------------
                                                                                                        (in millions)
                                                                                                    ---------------------
Net realized capital losses on investments......................................................... $(12.8)  $(5.4) $(4.7)
Less amount transferred to IMR (net of related tax benefit of $0.3 million, $1.7 million and
 $1.7 million, in 2001, 2000 and 1999, respectively)...............................................   (0.6)   (3.2)  (3.1)
                                                                                                    ------   -----  -----
                                                                                                     (12.2)   (2.2)  (1.6)
Less federal income taxes on realized capital losses...............................................     --      --    0.4
                                                                                                    ------   -----  -----
Net realized capital losses after transfer to IMR and taxes........................................ $(12.2)  $(2.2) $(2.0)
                                                                                                    ======   =====  =====

4. Federal Income Taxes

Income before federal income taxes differs from the taxable income principally due to the use of net operating loss carryforwards in 2001, 2000 and 1999 of $16.3 million, $29.3 million and $12.7 million, respectively. The remaining portion of the net operating loss at December 31, 2001, of $13.7 million, will be available for use to offset taxable income in future years. The net operating loss carryforward expires in 2013.

No federal income tax payments were made in 1999. The Company received a refund of $3.2 million in 1999 as a result of the utilization of a portion of the net operating loss carryforward. The Company made federal income tax payments of $1.2 million and $0.9 million in 2001 and 2000, respectively, as a result of alternative minimum income tax liabilities. Alternative minimum tax liabilities in 2001, 2000 and 1999 of $0.4 million, $0.6 million and $0.2 million, respectively, are available for recoupment in the event of future net losses.

The components of federal income tax expense (benefit) are as follows:

                                                         2001   2000   1999
                                                         -----  -----  -----
                                                            (in millions)
                                                         -----  -----  -----
   Federal income tax expense (benefit):
     Federal income tax expense (benefit) on operations. $ 0.4  $ 0.8  $(0.4)
     Federal income tax benefit on realized losses......  (0.3)  (1.7)  (1.7)
                                                         -----  -----  -----
   Total federal income tax expense (benefit)...........   0.1   (0.9)  (2.1)
                                                         =====  =====  =====

Lincoln Life & Annuity Company of New York

The Company's federal income tax expense (benefit) differs from the amount obtained by applying the federal statutory rate of 35% to Gain from operations before federal income tax (benefit) and net realized loss on investments for the following reasons:

                                                                              2001    2000   1999
                                                                              -----  ------  -----
                                                                                  (in millions)
                                                                              -----  ------  -----
Expected federal income tax expense.......................................... $11.2  $ 17.1  $ 7.7
Benefit of net operating loss carryforward...................................  (5.7)  (10.3)  (4.5)
Policyholder reserves........................................................  (1.9)   (3.1)  (4.1)
Deferred acquisition costs...................................................  (2.3)   (1.5)  (1.7)
Alternative minimum income tax liability.....................................   0.4     0.6    0.2
Tax preferred investment income..............................................  (0.7)   (0.4)  (0.1)
Other amounts................................................................  (0.6)   (1.6)   2.1
                                                                              -----  ------  -----
Federal income tax expense (benefit) on income before realized capital losses   0.4     0.8   (0.4)
Federal income tax benefit on realized capital losses........................  (0.3)   (1.7)  (1.7)
                                                                              -----  ------  -----
Total federal income tax expense (benefit)................................... $ 0.1  $ (0.9) $(2.1)
                                                                              =====  ======  =====

5. Reserves and Reinsurance

The balance sheet caption "Other admitted assets" includes amounts recoverable from other insurers for claims paid by the Company of $0.6 million at December 31, 2001. The balance sheet caption, "Future policy benefits and claims" has been reduced for insurance ceded by $100.3 million and $87.8 million at December 31, 2001 and 2000, respectively.

The caption "Life and annuity premiums" in the Statements of Operations includes $116.5 million, $122.9 million and $137.7 million of premiums assumed and $31.4 million, $27.0 million and $44.2 million of premiums ceded in 2001, 2000 and 1999, respectively. The caption "Benefits and settlement expenses" in the Statements of Operations is net of reinsurance recoveries of $38.1 million, $16.7 million and $71.8 million for 2001, 2000 and 1999, respectively.

The Company cedes insurance to other companies, including certain affiliates. A portion of risks exceeding the Company's retention limit is reinsured with Lincoln Life. The Company limits its maximum coverage that it retains on an individual to $0.5 million. The accompanying financial statements reflect premiums, benefits and reserves for policy benefits, net of insurance ceded. The Company remains liable if its reinsurers are unable to meet their contractual obligations under the applicable reinsurance agreements.

On January 2, 1998, the Company and Lincoln Life entered into an indemnity reinsurance transaction whereby the Company and Lincoln Life reinsured 100% of a block of individual life insurance and annuity business from CIGNA Corporation ("CIGNA"). In 1999, the Company received $5.8 million from CIGNA as a result of the final settlement of the statutory-basis values of assets and liabilities for the reinsured business. The $5.8 million is included in the Statements of Operations line item "Other income."

On November 1, 1999, the Company and Lincoln Life reached an agreement to retrocede virtually 100% of the disability income business assumed from CIGNA. A gain on the transaction of $4.6 million, net of tax, was recorded directly in unassigned surplus and is being recognized in statutory earnings over the life of the business with $0.5 million and $0.6 million recognized in income in 2001 and 2000, respectively.

The regulatory required liability for unsecured reserves ceded to unauthorized reinsurers was $0.4 million and $0.5 at December 31, 2001 and 2000, respectively. Amounts payable or recoverable for reinsurance on policy and contract liabilities are not subject to periodic or maximum limits. At December 31, 2001, the Company's reinsurance recoverables are not material and no individual reinsurer owed the Company an amount that was equal to or greater than 3% of the Company's surplus.

In 2001 and 2000, the Company did not commute any ceded reinsurance. The Company did not record reinsurance credits on existing policies during 2001 as a result of new or amended reinsurance agreements.

Neither the Company nor any of its affiliates control any non-affiliated reinsurers with which they do business. No policies issued by the Company have been reinsured with a foreign company, which is controlled, either directly or indirectly, by a party not primarily engaged in the business of insurance. The Company does not have any reinsurance agreements in effect under which the reinsurer may unilaterally cancel the agreement. At December 31, 2001, there are no reinsurance agreements in effect such that the amount of losses paid or accrued exceed the total direct premium collected.

At December 31, 2001, the Company had no uncollectible reinsurance and during 2001, the Company established no provision for uncollectible reinsurance and did not write off any ceded reinsurance balances.

Lincoln Life & Annuity Company of New York

At December 31, 2001, the Company's annuity reserves and deposit fund liabilities, including separate accounts, that are subject to discretionary withdrawal with adjustment, subject to discretionary withdrawal without adjustment and not subject to discretionary withdrawal provisions are summarized as follows:

                                                      Amount  Percent
                                                     ---------------
                                                      (in millions)
                                                     ---------------
           Subject to discretionary withdrawal with
            adjustment:
             With market value adjustment...........   $237.6    20%
             At book value, less surrender charge...     59.7     5
             At market value........................    330.9    27
           Subject to discretionary withdrawal
            without adjustment at book value with
            minimal or no charge or adjustment......    549.9    45
           Not subject to discretionary withdrawal..     39.8     3
                                                     --------   ---
           Total annuity reserves and deposit fund
            liabilities, before reinsurance.........  1,217.9   100%
                                                                ===
           Less reinsurance.........................      1.8
                                                     --------
           Net annuity reserves and deposit fund
            liabilities, including separate accounts $1,216.1
                                                     ========

At December 31, 2001, the Company had $672.3 million of variable annuity policies with account values subject to guaranteed minimum death benefit ("GMDB") riders. Reserves of $0.7 million (net of $0.6 million of reinsurance reserve credits) are held for annuity policies subject to GMDB riders.

Details underlying the balance sheet caption "Future policy benefits and claims" are as follows:

                                                      December 31
                                                     2001      2000
                                                   ------------------
                                                     (in millions)
                                                   ------------------
           Aggregate reserve for life and accident
            and health............................ $1,730.5  $1,736.7
           Deposit-type contracts.................     27.7      28.1
           Policy and contract claims.............     (3.4)      0.9
           Undistributed earnings on participating
            business..............................      5.5       5.7
           Other..................................      0.1       0.1
                                                   --------  --------
                                                   $1,760.4  $1,771.5
                                                   ========  ========

6. Capital and Surplus

Life insurance companies are subject to certain Risk-Based Capital ("RBC") requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life insurance company is to be determined based on the various risk factors related to it. At December 31, 2001, the Company exceeds the RBC requirements.

The payment of shareholder dividends by the Company requires 30 day advance notice to the Department and requires that the Superintendent of the department has not disapproved the dividend within such time.

Total assets have been decreased by $2.2 million for non-admitted assets as required by statutory guidance.

7. Employee Benefit Plans

LNC maintains defined benefit pension plans for its employees (including Company employees) and a defined contribution plan for the Company's agents. LNC also maintains 401(k) plans, deferred compensation plans and postretirement medical and life insurance plans for its employees and agents (including the Company's employees and agents). The aggregate expenses and accumulated obligations for the Company's portion of these plans are not material to the Company's statutory-basis results of operations or financial position for any of the periods shown.

LNC has various incentive plans for employees, agents and directors of LNC and its subsidiaries that provide for the issuance of stock options, stock appreciation rights, restricted stock awards and stock incentive awards. These plans are comprised primarily of stock option incentive plans. Stock options awarded under the stock option incentive plans are granted with an exercise price equal to the market value of LNC stock at the date of grant and, subject to termination of employment, expire ten years from the date of grant. Such options are transferable only upon death. Options become exercisable in 25% increments over the four-year period following the option grant anniversary date. A "reload option" feature was added on May 14, 1997. In most cases, persons exercising an option after that date have been granted new options in an amount equal to the number of matured shares tendered to exercise the original option award. The reload options are granted for the remaining term of the related original option and have an exercise price equal to the market value of LNC stock at the date of the reload award. Reload options can be exercised two years after the grant date if the value of the new option has appreciated by at least 25%.

Lincoln Life & Annuity Company of New York

As of December 31, 2001, there were 44,709 shares of LNC common stock subject to options granted to Company employees under the stock option incentive plans of which 19,906 were exercisable on that date. The exercise prices of the outstanding options range from $24.72 to $50.83.
During 2001, 2000 and 1999, 21,686, 8,235 and 10,201 options became exercisable, respectively. During 2001, 14,949 options were exercised and 4,000 options were forfeited. No options were exercised or forfeited in 2000. During 1999, 2,066 options were exercised and 1,600 options were forfeited.

8. Restrictions, Commitments and Contingencies

Marketing and Compliance Matters
Regulators continue to focus on market conduct and compliance issues. Under certain circumstances, companies operating in the insurance and financial services markets have been held responsible for providing incomplete or misleading sales materials and for replacing existing policies with policies that were less advantageous to the policyholder. The Company's management continues to monitor the Company's sales materials and compliance procedures and is making an extensive effort to minimize any potential liability. Due to the uncertainty surrounding such matters, it is not possible to provide a meaningful estimate of the range of potential outcomes at this time; however, it is management's opinion that such future development will not materially affect the financial position of the Company.

Vulnerability from Concentrations
At December 31, 2001, the Company did not have a material concentration of financial instruments in a single investee or industry. The Company's investments in mortgage loans principally involve commercial real estate. At December 31, 2001, 30% of such mortgages, or $45.8 million, involved properties located in New York and California. Such investments consist of first mortgage liens on completed income-producing properties and the mortgage outstanding on any individual property does not exceed $6.7 million.

At December 31, 2001, the Company did not have a concentration of: 1) business transactions with a particular customer, lender or distributor; 2) revenues from a particular product or service; 3) sources of supply of labor or services used in the business or 4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a severe impact to the Company's financial condition.

Contingency Matters
The Company is occasionally involved in various pending or threatened legal proceedings arising from the conduct of business. Most of these proceedings are routine in the ordinary course of business. The Company maintains professional liability insurance coverage for certain claims in excess of $10 million. The degree of applicability of this coverage will depend on the specific facts of each proceeding. In some instances, these proceedings include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief. After consultation with legal counsel and a review of available facts, it is management's opinion that these proceedings ultimately will be resolved without materially affecting the financial position of the Company.

State guaranty funds assess insurance companies to cover losses to policyholders of insolvent or rehabilitated companies. Mandatory assessments may be partially recovered through a reduction in future premium taxes. The Company has accrued for expected assessments net of estimated future premium tax deductions.

9. Fair Value of Financial Instruments

The following methodologies and assumptions were used to determine the estimated fair values of the Company's financial instruments. Considerable judgment is required to develop these fair values. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of the Company's financial instruments.

Bonds
Fair values of bonds are based on quoted market prices, where available. For bonds not actively traded, fair values are estimated using values obtained from independent pricing services. In the case of private placements, fair values are estimated by discounting expected future cash flows using a current market rate applicable to the coupon rate, credit quality and maturity of the investments.

Mortgage Loans on Real Estate
The estimated fair values of mortgage loans on real estate are established using a discounted cash flow method based on credit rating, maturity and future income. The rating for mortgages in good standing are based on property type, location, market conditions, occupancy, debt service coverage, loan to value, caliber of tenancy, borrower and payment record. Fair values for impaired mortgage loans are based on: 1) the present value of expected future cash flows discounted at the loan's effective interest rate; 2) the loan's market prices or 3) the fair value of the collateral if the loan is collateral dependent.

Lincoln Life & Annuity Company of New York

Policy Loans
The estimated fair value of investments in policy loans was calculated on a composite discounted cash flow basis using Treasury interest rates consistent with the maturity durations assumed. These durations were based on historical experience.

Other Investments and Cash and Short-Term Investments
The carrying value for assets classified as other investments, cash and cash equivalents and short-term investments in the accompanying statutory-basis balance sheets approximate their fair value.

Investment-type Insurance Contracts
The balance sheet caption, "Future policy benefits and claims" includes contracts that are considered to be investment-type contracts for GAAP purposes (i.e., certain annuity contracts). The fair values for the majority of these contracts are based on their approximate surrender values.

The remainder of the balance sheet caption "Future policy benefits and claims" that do not fit the definition of "investment-type insurance contracts" for GAAP are considered insurance contracts. Fair value disclosures are not required for these insurance contracts and fair values have not been determined by the Company. It is the Company's position that the disclosure of the fair value of these insurance contracts is important because readers of these financial statements could draw inappropriate conclusions about the Company's capital and surplus determined on a fair value basis. It could be misleading if only the fair value of assets and liabilities defined as financial instruments are disclosed. The Company and other companies in the insurance industry are monitoring the related actions of the various rule-making bodies and attempting to determine an appropriate methodology for estimating and disclosing the "fair value" of their insurance contract liabilities.

Separate Accounts
Assets held in separate accounts are reported in the accompanying statutory-basis balance sheets at fair value. The related liabilities are also reported at fair value in amounts equal to the separate account assets. Seed money deposited into the separate accounts by the Company is included as a separate account asset, but not as a separate account liability.

The carrying values and estimated fair values of the Company's financial instruments are as follows:

                                                                   December 31
                                                            2001                2000
                                                     --------------------------------------
                                                     Carrying   Fair     Carrying   Fair
Assets (Liabilities)                                  Value     Value     Value     Value
---------------------------------------------------- ---------------------------------------
                                                                  (in millions)
                                                     --------------------------------------
Bonds............................................... $1,600.9  $1,617.8  $1,535.9  $1,511.7
Mortgage loans on real estate.......................    153.9     157.0     185.1     183.4
Policy loans........................................    175.0     188.1     179.0     190.6
Cash and cash equivalents and short-term investments     15.6      15.6      46.7      46.7
Other invested assets...............................      0.3       0.3       0.3       0.3
Investment-type insurance contracts.................   (857.8)   (847.8)   (876.4)   (825.0)
Separate account assets.............................    357.2     357.2     329.8     329.8
Separate account liabilities........................   (356.4)   (356.4)   (329.8)   (329.8)

10. Transactions with Affiliates
The Company has entered into agreements with Lincoln Life to receive processing and other corporate services. Fees paid to Lincoln Life for such services were $13.0 million, $23.0 million and $22.7 million in 2001, 2000 and 1999, respectively. The Company has also entered into an agreement with Lincoln Life to provide certain processing services. Fees received from Lincoln Life for such services were $1.8 million, $2.4 million and $1.4 million in 2001, 2000 and 1999, respectively. At December 31, 2001, the Company owed Lincoln Life $5.7 million related to these services. At December 31, 2000, Lincoln Life owed the Company $2.4 million related to these services.

The Company has an investment management agreement with an affiliate, Lincoln National Investments, Inc. as of
December 31, 2001 and Lincoln Investment Management, Inc. as of December 31, 2000 and 1999, for investment advisory and asset management services. Fees paid for such investment services were $2.1 million, $1.4 million and $1.3 million in 2001, 2000 and 1999, respectively.

The Company cedes business to one affiliated company, Lincoln Life. The caption "Life and annuity premiums" in the accompanying Statements of Operations has been reduced by $5.7 million, $4.8 million and $6.3 million for premiums paid on these contracts in 2001, 2000 and 1999, respectively. The caption "Future policy benefits and claims" has been reduced by $4.4 million and $2.5 million related to reserve credits taken on these contracts as of December 31, 2001 and 2000, respectively.

Lincoln Life & Annuity Company of New York

11. Separate Accounts

Separate account assets held by the Company consist primarily of mutual funds, long-term bonds, common stocks and short-term investments and are carried at fair value. None of the separate accounts have any minimum income guarantees and the investment risks associated with market value changes are borne entirely by the policyholder.


Separate account premiums, deposits and other considerations amounted to $114.2 million, $61.6 million and $109.6 million in 2001, 2000 and 1999, respectively. Reserves for separate accounts with assets at fair value were $341.2 million and $317.5 million at December 31, 2001 and 2000, respectively. All reserves are subject to discretionary withdrawal at market value.
A reconciliation of transfers to the Company from the separate accounts is as follows:

                                                                                 Year ended December 31
                                                                                  2001    2000    1999
                                                                                 ----------------------
                                                                                      (in millions)
                                                                                 ----------------------
Transfers as reported in the Summary of Operations of various separate accounts:
  Transfers to separate accounts................................................ $114.2  $ 61.6  $109.6
  Transfers from separate accounts..............................................  (40.1)  (36.5)  (81.4)
                                                                                 ------  ------  ------
Net transfers to separate accounts as reported in the Statements of Operations.. $ 74.1  $ 25.1  $ 28.2
                                                                                 ======  ======  ======

Report of Independent Auditors

Board of Directors
Lincoln Life & Annuity Company of New York

We have audited the accompanying statutory-basis balance sheets of Lincoln Life & Annuity Company of New York (a wholly-owned, indirect subsidiary of Lincoln National Corporation) as of December 31, 2001 and 2000, and the related statutory-basis statements of operations, changes in capital and surplus and cash flow for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by the New York Insurance Department, which practices differ from accounting principles generally accepted in the United States. The variances between such practices and accounting principles generally accepted in the United States and the effects on the accompanying financial statements are also described in Note 1.

In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States, the financial position of Lincoln Life & Annuity Company of New York at December 31, 2001 and 2000, or the results of its operations or its cash flow for each of the three years in the period ended December 31, 2001.

However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Life & Annuity Company of New York at December 31, 2001 and 2000, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 2001, in conformity with accounting practices prescribed or permitted by the New York Insurance Department.

As discussed in Note 2 to the financial statements, in 2001 the Company changed various accounting policies to be in accordance with the revised NAIC Accounting Practices and Procedures Manual, as adopted by the New York Insurance Department.

/s/ Ernst & Young LLP

March 15, 2002

                                    PART II

                        FEES AND CHARGES REPRESENTATION
    Lincoln Life & Annuity Company of New York represents that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Lincoln Life & Annuity Company of New York.

                                  UNDERTAKING
    Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                INDEMNIFICATION

       (a) Brief description of indemnification provisions.

           In general, Article VII of the By-Laws of Lincoln Life & Annuity Company of New York (LLANY) provides that LLANY will indemnify certain persons against expenses, judgments and certain other specified costs incurred by any such person if he/she is made a party or is threatened to be made a party to a suit or proceeding because he/she was a director, officer, or employee of LLANY, as long as he/she acted in good faith and in a manner he/she reasonably believed to be in the best interests of, or not opposed to the best interests of, LLANY. Certain additional conditions apply to indemnification in criminal proceedings.

           In particular, separate conditions govern indemnification of directors, officers, and employees of LLANY in connection with suits by, or in the right of, LLANY.

           Please refer to Article VII Section 2 of the By-Laws of LLANY (Exhibit No. 6(b) hereto) for the full text of the indemnification provisions. Indemnification is permitted by, and is subject to the requirements of, New York law.

       (b) Undertaking pursuant to Rule 484 of Regulation C under the Securities Act of 1933.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 28(a) above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       CONTENTS OF REGISTRATION STATEMENT

    This Initial Registration Statement comprises the following papers and documents:

       The facing sheet;
       A cross-reference sheet (reconciliation and tie);
       The prospectus consisting of 97 pages;
       The fees and charges representation;
       The undertaking to file reports;
       Statements regarding indemnification;
       Contents of Registration Statement;
       Exhibit List;
       The signatures.
       Power of Attorney.
       Consents: (to be filed by Amendment)
           Robert O. Sheppard, Esquire
           Vaughn W. Robbins, FSA
           Ernst & Young LLP, Independent Auditors

    1. The following exhibits correspond to those required by paragraph A of the instructions as to exhibits in Form N-8B-2:
       (1) Resolution of the Board of Directors of Lincoln Life & Annuity Company of New York and related documents authorizing establishment of the Account.(2)
       (2) Not applicable.
       (3) (a) Principal Underwriting Agreement between Lincoln Financial Advisors Corporation and Lincoln Life & Annuity Company of New York.(3)
           (b) Form of Selling Group Agreement.(4)
           (c) Commission Schedule for Variable Life Policies.(7)
       (4) Not applicable.
       (5) (a)  Form of Contract LN656, including Optional Methods of Settlement
           (b) Application - B11 NY/B17 NY
           (c) Addenum to Application B15 NY(5)
           (d) Estate Tax Repeal Rider - Policy Form LR511 NY(6)
           (e) Accounting Value Rider - LR519
       (6) (a) Articles of Incorporation of Lincoln Life & Annuity Company of New York.(1)
           (b) Bylaws of Lincoln Life & Annuity Company of New York.(1)
       (7) Not applicable.
       (8) Fund Participation Agreements and Amendments thereto:
           Agreements between Lincoln Life & Annuity Company of New York and:

           (a) AIM Variable Insurance Funds.(7)
           (b) Alliance Variable Products Series Fund, Inc.(7)
           (c) American Funds Insurance Series.(7)
           (d) BT Insurance Funds Trust.(7)
           (e) Delaware Group Premium Fund.(7)
           (f)  Fidelity Variable Insurance Products Fund.(7)
           (g) Franklin Templeton Variable Products Series Fund.(7)
           (h) Janus Aspen Series.(7)
           (i)  Lincoln National.(7)
           (j)  MFS-Registered Trademark- Variable Insurance Trust.(7)
           (k) Neuberger Berman Advisers Management Trust.(7)
           (l)  Putnam Variable Trust.(7)
       (9) (a) Amendment to Service Agreement between LLANY and Delaware Service Co., Inc.(8)
           (b) *
       (10) See Exhibit 1(5).
    2.  See Exhibit 1(5).
    3.  Opinion and Consent of Counsel (to be filed by Amendment)
    4.  Not applicable.
    5.  Not applicable.
    6.  Opinion and Consent of Actuary (to be filed by Amendment)
    7. Consent of Ernst & Young LLP, Independent Auditors. (to be filed by Amendment)
    8.  Not applicable.

(1) Incorporated by reference to Registration Statement on Form N-4 (File No. 333-38007 filed on October 16, 1997.

(2) Incorporated by reference to Registration Statement on Form N-8B-2 (File No. 811-08651) filed on February 11, 1998.

(3) Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement on Form S-6
   (File No. 333-42507) filed on February 26, 1999.

(4) Incorporated by reference to Pre-Effective Amendment No. 1 on Form N-4 (File 333-93875) filed on April 27, 2000.

(5) Incorporated by reference to Registration Statement on Form S-6 (File No. 333-84684) filed on March 21, 2002.

(6) Incorporated by reference to Post-Effective Amendment No. 8 on Form S-6 (File No. 333-46113) filed on November 13, 2001.

(7) Incorporated by reference to Post-Effective Amendment No. 2 on Form S-6 (File No. 333-33778)(811-08651) filed on April 26, 2002.

(8) Incorporated by reference to Registration Statement on Form N-4 (File No. 333-43373) filed on April 4, 2002.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, LLANY Separate Account R for Flexible Premium Variable Life Insurance, has duly caused this Initial Registration Statement on Form S-6 to be signed on its behalf by the undersigned duly authorized, in the City of Hartford and State of Connecticut, on the 14th day of June, 2002

                                LLANY SEPARATE ACCOUNT R FOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
                                (Registrant)

                                By:              /s/ GARY W. PARKER
                                     ------------------------------------------
                                                   Gary W. Parker
                                       SECOND VICE PRESIDENT AND DIRECTOR OF
                                     LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

                                LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                                (Depositor)

                                By:              /s/ GARY W. PARKER
                                     ------------------------------------------
                                                   Gary W. Parker
                                         SECOND VICE PRESIDENT AND DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Initial Registration Statement has been signed below on June 14, 2002, by the following persons, as officers and directors of the Depositor, in the capacities indicated:

                    SIGNATURE                                 TITLE
                    ---------                                 -----
              /s/ LORRY J. STENSRUD*                President and Director
         --------------------------------            (Principal Executive
                Lorry J. Stensrud                    Officer)

                                                    Second Vice President and
                                                     Chief
                /s/ JANET CHRZAN*                    Financial Officer
         --------------------------------            (Principal Financial
                   Janet Chrzan                      Officer and Principal
                                                     Accounting Officer)

                /s/ JOHN H. GOTTA*                  Second Vice President,
         --------------------------------            Assistant Secretary, and
                  John H. Gotta                      Director

               /s/ GARY W. PARKER*
         --------------------------------           Second Vice President and
                  Gary W. Parker                     Director

             /s/ J. PATRICK BARRETT*
         --------------------------------           Director
                J. Patrick Barrett

               /s/ ROBERT D. BOND*
         --------------------------------           Director
                  Robert D. Bond

                /s/ JON A. BOSCIA*
         --------------------------------           Director
                  Jon A. Boscia

          /s/ BARBARA STEURY KOWALCZYK*
         --------------------------------           Director
             Barbara Steury Kowalczyk

          /s/ MARGUERITE LEANNE LACHMAN*
         --------------------------------           Director
            Marguerite Leanne Lachman

             /s/ LOUIS G. MARCOCCIA*
         --------------------------------           Director
                Louis G. Marcoccia

                    SIGNATURE                                 TITLE
                    ---------                                 -----
              /s/ JOHN M. PIETRUSKI*
         --------------------------------           Director
                John M. Pietruski

                /s/ RON J. PONDER*
         --------------------------------           Director
                  Ron J. Ponder

             /s/ RICHARD C. VAUGHAN*
         --------------------------------           Director
                Richard C. Vaughan

              /s/ MARK E. REYNOLDS*
         --------------------------------           Director
                 Mark E. Reynolds

                                          * By: /s/ Gary W. Parker
                                          --------------------------------------
                                          Gary W. Parker,
                                          pursuant to a Power of
                                          Attorney filed with this Initial
                                          Registration Statement.

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of Lincoln Life & Annuity Company of New York, hereby severally constitute and appoint Gary W. Parker, Robert O. Sheppard, and Christine S. Frederick individually, our true and lawful attorneys-in-fact, with full power to each of them to sign for us, in our names and in the capacities indicated below, any and all Registration Statements on Form S-6 or Form N-6, and amendments thereto, filed with the Securities and Exchange Commission under the Securities Act of 1933, on behalf of the Company in its own name or in the name of one of its Separate Accounts, hereby ratifying and confirming our signatures as they may be signed by our attorneys-in-fact to any such amendment to said Registration Statement. The execution of this document by each of the undersigned hereby revokes any and all Powers of Attorney previously executed by said individuals for this specific purpose.

    WITNESS our hands and common seal on this 9th day of August, 2001.

                    SIGNATURE                                 TITLE
                    ---------                                 -----
              /s/ Lorry J. Stensrud*                President and Director
         --------------------------------           (Principal Executive
                Lorry J. Stensrud                   Officer)

                                                    Second Vice President and
                /s/ Janet Chrzan*                   Chief Financial Officer
         --------------------------------           (Principal Financial
                   Janet Chrzan                     Officer and Principal
                                                    Accounting Officer)

               /s/ Gary W. Parker*
         --------------------------------           Second Vice President and
                  Gary W. Parker                    Director

             /s/ J. Patrick Barrett*
         --------------------------------           Director
                J. Patrick Barrett

               /s/ Robert D. Bond*
         --------------------------------           Director
                  Robert D. Bond

                /s/ Jon A. Boscia*
         --------------------------------           Director
                  Jon A. Boscia

          /s/ Barbara Steury Kowalczyk*
         --------------------------------           Director
             Barbara Steury Kowalczyk

          /s/ Marguerite Leanne Lachman*
         --------------------------------           Director
            Marguerite Leanne Lachman

             /s/ Louis G. Marcoccia*
         --------------------------------           Director
                Louis G. Marcoccia

              /s/ John M. Pietruski*
         --------------------------------           Director
                John M. Pietruski

                /s/ Ron J. Ponder*
         --------------------------------           Director
                  Ron J. Ponder

             /s/ Richard C. Vaughan*
         --------------------------------           Director
                Richard C. Vaughan

FOR JANET CHRZAN

STATE OF INDIANA                )    Subscribed and sworn to before
                                     me this
                                     9th day of August, 2001
COUNTY OF ALLEN                 )

    /s/ Tina M. Drzewiecki
 ----------------------------
        Notary Public
 Commission Expires 12/20/08

FOR ROBERT D. BOND

STATE OF INDIANA                )    Subscribed and sworn to before
                                     me this
                                     9th day of August, 2001
COUNTY OF ALLEN                 )

    /s/ Brenda S. Henline
 ----------------------------
        Notary Public
  Commission Expires 2/16/07

FOR RON J. PONDER

STATE OF NEW JERSEY             )    Subscribed and sworn to before
                                     me this
                                     9th day of August, 2001
COUNTY OF MORRIS                )

      /s/ Barbara Welsh
 ----------------------------
        Notary Public
  Commission Expires 3/5/02

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of Lincoln Life & Annuity Company of New York, hereby severally constitute and appoint Gary W. Parker, Robert O. Sheppard, and Christine S. Frederick individually, our true and lawful attorneys-in-fact, with full power to each of them to sign for us, in our names and in the capacities indicated below, any and all Registration Statements on Form S-6 or Form N-6, and amendments thereto, filed with the Securities and Exchange Commission under the Securities Act of 1933, on behalf of the Company in its own name or in the name of one of its Separate Accounts, hereby ratifying and confirming our signatures as they may be signed by our attorneys-in-fact to any such amendment to said Registration Statement. The execution of this document by each of the undersigned hereby revokes any and all Powers of Attorney previously executed by said individuals for this specific purpose.

    WITNESS our hands and common seal on this 3rd day of August, 2001.

                    SIGNATURE                                 TITLE
                    ---------                                 -----
                /s/ John H. Gotta*                  Second Vice President,
         --------------------------------           Assistant Secretary, and
                  John H. Gotta                     Director

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of Lincoln Life & Annuity Company of New York, hereby severally constitute and appoint Gary W. Parker, Robert O. Sheppard, and Christine S. Frederick individually, our true and lawful attorneys-in-fact, with full power to each of them to sign for us, in our names and in the capacities indicated below, any and all Registration Statements on Form S-6 or Form N-6, and amendments thereto, filed with the Securities and Exchange Commission under the Securities Act of 1933, on behalf of the Company in its own name or in the name of one of its Separate Accounts, hereby ratifying and confirming our signatures as they may be signed by our attorneys-in-fact to any such amendment to said Registration Statement. The execution of this document by each of the undersigned hereby revokes any and all Powers of Attorney previously executed by said individuals for this specific purpose.

    WITNESS our hands and common seal on this 22nd day of January, 2002.

                    SIGNATURE                                 TITLE
                    ---------                                 -----
              /s/ Mark E. Reynolds*
         --------------------------------           Director
                 Mark E. Reynolds

       STATE OF INDIANA              )    Subscribed and sworn to before
                                     SS:  me this 22nd day of January,
                                          2002
       COUNTY OF ALLEN               )

     /s/ Sharlene K. Geer
 ----------------------------
        Notary Public
  Commission Expires 2/29/08